Exhibit 2.5
Purchase and Sale Agreement
Dated October 8, 2026,
By and Among
Devon Energy Production Company, L.P.,
as Seller,
Crescent (Eagle Ford) LLC,
as Buyer,
And
Crescent Energy Finance LLC,
as Parent

i

APPENDIX I    DEFINITIONS    I-1

APPENDICES, EXHIBITS AND SCHEDULES

Appendix I    Definitions
Exhibit A-1    Leases; Conveyed Non-Cost Bearing Interests
Exhibit A-2    Easements and Surface Interests
Exhibit A-3    Surface Fee Properties
Exhibit A-4    Development Units
Exhibit A-5    Equipment Inventory
Exhibit B    Wells
Exhibit C    Vehicles
Exhibit D    Assigned FCC Licenses
Exhibit E-1    Form of Assignment and Bill of Sale
Exhibit E-2    Form of Deed
Exhibit E-3    Form of DGS Assignment Agreement
Exhibit F    Excluded Assets
Exhibit G-1    Form of Closing Certificate (Seller)
Exhibit G-2    Form of Closing Certificate (Buyer)
Exhibit H    DGS Applicable Contracts
Exhibit I    Transferred Cores
Exhibit J     Transition Services Matters

Schedule 1.5(c)(i)(C)        Certain Prepaid Property Costs
Schedule 1.5(c)(i)(D)        Certain Specified Receivables
Schedule 1.5(c)(i)(I)        Buyer Benefit Operations
Schedule 1.7        Allocation of Purchase Price
Schedule 2.2(b)        No Conflict
Schedule 2.4        Taxes
Schedule 2.5        Assumed Litigation; Retained Litigation
Schedule 2.7(a)        Compliance with Legal Requirements
Schedule 2.8        Imbalances
Schedule 2.9(a)        Material Contracts
Schedule 2.9(b)        Material Contract Defaults
Schedule 2.10        Consents and Preferential Purchase Rights
Schedule 2.11        Permits
Schedule 2.12        Current Commitments
Schedule 2.13        Environmental Laws
Schedule 2.14        Wells
Schedule 2.15(a)        Suspense Funds (Seller)
Schedule 2.15(b)        Suspense Funds (Third Party)
Schedule 2.17        Certain Credit Support
Schedule 2.18        Payout Balances
Schedule 2.19        Royalties
Schedule 2.21        Non-Consent Operations
Schedule 2.23        Lease Status
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Schedule 2.25        Casualty Loss; Condemnation
Schedule 2.26        No Transfer
Schedule 4.2        Ordinary Course Development Plan
Schedule 5.2(b)        Replacement Bonds, Letters of Credit and Guaranties
Schedule 5.2(c)        Specified Contracts
Schedule 5.6        Certain Master Agreements
Schedule 9.7(c)        Certain Indemnification Procedures
Schedule 11.1        Employee Benefits
Schedule PE        Permitted Encumbrances
Schedule TF        Target Formations; Reference Logs

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of October 8, 2026 (the “Execution Date”), by and among Devon Energy Production Company, L.P., an Oklahoma limited partnership (“Seller”), Crescent (Eagle Ford) LLC, a Delaware limited liability company (“Buyer”), and solely for purposes of Section 12.17, Crescent Energy Finance LLC, a Delaware limited liability company (in its capacity as parent, “Parent”). Seller, on the one hand, and Buyer, on the other hand, are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.
RECITAL
Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts more particularly defined and described herein as the Subject Assets, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.
AGREEMENT
For and in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
Article 1SALE AND TRANSFER OF ASSETS; CLOSING
Section 1.1Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Assets, effective as of the Effective Time, to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.
Section 1.2Purchase Price; Deposit. Subject to any adjustments that may be made under Section 1.5, the purchase price for the Assets will be Four Billion Two Hundred Twenty Million Dollars ($4,220,000,000) (the “Purchase Price”). Within one Business Day after the Execution Date, Buyer shall deposit with the Escrow Agent, by wire transfer in same day funds into an account designated under the Escrow Agreement, an amount equal to the Deposit Amount, to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. If the Closing occurs, then on the Closing Date, the Deposit Amount shall be applied as a credit toward the Closing Cash Payment as provided in Section 1.4(b)(i). If this Agreement is terminated prior to the Closing in accordance with Section 8.1, then the provisions of Section 8.2 shall apply to the Deposit Amount.
Section 1.3Closing; Preliminary Settlement Statement. Subject to Section 8.1, the Closing shall take place remotely and electronically on: (x) November 19, 2026 (the “Initial Scheduled Closing Date”); (y) if all conditions to Closing under Article 6 and Article 7 have not yet been satisfied or waived as of the Scheduled Closing Date, within five Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 8; or (z) such other date as may be agreed in writing by Seller and Buyer. Notwithstanding the foregoing, Buyer may elect to extend the Scheduled Closing Date to January 1, 2027, by (a) delivering a written notice electing to extend to Seller on or before 12:00 p.m. Central Time on November 10, 2026 and (b) delivering an additional deposit amount equal to 5% of the unadjusted Purchase Price (the “Additional Deposit Amount”) into the Escrow Account no later than 5:00 p.m. Central Time on November 11, 2026, and, upon satisfaction of the requirements of both (a) and (b), the “Scheduled Closing Date” shall thereafter be deemed to be January 1, 2027. For avoidance of doubt, absent an express written waiver from Seller, any such election to extend the Scheduled Closing Date will be deemed to be waived, withdrawn and void ab initio if the Additional Deposit Amount is not timely funded into the Escrow Account as required pursuant to this Section 1.3. The date (if any) on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Subject to the provisions of Article 6 and Article 7, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 shall not result in the termination of this Agreement, and shall not relieve any Party of any obligation under this Agreement, unless and then only to the extent that this Agreement is validly terminated pursuant to Article 8. Not later than five Business Days prior to the Scheduled Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable, good faith determination of the Preliminary Amount (other than the Suspense Funds adjustment contemplated by Section 1.5(c)(ii)(E), which will be fully and finally settled in the Final Settlement Statement) and calculation of the Closing Cash Payment, based upon the best information available at that time (the “Preliminary Settlement Statement”). The Preliminary Settlement Statement shall use actual amounts where available and shall include Seller’s reasonable, good faith estimates where actual amounts are not known at the time of Seller’s delivery thereof, on an accrual basis as of the Scheduled Closing Date and giving effect to all adjustments attributable to periods through and including the Scheduled Closing Date (other than the Suspense Funds adjustment contemplated by Section 1.5(c)(ii)(E)). When Seller delivers the Preliminary Settlement Statement to Buyer, it shall also deliver to Buyer reasonable documentation in Seller’s and its Affiliates’ possession to support the items for which adjustments are proposed, together with the computation thereof. Within three Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto, and Seller shall consider such objections and proposed changes in good faith. The estimate of the Preliminary Amount agreed to by Seller and Buyer, or, absent such agreement, as set forth in the Preliminary Settlement Statement delivered by Seller (with any modifications or proposed changes that Seller agrees to incorporate in its sole discretion), will be the Preliminary Amount for purposes of Closing and determining the Closing Cash Payment. Buyer’s acceptance of the Preliminary Settlement Statement shall not be deemed to constitute its agreement to the adjustments set forth in the Preliminary Settlement Statement or prejudice any of its rights under Section 1.5(d).
Section 1.4Closing Obligations. At the Closing:
(a)Seller shall deliver, execute or acknowledge (or cause the appropriate Persons to deliver, execute or acknowledge) to Buyer (or the other appropriate Persons):
(i)an executed counterpart of the Closing Date Joint Written Instruction;
(ii)(A) the Instruments of Conveyance in the appropriate number for recording in the real property records where the Properties are located, together with (B) any assignments (on the appropriate forms promulgated by the applicable Governmental Body) of any Leases or Easements and Surface Interests issued by a Governmental Body comprising a portion of the Assets, if applicable, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;
(iii)possession of the Assets (except (A) the Suspense Funds and certain Specified Receivables, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 1.5(c)(i)(D) or Section 1.5(c)(ii)(E) and (B) the Assigned FCC Licenses, which shall be transferred to Buyer in accordance with the procedures described in Section 5.7);
(iv)a certificate, in substantially the form set forth in Exhibit G-1, executed by an officer of Seller and certifying on behalf of Seller that its conditions to Closing set forth in Section 6.1 and Section 6.2 have been fulfilled;
(v)a duly executed and completed Internal Revenue Service Form W-9 of Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner);
(vi)an executed counterpart of the Preliminary Settlement Statement;
(vii)for each Well operated by Seller or its applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer (with reasonable cooperation from Seller) as are required by the TX RRC (or other Governmental Body with jurisdiction over any such operated Wells) to designate Buyer as operator of such Wells;
(viii)a recordable release of any deeds of trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its Affiliates encumbering the Assets;
(ix)subject to Section 4.6, an executed counterpart of the Transition Services Agreement; and
(x)(A) such other documents required to be delivered at or prior to Closing pursuant to the express terms of this Agreement, or as Buyer or counsel for Buyer may reasonably request, to the extent necessary to effect the consummation of the Contemplated Transactions (as determined by Buyer in its reasonable discretion), which may include letters-in-lieu of transfer order to purchasers of production from, or Third Party operators of, the Wells (which shall be on forms prepared and provided by Buyer and reasonably satisfactory to Seller), and (B) if applicable, such documentation as may be required pursuant to Section 1.4(b)(x); and
(b)Buyer shall deliver, execute or acknowledge (or cause the appropriate Persons to deliver, execute or acknowledge) to Seller (or the other appropriate Persons):
(i)an amount equal to: (x) the Preliminary Amount; minus (y) the Deposit Amount; minus (z) if applicable, the Defect Escrow Deposit (the “Closing

Cash Payment”), by wire transfer to the account specified in a written notice given by Seller to Buyer at least two Business Days prior to the Closing Date;
(ii)only if the Defect Escrow Amount exceeds the Deposit Amount, a portion of the Preliminary Amount equal to (x) the Defect Escrow Amount, minus (y) the Deposit Amount (such amount, the “Defect Escrow Deposit”) to the Escrow Agent, by wire transfer to the Defect Escrow Account;
(iii)an executed counterpart of the Closing Date Joint Written Instruction;
(iv)(A) the Instruments of Conveyance in the appropriate number for recording in the real property records where the Properties are located, together with (B) any assignments (on the appropriate forms promulgated by the applicable Governmental Body) of any Leases or Easements and Surface Interests issued by a Governmental Body comprising a portion of the Assets, if applicable, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;
(v)a certificate, in substantially the form set forth in Exhibit G-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 7.1 and Section 7.2 have been fulfilled;
(vi)an executed counterpart of the Preliminary Settlement Statement;
(vii)for each Well operated by Seller or its applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer (with reasonable cooperation from Seller) as are required by the TX RRC (or other Governmental Body with jurisdiction over any such operated Wells) to designate Buyer as operator of such Wells;
(viii)evidence of (A) all replacement bonds, guarantees, sureties, letters of credit or other Credit Support, in each case, required to be obtained by Buyer at or prior to Closing pursuant to Section 5.2, as applicable, and (B) such other authorizations and qualifications as are necessary for Buyer to own and (with respect to any Seller-Operated Assets) operate the Assets, in each case described on Schedule 2.17 or that is a customary operator bond or similar commitment required by the TX RRC (or other Governmental Body with jurisdiction over any such operated Assets), whether or not described on Schedule 2.17;
(ix)subject to Section 4.6, an executed counterpart of the Transition Services Agreement; and
(x)(A) such other documents required to be delivered at or prior to Closing pursuant to the express terms of this Agreement, or as Seller or counsel for Seller may reasonably request, to the extent necessary to effect the consummation of the Contemplated Transactions (as determined by Seller in its reasonable discretion) and (B) if applicable, such documentation as may be required pursuant to Section 1.4(a)(x).

Section 1.5Allocations and Adjustments. If the Closing occurs:
(a)Without limitation of Section 1.5(c) or Section 1.6; (i) Buyer shall be: (A) entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time; and (B) responsible for (and entitled to any refunds with respect to) all Property Costs (x) attributable to the Assets that are incurred from and after the Effective Time and (y) attributable to the Buyer Benefit Operations, whether incurred prior to, on or after the Effective Time; and (ii) Seller shall be: (A) entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time; and (B) responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets incurred prior to the Effective Time (other than any Property Costs attributable to the Buyer Benefit Operations) as well as all costs and expenses attributable to the period on and after the Effective Time through the Closing which are described in clauses (d), (f) and (h) of the definition of Property Costs. “Earned” and “incurred,” as used in this Agreement, shall be interpreted, and the calculation of the adjustments in the Preliminary Settlement Statement and in the Final Settlement Statement shall be made, in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, each as consistently applied by Seller prior to Closing.
(b)For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 1.5: (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field; and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall: (x) rely upon the gauging, metering and strapping procedures which were conducted by Seller on or about the Effective Time; and (y) utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time, unless such procedures are demonstrated to be inaccurate. Asset Taxes shall be prorated in accordance with Section 12.2(c). If Buyer requests, Seller shall provide to Buyer reasonable evidence of meter readings and gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data reasonably necessary to support any estimated allocation. Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time (and the date that such Property Costs are deemed to have been “incurred” and the period(s) they are “attributable to” will be interpreted accordingly).

(c)The Purchase Price shall be, without duplication,
(i)increased by the following amounts:
(A)the aggregate amount of: (1) proceeds actually received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 1.5(a) (net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Buyer); and (2) any other proceeds received by Buyer with respect to the Assets to which Seller would otherwise be entitled under Section 1.5(a) or Section 1.5(b);
(B)the amount of all Asset Taxes allocable to Buyer pursuant to Section 12.2(c) but paid or economically borne by Seller;
(C)the aggregate amount of all non-reimbursed Property Costs that have been paid by Seller or any of its Affiliates that are attributable to the Assets and incurred from and after the Effective Time, including, with respect to Property Costs that are paid periodically, such amounts (or the portion thereof) described on Schedule 1.5(c)(i)(C) that have been paid by Seller or any of its Affiliates prior to the Effective Time but that, in accordance with Section 1.5(a) or Section 1.5(b), are deemed to have been incurred or attributable to periods from and after the Effective Time;
(D)with respect to any Seller-Operated Assets, the aggregate amount of all unpaid accounts receivable in respect of (1) non-reimbursed Property Costs and other costs and expenses (other than Taxes) advanced by Seller or any of its Affiliates in respect of Third Party working interest owners of such Seller-Operated Assets and (2) amounts owed to Seller or its Affiliate as “operator” of any Wells to satisfy previous overpayments by Seller or its Affiliates to any Third Party working interest owners in the Subject Assets, in each case, for periods through and until the Closing Date (collectively, the “Specified Receivables”) Seller’s good faith estimates of which amounts as of the Execution Date are described on Schedule 1.5(c)(i)(D); provided that, if any such Specified Receivables were paid or advanced by Seller or its Affiliates prior to the Effective Time, only such pre-Effective Time Specified Receivables (or the portion thereof) as are reasonably expected to be received within 120 days following the Closing;
(E)a fixed overhead charge equal to $3,000,000 per month from the Effective Time through the Closing Date (prorated for any partial month);
(F)an amount equal to the value of all merchantable Hydrocarbons attributable to the Assets that, as of the Effective Time, are in storage or in stock tanks, pipelines, loading terminals or plants

(including inventory, line fill and tank fill, but excluding tank bottoms contained in the bottom 12 inches of the applicable storage tanks (which, for purposes of this adjustment, will be deemed to be below the load line)), calculated based on the applicable Settlement Price (net of any Specified Hydrocarbon Deductions attributable thereto that would be paid, payable or otherwise economically borne by Buyer);
(G)if applicable, the amount of any Imbalances in favor of Seller as of the Effective Time, multiplied by the applicable Settlement Price, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time (in each case, net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Buyer);
(H)the amount set forth on Exhibit A-5 for the owned tubing, casing, inventory, equipment and materials listed thereon (excluding any of the foregoing to the extent rented from a Third Party, if any), except to the extent such tubing, casing, inventory, equipment and materials are utilized in-line with the operation of the Subject Assets between the Effective Time and Closing and constitute a Property Cost for which the Purchase Price is adjusted pursuant to Section 1.5(c)(i)(C);
(I)the amount of all Property Costs and other costs and expenses (other than Taxes) paid or economically borne by Seller that are incurred prior to the Effective Time in connection with operations described on Schedule 1.5(c)(i)(I) and in the amounts set forth on Schedule 1.5(c)(i)(I) (“Buyer Benefit Operations”);
(J)the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and
(ii)decreased by the following amounts:
(A)the aggregate amount of: (i) proceeds actually received by Seller from the sale of Hydrocarbons (1) produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 1.5(a) (net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Seller) or (2) in storage or in stock tanks, pipelines, loading terminals or plants (including inventory, line fill and tank fill, but excluding tank bottoms contained in the bottom 12 inches of the applicable storage tanks (which, for purposes of this adjustment, will be deemed to be below the load line)) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 1.5(c)(i)(F) (net of any Specified Hydrocarbon Deductions attributable thereto that would be paid, payable or otherwise economically borne by Buyer); and (ii) other proceeds received by Seller with respect to the Assets (without duplication) to which Buyer would otherwise be entitled under Section 1.5(a) or Section 1.5(b);
(B)the amount of all Asset Taxes allocable to Seller pursuant to Section 12.2(c) but paid or economically borne by Buyer;
(C)the aggregate amount of all finally agreed adjustments to the Purchase Price pursuant to Article 10;
(D)other than any amounts attributable to Buyer Benefit Operations, the aggregate amount of all non-reimbursed Property Costs that are attributable to the Assets and incurred prior to the Effective Time or which constitute other costs and expenses (other than Taxes) that are expressly allocated as Seller’s responsibility pursuant to Section 1.5(a), in each case, that are actually paid by Buyer, but excluding, for the avoidance of doubt, prepayments or advances of Property Costs (or portions thereof) that, in accordance with Section 1.5(a) or Section 1.5(b), are deemed to have been incurred or attributable to periods from and after the Effective Time;
(E)the amount of the Suspense Fund balance maintained by Seller as of the Closing Date, as further adjusted in accordance with Section 1.5(f);
(F)if applicable, the amount of any Imbalances owing by Seller as of the Effective Time, multiplied by the applicable Settlement Price, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time (in each case, net of any Specified Hydrocarbon Deductions attributable thereto that are paid, payable or otherwise economically borne by Seller); and
(G)the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.
(d)As soon as practicable after the Closing, but no later than 150 days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date (including the Suspense Fund adjustment contemplated by Section 1.5(c)(ii)(E)) and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price. Seller shall make reasonable documentation in the possession of Seller or its Affiliates available to support the final figures. Buyer shall cooperate with Seller and provide access to any books, records and data as may be reasonably requested by Seller in connection with the preparation of the Final Settlement Statement. On or before 30 days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement (the “Dispute Notice”). The Dispute Notice shall include an explanation of all of Buyer’s proposed changes and supporting information forming the basis for each such change. During such 30-day period, Buyer shall be given reasonable access to Seller’s books and records (except any such books and records or other data that are Excluded Assets) relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is 190 days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 1.5(c)(ii)(C), which shall be subject to the arbitration provisions of Section 10.14, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then either Party (on not less than one Business Day’s prior written notice) may elect to submit the dispute to the Houston, Texas office of Grant Thornton LLP or, if Grant Thornton LLP is not available (or at such time is not independent relative to Seller, Buyer or Parent), to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”). If the Parties are unable to engage or mutually agree upon an Accounting Expert within 30 days of a Party’s election to submit disputes to arbitration in accordance with this Section 1.5(d), then the Parties shall engage the Houston office of the AAA to choose the Accounting Expert. The Accounting Expert, once appointed, shall conduct the arbitration proceedings in Houston, Texas, in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 1.5(d). The Accounting Expert, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. All communications between any Party and the Accounting Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five Business Days’ notice. Within 15 Business Days after the appointment of the Accounting Expert, the Parties shall deliver to the Accounting Expert their written position with respect to each remaining disputed matter (the “Initial Brief”), which submission shall include a description of the specific accounting adjustment in dispute, along with reasonable supporting detail for the position of Buyer or Seller, as applicable. Within 10 Business Days of receipt of the opposing Party’s Initial Brief, each Party shall submit to the Accounting Expert a response to the other Party’s Initial Brief (the “Reply Brief”). To the extent any of the issues to be decided include issue(s) of legal interpretation, the Parties shall work cooperatively and in good faith to appoint a mutually-acceptable arbitrator that possesses appropriate legal experience to decide only issues of legal interpretation and to set a schedule to resolve such legal dispute prior to the Accounting Expert rendering a decision. The Accounting Expert’s determination shall be made based on the materials submitted to the Accounting Expert as described above, and not by independent review. The Parties will direct the Accounting Expert to render its decision within 20 Business Days after submission of each Party’s Reply Brief, or if the Parties have engaged an arbitrator to first resolve any issues of legal interpretation, then within 20 Business Days after a decision resolving those legal issues (unless another period of time is agreed to by the Parties and the Accounting Expert). Except as provided for in the Tex. Civ. Prac. & Rem. Code §§ 171.088 and 171.091, which the Parties agree shall apply to any decision by the Accounting Expert, the Accounting Expert’s decision shall be final and binding on all Parties (without right of appeal, absent manifest error), and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. Subject to the preceding sentence, the Accounting Expert shall act as an expert and not an arbitrator, and may not independently award or assess damages, interest or penalties to any Party with respect to any matter. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. Each of Seller and Buyer shall bear its own legal fees and other costs presenting its case to the Accounting Expert (excluding any fees or expenses owed to the Accounting Expert). Each of Seller and Buyer shall be responsible for any fees or expenses owed to the Accounting Expert proportionately to the extent the Accounting Expert has not selected Seller’s or Buyer’s respective position on an aggregate dollar basis with respect to all amounts submitted for determination pursuant to this Section 1.5(d). For example, if Buyer claims the final aggregate net adjustment to the Purchase Price is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by the Buyer, and if the Accounting Expert ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Accounting Expert will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to, deemed agreed to, or fully and finally determined by the Accounting Expert as set forth in this Section 1.5(d) is referred to in this Agreement as the “Final Settlement Date,” and the final adjusted Purchase Price based on such final adjustments and amounts is referred to in this Agreement as the “Final Amount”. If: (i) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (ii) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.
(e)Notwithstanding anything to the contrary in this Agreement, except for any amounts that are pending final resolution for purposes of determining the Final Amount in accordance with Section 1.5(d) above, and subject to Seller’s indemnity obligations under Section 9.2 (and further subject to the limitations and restrictions in Article 9), following the date that is 12 months after the Closing Date (the “Cut-off Date”), Seller shall have no further: (x) entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets (excluding, however, any amounts owed to Seller in connection with any audit that is pending as of such date); or

(y) responsibility for Property Costs or other costs and expenses incurred with respect to the Assets.
(f)With respect to the Suspense Funds, Buyer acknowledges that (i) the Suspense Funds change on a day-by-day basis, and such Suspense Funds may increase or decrease on a day-to-day basis, (ii) any Purchase Price adjustment in respect of the Suspense Funds shall be made and determined in the Final Settlement Statement pursuant to Section 1.5(d) due to the day-to-day change of any Suspense Funds, and (iii) the Suspense Funds may have associated penalties and interest associated with such Suspense Funds, and the Suspense Funds and any penalties and interest associated with such Suspense Funds are Assumed Liabilities and shall be included in the Suspense Fund balance calculation in Section 1.5(c)(ii)(E).
(g)If all or any portion of Seller’s interest in a Property becomes a Retained Asset in accordance with this Agreement, then any adjustments to the Purchase Price pursuant to Section 1.5(c) that are specific to such Property, and the allocations in Section 1.5(a), will be determined net of the portion of Seller’s interest so retained, unless or until such Retained Asset is conveyed to Buyer in a subsequent closing and deemed to be an Asset in accordance with the terms hereof.
Section 1.6Assumption. If the Closing occurs, subject to Seller’s indemnity obligations under Section 9.2 (and further subject to the limitations and restrictions in Article 9) and without waiver or limitation of Buyer’s rights under this Agreement, including pursuant to Section 1.5, Article 9, Article 10 and Section 12.2(c) or in the case of Fraud, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay and discharge any and all liabilities, Damages and obligations, whether known or unknown, arising from, based upon, related to, or associated with the Assets or the operation of the Seller-Operated Assets, whether attributable to any period prior to, at, or after the Effective Time (collectively, the “Assumed Liabilities”), including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Subject Assets, regardless of whether arising before, at or after the Effective Time; (b) imposed by any Legal Requirement or Governmental Body relating to the Subject Assets; (c) for plugging, replugging, abandonment, decommissioning and surface restoration of the Subject Assets, including oil, gas, injection, water, disposal or other wells, flowlines, pipelines, tanks, pits, access roads, pads and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 10 and the special warranty of Defensible Title in the Instruments of Conveyance, attributable to or resulting from the lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds; (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 10, attributable to or resulting from all Environmental Liabilities relating to the Subject Assets; (h) related to the conveyance of the Assets to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a preferential purchase right or any maintenance of uniform interest provision); (i) attributable to or resulting from Asset Taxes to the extent specifically allocated to Buyer pursuant to Section 12.2(c); (j) attributable to the Leases and the Applicable Contracts; (k) attributable to the Assumed Litigation; and (l) attributable to or relating to the Continuing Employees arising on or after the Closing Date. Buyer acknowledges that: (i) the Subject Assets have been used in connection with the exploration for, and the development, production, treatment and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials and other materials and substances may have occurred in the past or in connection with the Subject Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property underlying the Subject Assets; (iv) it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer whether arising prior to, at, or after the Effective Time, and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Subject Assets may contain asbestos, Hazardous Materials or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; (vii) wells, materials and equipment located on the Subject Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, Hazardous Materials and other materials from the Subject Assets; provided, however, notwithstanding anything herein to the contrary, Assumed Liabilities shall not include, and Buyer does not assume, any liabilities, Damages and obligations, whether known or unknown, to the extent (and only insofar as) arising from, based upon, or related to the Excluded Assets.
Section 1.7Allocation of Purchase Price.
(a)The Purchase Price shall be allocated among the Development Units and Wells as set forth in Schedule 1.7. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 1.7 for purposes of Article 10; provided that Seller expressly disclaims any representation or warranty as to the fairness or accuracy of the Allocated Values.
(b)As soon as reasonably practicable following the Final Settlement Date, Seller shall deliver to Buyer for its review and approval an allocation of the Final Amount and any other items that are treated as consideration for U.S. federal Income Tax purposes among the Assets in accordance with Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. Such amounts shall be allocated among the six categories of assets specified in Part II of Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) (the “Tax Allocation”). Buyer shall provide Seller with any comments to the Tax Allocation within 30 days after the date of receipt by Buyer. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of 20 days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, then the Tax Allocation, as finally determined pursuant to such resolution, shall be final and binding on Seller and Buyer for U.S. federal Income Tax purposes. If Seller and Buyer reach agreement on the Tax Allocation, then (x) any subsequent adjustments to the consideration for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as agreed to by Seller and Buyer, (y) Seller and Buyer each agree to report, and to cause their respective Affiliates to report consistently with the Tax Allocation, as adjusted, on all Tax Returns (including on Internal Revenue Service

Form 8594 (Asset Acquisition Statement Under Section 1060)), and (z) Seller and Buyer each agree not to take any position on any Tax Return that is inconsistent with the Tax Allocation, as adjusted; provided, that neither Seller nor Buyer shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Tax Allocation. In the event that Seller and Buyer do not resolve all of the items disputed in the Tax Allocation prior to the end of the Allocation Dispute Resolution Period, Seller and Buyer shall be able to take their own positions with respect to the allocation of the Final Amount and any other items that are treated as consideration for U.S. federal Income Tax purposes among the Assets including on any Tax Returns.
Section 1.8Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as are required to be withheld and paid over to the applicable Governmental Body under the Code, or any applicable Legal Requirements; provided, that Buyer shall use commercially reasonable efforts to provide to Seller written notice of its intent to so deduct and withhold, along with a description of the legal basis therefore, reasonably in advance of such deduction or withholding. To the extent that amounts are so withheld and paid over to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction or withholding was made.
Article 2REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the provisions of this Article 2 and the other terms and conditions of this Agreement, Seller represents and warrants to Buyer, as of the Execution Date and the Bringdown Date the following matters in this Article 2; provided, that, to the extent that any representation or warranty relates to a DGS Applicable Contract or an Assigned FCC License, any reference to “Seller” will be deemed to reference and include the applicable Seller Affiliate who holds title to such Asset:
Section 2.1Organization and Good Standing. Seller is a limited partnership, and is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and, where required, Seller is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.
Section 2.2Authority; No Conflict.
(a)The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited partnership actions on the part of Seller and all necessary corporate actions on the part of the general partner of Seller. This Agreement has been duly executed and delivered by Seller. At the Closing, the Instruments of Conveyance and any other Transaction Documents executed or required to be delivered by Seller or any Affiliate of Seller at or in connection with the Closing (collectively with the Instruments of Conveyance, the “Seller Closing Documents”) shall have been duly and validly executed and delivered by Seller or such Affiliate. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery of the Seller Closing Documents at the Closing, the Seller Closing Documents shall constitute (i) legal, valid and binding transfers and conveyances of the Assets and (ii) legal, valid and binding obligations of Seller or its applicable Affiliate, enforceable against Seller or its Affiliate in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
(b)Except as set forth in Schedule 2.2(b), and assuming: (x) the receipt of all Consents; (y) the waiver of all Preferential Purchase Rights; and (z) compliance with the HSR Act and any disclosure requirements under applicable Legal Requirements or rules of any stock exchange having jurisdiction over any Party, in each case as applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):
(i)contravene, conflict with, or result in a violation or breach of (A) any provision of Seller’s Organizational Documents or (B) any resolution adopted by the board of directors, managers or officers of the general partner of Seller;
(ii)contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Material Contract or any Legal Requirement or Order to which Seller or any of the Assets are subject, where such contravention, conflict, result or right would result in a Material Adverse Effect;
(iii)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, in each case, any Governmental Authorization that relates to the Assets, where such contravention, conflict, result or right would result in a Material Adverse Effect;
(iv)violate any Legal Requirements applicable to Seller, where such violation would result in a Material Adverse Effect; or
(v)result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets where such imposition or creation would result in a Material Adverse Effect, except for Permitted Encumbrances.
Section 2.3Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Seller or, to Seller’s Knowledge, Threatened against Seller.

Section 2.4Taxes. Except as set forth on Schedule 2.4:
(a)all Tax Returns required to be filed by Seller with respect to Asset Taxes have been duly and timely filed and such Tax Returns are true, correct and complete in all material respects;
(b)all material Asset Taxes required to be paid by Seller that have become due have been paid;
(c)there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes;
(d)there are no administrative or judicial Proceedings by any taxing authority pending or Threatened in writing against, or with respect to, Seller relating to Asset Taxes;
(e)there are no outstanding liens on any of the Assets attributable to Taxes other than Permitted Encumbrances; and
(f)no Asset is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(g)Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 2.4 are the only representations and warranties of Seller in this Agreement with respect to Tax matters.
Section 2.5Legal Proceedings. Other than the Proceedings set forth on Schedule 2.5 or Proceedings under antitrust Legal Requirements that may arise after the Execution Date with respect to the Contemplated Transactions, as of the Execution Date, Seller has not been served with any Proceeding, and there is no pending or, to Seller’s Knowledge, Threatened Proceeding against Seller or any of its Affiliates, in each case, that remains unresolved and that: (a) relates to Seller’s ownership or operation of any of the Assets and would reasonably be expected to result in Damages in excess of $250,000 or in injunctive or other equitable relief binding on the Assets or, after Closing, Buyer; or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the Contemplated Transactions. To Seller’s Knowledge, as of the Execution Date, there is no Proceeding pending against any Third Party operator with respect to any Assets operated by such Third Party operator that, if adversely determined, would be binding on and be material to the Assets following the Closing of which Seller has received written notice of such Proceeding on or before the Execution Date. Except as set forth on Schedule 2.5, neither Seller nor the Assets are subject to any Order of a Governmental Body with material obligations that remain unperformed and that will be binding on the Assets (or Buyer with respect to the Assets) following Closing, other than (i) Orders of general applicability that do not name, or are not specific to, Seller or its Assets, (ii) any Orders or settlements disclosed on Schedule 2.9(a), and (iii) Permits, pooling, unitization, communitization, spacing, density, field rule or similar Orders of the TX RRC or any other Governmental Body. To Seller’s Knowledge, as of the Execution Date, there is no pending investigation by any Governmental Body specifically directed to the Seller-Operated Assets.

Section 2.6Brokers. Neither Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions, other than obligations that are and will remain the sole responsibility of Seller and its Affiliates and will not otherwise burden the Assets.
Section 2.7Compliance with Legal Requirements; Anti-Bribery and Anti-Corruption.
(a)Except with respect to any representations and warranties regarding: (i) Taxes, which are addressed in Section 2.4 and (ii) Environmental Laws, which are addressed in Section 2.13, and except as set forth in Schedule 2.7(a), as of the Execution Date, neither Seller nor, to Seller’s Knowledge, any Third Party operator is in violation in any material respect of any Legal Requirements applicable to the ownership or operation of the Assets, except where such violation or lack of compliance has not had, and would not reasonably be expected to have, a material impact on the Assets and of which Seller has received written notice on or before the Execution Date. As of the Execution Date, Seller has not received any unresolved written notice from any Governmental Body alleging any material non-compliance with any Legal Requirement with respect to the ownership or operation of the Assets.
(b)Except where the failure to be, or to have been, in compliance with any Legal Requirements would not be material to the Assets, during the past three years, neither Seller, nor any officer, director, employee, or to the knowledge (as defined in the FCPA) of Seller, any agent, representative or sales intermediary of Seller or any Third Party operator of the Assets, in each case, acting on behalf of Seller, in connection with the Assets: (i) has violated or is violating any applicable Anti-Bribery and Corruption Law; (ii) has been convicted of violating any Anti-Bribery and Corruption Laws; (iii) has used or is using any corporate funds for any illegal contributions, illegal gifts, illegal entertainment or other expenses relating to political activity that would be illegal; (iv) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (v) has created or caused the creation of any false or inaccurate books and records; (vi) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (vii) has made any bribe, illegal rebate, illegal payoff, influence payment, facilitation payment, kickback or other illegal payment of any nature.
(c)Except where such failure to be, or to have been, in compliance with, or breach of, such terms or applicable Legal Requirements would not be material to the Assets, taken as a whole, neither Seller, nor any of the officers, directors, employees, or, to Seller’s Knowledge, its agents, representatives, or sales intermediaries, in each case in their capacity as such, are, or has been within the past three years, in connection with the Assets: (i) a Sanctioned Person; (ii) located in, organized under the laws of, or resident in a Sanctioned Jurisdiction; (iii) directly or indirectly operating, conducting business, or participating in any transaction in or with any Sanctioned Jurisdiction in any manner that would violate applicable Sanctions Laws or Trade Control Laws; or (iv) directly or indirectly engaging in dealings with any Sanctioned Person in any manner that would violate applicable Sanctions Laws or Trade Control Laws.

Section 2.8Imbalances. To Seller’s Knowledge, except as set forth in Schedule 2.8, there are no material Imbalances with respect to Seller’s obligations relating to the Wells as of the Effective Time.
Section 2.9Material Contracts.
(a)Schedule 2.9(a) sets forth all Applicable Contracts (x) to which Seller is a party (or is the successor in interest to a party), (y) that are DGS Applicable Contracts or (z) to Seller’s Knowledge, that are otherwise binding upon the Assets and will be binding on Buyer with respect to the Assets after the Closing, in each case, of the type described in clauses (a)(i) through (a)(xv) below (such Applicable Contracts, the “Material Contracts”) that are in effect as of the Execution Date (or, with respect to any Ordinary Course Land Agreements or Material Contracts in the nature of a joint operating agreement, unit operating or similar agreement, that are in effect as of October 1, 2026):
(i)any Applicable Contract that is a Hydrocarbon or water purchase and sale, transportation, gathering, treating, marketing, supply, exchange, processing, or similar Applicable Contract (each, an “M&M Agreement”) that is not terminable without penalty by Seller or its applicable Affiliate on 60 days’ or less notice;
(ii)other than (x) any M&M Agreement or (y) any pooling declarations, pooling orders, pre-pooling agreements, production sharing agreements, surface use agreements, right-of-way agreements or similar agreements (collectively, “Ordinary Course Land Agreements”), any Applicable Contract that can reasonably be expected to result in aggregate payments by, or revenues to, Seller of more than $250,000 (net to Seller’s interest) during the current or any subsequent fiscal year or more than $500,000 in the aggregate (net to Seller’s interest) over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);
(iii)any Collective Bargaining Agreement with respect to any Employees;
(iv)any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract that will be binding upon or otherwise encumber the Assets or Buyer after the Closing;
(v)any Applicable Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts Seller or its applicable Affiliate from competing in any jurisdiction, including any Applicable Contract that: (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; (B) includes non-competition restrictions; (C) includes any right of first offer that is applicable to the transfer or sale of the Assets; or (D) includes an affirmative, continuing obligation of Seller to vote in favor of a specific Third Party as operator (provided that an Applicable Contract shall not constitute a Material Contract pursuant to this subsection (v)(D) solely because such Applicable Contract is a joint operating agreement, unit operating agreement or similar agreement containing standard operator removal and successor-operator provisions);
(vi)any Applicable Contract between or among Seller, on the one hand, and any Affiliate of Seller, on the other hand, that will be binding upon the Assets or Buyer after Closing;
(vii)(A) other than customary joint operating agreements, unit agreements or similar agreements, any Applicable Contract that contains any calls on, options to purchase, take-in-kind rights, minimum volume commitments, minimum reserve commitments or similar rights or obligations with respect to the Assets or to Hydrocarbon production or water therefrom and (B) any Applicable Contract containing a dedication of production of Hydrocarbons or water;
(viii)all Applicable Contracts for the sale of gas containing a take or pay, advance payment, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor;
(ix)any Applicable Contract that, pursuant to its express terms, affirmatively obligates Seller to drill additional wells on the Assets after Closing (other than optional drilling required to earn additional interests);
(x)any Applicable Contract that primarily relates to the plugging and abandonment services and decommissioning operations performed by Seller or Third Party operator on behalf of Seller;
(xi)any Applicable Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which Seller or its Affiliates, with respect to the Assets, will have any material outstanding obligation after the Execution Date;
(xii)any Applicable Contract that, pursuant to its express terms, affirmatively obligates and requires Seller or its Affiliates to construct, expand, or perform specific “build-out” operations of facilities, pipelines, or other material infrastructure related to the Assets or the production, transportation, or handling of the Hydrocarbons or water produced therefrom (and excluding any Ordinary Course Land Agreements, customary joint operating agreements, unit agreements or similar agreements that do not contain express or specific provisions regarding any of the foregoing);
(xiii)any Applicable Contract that (A) has as its primary purpose the indemnification of another Person (excluding master services agreements and other Contracts entered into in the ordinary course of business), (B) guarantees any payment or performance obligation of any Third Party that has not been fully paid or performed or (C) has as its primary purpose the assumption, retention or remediation of any liability arising under Environmental Laws;

(xiv)any Applicable Contract that grants any Person an exclusive right to gather, process, transport or otherwise move Hydrocarbons or water from the Assets; and
(xv)any Applicable Contract that constitutes a joint operating agreement, unit operating agreement, partnership agreement, joint venture agreement, joint development agreement, farmin or farmout agreement or similar Contract where, to Seller’s Knowledge, the primary obligation has not been completed prior to the Execution Date (in each case, excluding Ordinary Course Land Agreements, customary joint operating agreements, unit agreements or similar agreements, and any tax partnership).
(b)Except as set forth in Schedule 2.9(b), (i) neither Seller nor, to Seller’s Knowledge, any Third Party is in material breach or material default under any Material Contract or Ordinary Course Land Agreement and (ii) to Seller’s Knowledge, all Material Contracts and Ordinary Course Land Agreements are in full force and effect. On or prior to the Execution Date and except as restricted by any confidentiality or similar obligations to Third Parties, or as would reasonably be expected to result in a violation of antitrust Legal Requirements, Seller has provided to Buyer, or provided Buyer with access to, true and complete copies of each written Material Contract set forth on Schedule 2.9(a), and any and all material amendments, modifications and supplements thereto, that are in Seller’s or its Affiliate’s possession (other than any Material Contracts or any amendments or supplements thereto, entered into after the Execution Date in compliance with Section 4.2).
Section 2.10Consents and Preferential Purchase Rights. Except as set forth in Schedule 2.10, none of the Assets are subject to any (i) tag-along, drag-along or similar rights, (ii) Preferential Purchase Rights or (iii) Consents which are applicable to the Contemplated Transactions, except for: (a) Customary Post-Closing Consents; (b) Contracts that are terminable upon not greater than 60 days’ notice without payment of any fee; and (c) Permitted Consents.
Section 2.11FCC Licenses and Permits. Except (y) as set forth in Schedule 2.11, and (z) except with respect to Permits under Environmental Laws, which are addressed exclusively in Section 2.13 and Article 10: (a) Seller or its Affiliate (as applicable) has acquired all material Permits from appropriate Governmental Bodies as are necessary to conduct operations on the Seller-Operated Assets as currently operated and used in material compliance with applicable Legal Requirements, and to Seller’s Knowledge, all other material Permits as are necessary to conduct operations on the Assets as currently operated and used in material compliance with applicable Legal Requirements have been acquired from appropriate Governmental Bodies; (b) all such Permits are in full force and effect, and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) Seller and its Affiliates (as applicable) are in compliance in all material respects with all such Permits held by Seller and its Affiliates, and to Seller’s Knowledge, all Third Party operators holding Permits necessary to conduct operations on the Assets are in compliance in all material respects with all such Permits. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 2.11, the term “Permits” shall be deemed to include FCC Licenses.

Section 2.12Current Commitments. Schedule 2.12 sets forth, as of the Execution Date, all approved authorizations for expenditures and other binding capital commitments (“AFEs”) relating to the Assets to drill or rework any Wells, or for other capital expenditures pursuant to any of the Material Contracts, in each case, that are individually equal to or greater than $500,000 (net to Seller’s interest) and for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
Section 2.13Environmental Laws. Except as set forth on Schedule 2.13, as of the Execution Date: (a) the Assets are not subject to or burdened by any agreements, consent orders or other Orders, in each case, with or from a Governmental Body that were entered into by Seller or its Affiliate (or to Seller’s Knowledge, that are binding on Seller or its Affiliates) with respect to the Assets under any Environmental Law imposing material obligations that remain unperformed and that will be binding on the Assets (or Buyer with respect to the Assets) following Closing (other than Orders of general applicability that do not name, or are not specific to, Seller or its Assets, or any Orders or settlements disclosed on Schedule 2.9(a)); (b) there are no Proceedings pending, or to Seller’s Knowledge, Threatened by or before any Governmental Body with respect to the Assets alleging material violations of Environmental Laws; (c) to Seller’s Knowledge, as of the Execution Date, Seller has all material Permits required under Environmental Law and, to Seller’s Knowledge, all such material Permits are in full force and effect; (d) Seller has not received written notice from any Governmental Body of any alleged or actual material violation of any Environmental Law, arising from, based upon, associated with or related to the Assets, or the ownership or operation of any thereof, the subject of which notice is unresolved; and (e) to Seller’s Knowledge, there has been no release of any Hazardous Materials at or from the Assets, and none of the Assets are contaminated by Hazardous Materials, in each case, that has given rise to an unresolved material Environmental Liability of Seller. This Section 2.13 sets forth the sole and exclusive representations and warranties of Seller regarding Environmental Laws, Environmental Liabilities and Hazardous Materials.
Section 2.14Wells. Except as set forth on Schedule 2.14:
(a)no Well is subject to material penalties on allowable production after the Execution Date because of (i) any prior period overproduction or (ii) any other similar violation of applicable Legal Requirements, rules, regulations or Permits;
(b)(i) there are no Wells that are, as of the Execution Date, currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body and (ii) there are no Assets that have been plugged, dismantled or abandoned (A) by Seller or any of its Affiliates or (B) to Seller’s Knowledge, by any Third Party operator, in each case, in a manner that does not comply in all material respects with applicable Legal Requirements, Applicable Contracts and Leases;
(c)there is (i) no Well included in the Assets that was drilled by Seller or any of its Affiliates and (ii) to Seller’s Knowledge, no other Well included in the Assets, in each case, that has been drilled and completed, or is being drilled and completed, in a manner that is not within the limits permitted by all applicable Legal Requirements, Permits or other instruments governing the Assets; and

(d)other than wells that have been plugged and abandoned, in accordance with all applicable Legal Requirements, Leases, Applicable Contracts and Permits, the Seller-Operated Assets do not include any dry holes or temporarily shut in, abandoned or otherwise inactive Wells or other equipment that are located on lands burdened by the Leases or on lands pooled or unitized therewith that Seller or any of its Affiliates is currently obligated by applicable Legal Requirements, Lease or Applicable Contract to plug, dismantle or abandon.
Section 2.15Suspense Funds. Schedule 2.15(a) lists, to Seller’s Knowledge, all Suspense Funds held by Seller in respect of the Seller-Operated Assets as of the date indicated in such Schedule. To Seller’s Knowledge, as of the Execution Date and except as set forth on Schedule 2.15(b), (a) no material Hydrocarbon proceeds to which Seller is entitled that are attributable to the Assets are currently being held in suspense by the applicable Third Party operator or payor thereof (excluding amounts below applicable statutory minimum royalty requirements) and (b) all proceeds from the sale of Hydrocarbons produced from the Assets owned by Seller are being received by Seller in a timely manner consistent in all material respects with historical practices and are not being held in suspense.
Section 2.16Payments for Production. Except for Imbalances, which are addressed in Section 2.8, Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.
Section 2.17Certain Credit Support. Schedule 2.17 sets forth all material cash deposits, guarantees, letters of credit, treasury securities, security bonds and other forms of credit assurances or Credit Support, in each case, posted or entered into by Seller or any Affiliate of Seller in connection with the ownership of the Assets or operation of the Seller-Operated Assets, excluding customary operator bonds, letters of credit, guarantees or other similar commitments required by the applicable Governmental Body in order to own and, if applicable, operate the Assets that are owned and operated by Seller.
Section 2.18Payout Balances. To Seller’s Knowledge, Schedule 2.18 sets forth in all material respects the “payout” balance (and with respect to any Well operated by a Third Party, only to the extent such information has been received by Seller from Third Party operators prior to the Execution Date) for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease, by its terms), as of the applicable dates set forth in such Schedule.
Section 2.19Royalties. Except for (x) Suspense Funds, (y) as set forth on Schedule 2.19, or (z) as has not had, and would not reasonably be expected to have, a Material Adverse Effect, Seller has timely and properly paid, in all material respects, all material Royalties with respect to Hydrocarbons produced from the Assets due by Seller during the period of Seller’s ownership of the Assets.
Section 2.20Insurance. Seller (or its Affiliate on behalf of Seller) maintains and has maintained during its period of ownership of the Assets, policies of insurance with coverages and limitations that are customary for the ownership and (where applicable) operation of oil and gas assets similar to the Assets, which insurance policies are compliant in all material respects with the insurance requirements in applicable Leases, Contracts and Legal Requirements pertaining to Seller’s ownership and (where applicable) operation of the Assets.
Section 2.21Non-Consent Operations. Except as set forth on Schedule 2.21 or with respect to any Well, reflected in the before- and after- payout Working Interest or Net Revenue Interest set forth in Exhibit B or in the payout balances reflected on Schedule 2.18, neither Seller nor any of its Affiliates has declined to participate in any current operation proposed with respect to the Assets that would result in forfeiture of any of the Assets or the incurrence of a penalty as a result of such election not to participate in such operation.
Section 2.22Employees.
(a)Neither Seller nor its Affiliates are party to, bound by, subject to, or negotiating any Collective Bargaining Agreement with regard to the Employees or the Assets and no Employees are represented by any Union with respect to their employment with Seller and its Affiliates. To Seller’s Knowledge, in the past three years, (i) there have been no labor organizing activities with respect to the Assets, any Employees, or any former employees of Seller or its Affiliates who performed services relating to the Assets, and (ii) there have been no actual or threatened strikes, lockouts, work stoppages, picketing, or other material labor disputes against or affecting Seller or any of its Affiliates with respect to the Assets, the Employees, or any former employees of Seller or its Affiliates who performed services relating to the Assets.
(b)Neither Seller nor its Affiliates has been served with notice of any Proceeding, and, to Seller’s Knowledge, there is no pending or Threatened Proceeding against Seller or any of its Affiliates, in each case, relating to: (a) any Employees; or (b) any other individuals who perform services for Seller or its Affiliates relating to the Assets.
(c)In the past three years, there have been no allegations of sexual harassment or other sexual misconduct made to Seller or any of its Affiliates by or relating to any Employees.
Section 2.23Lease Status. Except as set forth on Schedule 2.23 or any matters referenced in Schedule 2.5, (a) in the 12-month period prior to and including the Execution Date, neither Seller nor any of its Affiliates has received any unresolved written notices alleging any material default or breach in the performance of any obligation of Seller or any of its Affiliates under any Lease, (b) for the period prior to the 12-month period in clause (a), neither Seller nor any of its Affiliates has received any unresolved written notices alleging any material default or breach in the performance of any obligation of Seller or any of its Affiliates under any Lease to the extent such written notice is reasonably likely to result in a Proceeding, (c) payments of all rentals, delay rentals, option payments, extension payments, and similar material payments with respect to the Leases that are due from Seller or its Affiliates have been paid, (d) to Seller’s Knowledge, no party to any Lease has filed any Proceeding to terminate, cancel, rescind or procure judicial reformation of any Lease, which Proceeding remains unresolved, (e) as of the Execution Date, (i) no Lease operated by Seller or any of its Affiliates is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production, and (ii) to Seller’s Knowledge, no Lease in which Seller or any of its Affiliates owns an interest, and which is being operated by a Third Party operator, is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production, and (f) to Seller’s Knowledge, all material interests vested under any pooling order associated with the Assets required to be paid by Seller prior to the Execution Date have been paid in full in accordance with applicable Legal Requirements.
Section 2.24Assets in Sale Area. Immediately following Closing, neither Seller nor any of its Affiliates will own any assets, properties or interests located in the Sale Area, other than Excluded Assets or Retained Assets.
Section 2.25Casualty Loss; Condemnation. From the date that was one year prior to the Execution Date until the Execution Date, except as set forth on Schedule 2.25, there has not been any Casualty Loss (a) in excess of $1,000,000 per event, or (b) $2,000,000 in the aggregate, with respect to the Assets, taken as a whole. As of the Execution Date, there is no pending or, to Seller’s Knowledge, Threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.
Section 2.26No Transfer. With respect to any Subject Assets for which Seller owned any depths other than the applicable Target Formation(s) (as reflected for such Subject Assets on Exhibit A-1 or Exhibit B) during the 12-month period prior to the Execution Date, except (a) any transfers of interests as also correspondingly burden the Target Formation(s) included in the Subject Assets, (b) Permitted Encumbrances (excluding subpart (v) of the definition of Permitted Encumbrance), (c) any release of acreage or depth(s) pursuant to the express terms of any Lease or Applicable Contract, (d) any transfers or sales of wellbore interests in the ordinary course of business that are specific to producing depths, and (e) as set forth on Schedule 2.26, neither such Seller nor any of its Affiliates has intentionally transferred, sold, mortgaged or pledged any material portion of such Subject Assets with respect to depths other than the applicable Target Formation(s) (as reflected for such Assets on Exhibit A-1 or Exhibit B) within such period prior to the Execution Date. During the period from the Effective Time to the Execution Date, neither such Seller nor any of its Affiliates has amended or modified any instruments or Applicable Contracts disclosed on Schedule 2.26 (or which should have been disclosed on Schedule 2.26).
Section 2.27Books and Records. Seller and its Affiliates maintain, in all material respects, all books of account and other business records required by applicable Legal Requirements and as necessary to own the Assets and to operate the Assets in accordance with its past practices, consistently applied.
Section 2.28Gathering System. To Seller’s Knowledge, no material part of the Assets comprising the gathering systems associated with the Wells (for the avoidance of doubt, “gathering systems associated with the Wells” shall include only those water gathering systems owned by Seller and included in the Assets) are located on lands outside of the boundaries of the real property rights of Seller and that are not subject to the Easements and Surface Interests held by Seller permitting the location of such Assets on the lands covered by such Easements and Surface Interests. The Assets of Seller, taken as a whole, include all of the assets necessary to access, own and operate the gathering systems associated with the Wells as currently accessed, owned and operated by Seller in all material respects. To Seller’s Knowledge, the gathering systems associated with the Wells are in an operable state of repair adequate to maintain normal operations as currently conducted by Seller, in all material respects, ordinary wear and tear excepted. Seller has not received from any counterparty to any of the Easements and Surface Interests used or held for use in connection with the gathering systems associated with the Wells any unresolved written notice regarding a grantor of any such agreement, easement or other surface right seeking to terminate or materially amend any such Easements and Surface Interests that remains unresolved. Seller holds good and defensible title to all the Assets comprising the gathering systems associated with the Wells and all applicable Easements and Surface Interests attributable to the gathering systems associated with the Wells and such Easements and Surface Interests establish a continuous right-of-way along the route of the gathering systems associated with the Wells that is free from any gaps that would reasonably be expected to have a material and adverse effect on the Buyer’s ability to own and operate the gathering systems associated with the Wells in a manner consistent with Seller’s and its Affiliates’ past practice.
Article 3REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller the following as of the Execution Date and the Closing Date:
Section 3.1Organization and Good Standing. Buyer is a limited liability company and duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.
Section 3.2Authority; No Conflict.
(a)This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other Transaction Documents executed or required to be delivered by Buyer at the Closing (collectively, with the Instruments of Conveyance, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Buyer’s Closing Documents, and to perform its obligations under this Agreement and the Buyer’s Closing Documents.
(b)Subject to compliance with the HSR Act and any disclosure requirements under applicable Legal Requirements or rules of any stock exchange having jurisdiction over any Party, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.
(c)Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of directors, managers, officers or members of Buyer or (iii) subject to compliance with the HSR Act and any disclosure requirements under applicable Legal Requirements or rules of any stock exchange having jurisdiction over any Party, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any contract or agreement or any Legal Requirement or Order to which Buyer may be subject.
(d)Except for compliance with the HSR Act, Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.3Certain Proceedings. There is no Proceeding pending against Buyer or any of its Affiliates that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the consummation of any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
Section 3.4Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets and their value. Buyer has relied solely on its business judgment, such advice and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act, any applicable state blue sky laws or any other applicable Legal Requirements.
Section 3.5Qualification. Buyer is an “accredited investor,” as such term is defined in the Securities Act. Buyer is qualified under applicable Legal Requirements to hold leases, rights-of-way and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and to own (and, where applicable, operate) the Assets. Buyer has posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.
Section 3.6Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated

Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.
Section 3.7Financial Ability.
(a)At Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to: (i) deliver the amounts due at the Closing; (ii) take such actions as may be required to consummate the Contemplated Transactions; and (iii) timely pay and perform Buyer’s obligations under this Agreement and the Buyer’s Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations under this Agreement, and in no event shall Buyer’s failure to perform its obligations under this Agreement be excused by failure to receive funds from any source.
(b)As of the date hereof, Buyer has provided to Seller a true, correct and complete copy of that certain commitment letter, dated as of the date hereof, by and among Parent and the Debt Financing Sources party thereto (together with the term sheets and all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”), and all fee letters associated therewith (as amended, supplemented, extended, replaced or otherwise modified from time to time in accordance with the terms hereof, collectively, the “Fee Letter”) (provided that provisions in the Fee Letter related solely to fees, economic terms and “market flex” provisions agreed to by the parties may be redacted (none of which, individually or in the aggregate, (w) reduce or affect the amount of the Financing below the Required Financing Amount, (x) adversely affect the availability of the Financing in any material respect, (y) impose any conditions on the receipt of the Financing other than the Disclosed Conditions or (z) would reasonably be expected to delay or prevent the Closing or make the funding of the Financing less likely to occur (such terms referred to in clauses (w), (x), (y), and (z) each, a “Prohibited Financing Term”))), pursuant to which the Debt Financing Sources have committed, subject only to the Disclosed Conditions, to provide Financing in an aggregate amount sufficient to allow the Buyer to, together with Other Sources, (i) deliver the amounts due by Buyer at the Closing and (ii) timely pay and perform Buyer’s obligations under this Agreement and the Buyer’s Closing Documents (the “Required Financing Amount”) for the purpose of funding the transactions contemplated by this Agreement.
(c)The Debt Commitment Letter is in full force and effect and has not been amended or modified prior to the date hereof, and, as of the date hereof, no amendment or modification is contemplated or pending, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the Knowledge of Buyer, no such withdrawal, termination or rescission is contemplated. Assuming the satisfaction of the conditions set forth in Article 6, as of the date hereof, no event has occurred which, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the Knowledge of Buyer, any other Person, in each case, under any term, or a failure of any condition, of the Debt Commitment Letter, or that otherwise could result in any portion of the Financing being unavailable at the Closing Date in an amount that would result in the Buyer having less than the Required Financing Amount. The funding of the full amount of the Financing contemplated by the Debt Commitment Letter is not subject to any conditions or other contingencies other than the Disclosed Conditions and as of the date hereof, the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Buyer, each of the other parties thereto, as the case may be, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). All commitment and other fees required to be paid under the Debt Commitment Letter prior to the date hereof have been paid in full. As of the date hereof, neither Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Financing contemplated by the Debt Commitment Letter, other than as set forth in the Debt Commitment Letter and the Fee Letter, which contain a Prohibited Financing Term. The aggregate proceeds contemplated by the Debt Commitment Letter, together with Buyer’s cash on hand and availability under its existing credit facilities, will be sufficient to pay all amounts required to be paid by Buyer at the Closing.
(d)There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing contemplated by the Debt Commitment Letter, other than as expressly set forth in the Debt Commitment Letter (the “Disclosed Conditions”).
(e)Buyer acknowledges and agrees that in no event is the receipt or availability of any funds or financing (including the Financing) by Buyer or Parent a condition to the Closing.
Section 3.8Securities Laws. The solicitation of offers and the sale of the Assets by Seller has not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and if it sells, transfers or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities Legal Requirements.
Section 3.9Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, as of the Closing Date, Buyer and its Representatives have: (a) been permitted access to all materials relating to the Assets; (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets; (c) been afforded the opportunity to investigate the condition of the Subject Assets; and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Subject Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy and completeness of the materials, documents and other information provided or made available to Buyer (whether by Seller or otherwise). Buyer waives any claims arising out of any materials, documents or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, at common law, by statute or otherwise.
Section 3.10Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets, or made any finding or determination as to the fairness of an investment in the Assets, or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 8, Buyer is not entitled to cancel, terminate or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.
Section 3.11Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 3.
Section 3.12Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.
Article 4COVENANTS OF SELLER
Section 4.1Access and Investigation.
(a)Between the Execution Date and the Defect Notice Date, to the extent doing so would not violate (i) applicable Legal Requirements, (ii) Seller’s obligations to any Third Party, or (iii) other restrictions on Seller, or result in a waiver of any legal privilege, Seller shall provide Buyer and its Representatives access, upon one Business Day’s prior notice and during Seller’s regular hours of business, to the Seller-Operated Assets, and to any contracts, books and records, and other documents and data related to the Assets in Seller’s possession, except any such contracts, books and records or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records or other documents and data that are Excluded Assets. Subject to the limitations of the foregoing sentence, no later than the date that is three Business Days after the Execution Date, Seller shall provide Buyer with electronic access to title and environmental records in Seller’s or its Affiliates’ possession (and which are available in electronic form) related to the Assets; provided that notwithstanding any provision in this Agreement to the contrary, Seller shall not be in Breach of its obligation under this Section 4.1 unless any purported Breach materially impairs Buyer’s ability to conduct its title and environmental review. Seller shall use commercially reasonable efforts (including the assertion of any rights of Seller to information to which Seller is entitled pursuant to any applicable joint operating agreement or other Contract) to obtain permission for Buyer to gain access to the Properties operated by Third Parties to inspect the condition of such Properties, records, and files; provided that such commercially reasonable efforts shall not require Seller to incur any cost, expense or obligation. Such access by Buyer shall be conducted in a manner that minimizes interference with the operation of business of Seller and any applicable Third Party operator. Notwithstanding the foregoing and for the avoidance of doubt, except as expressly provided in this Agreement or in the Instruments of Conveyance, Seller makes no representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files and other data that it may provide or disclose to Buyer.
(b)Subject to the limitations described in Section 4.1(a), from the first Business Day following the Execution Date until 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability and expense, to conduct a Phase I Environmental Site Assessment of the Assets. Buyer may exercise such right by giving not less than two Business Days’ advance written notice to Seller. Such written notice must include the written permission of any Third Party operator whose permission is legally required, which Seller shall use commercially reasonable efforts to cooperate with Buyer in securing (provided that Seller shall not be required to make payments or undertake obligations in favor of any Third Parties in order to obtain such consent). Buyer acknowledges that, even after Seller reasonably cooperates with Buyer, Buyer may not be able to conduct a Phase I Environmental Site Assessment on any Asset due to Third Party consent requirements prior to Closing. In connection with its Phase I Environmental Site Assessment, Buyer and its Representatives shall be permitted to enter upon the Assets, visually inspect the same, review all of Seller’s files and records (other than those that are not required to be provided pursuant to Section 4.1(a)) relating to the Assets, and generally conduct visual, non-invasive investigations, including the use of non-invasive equipment such as thermal imaging and drone technology, electronic ground or air scanners or samplers, and FLIR cameras. Notwithstanding anything in this Section 4.1 to the contrary: (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties; and (ii) subject to Section 4.1(a), Buyer’s right of access shall not entitle Buyer to conduct subsurface or other invasive investigation, testing, sampling or analysis of environmental media, including soil, groundwater or other materials (including any testing, sampling or analysis for Hazardous Materials, Hydrocarbons or NORM) without Seller’s prior written permission, which may be withheld in Seller’s sole discretion; provided, however, that if (A) Seller withholds such permission to conduct any subsurface or other invasive investigation that is reasonably recommended by a Phase I Environmental Site Assessment to evaluate the existence or extent of an Environmental Defect, including a Phase II Environmental Site Assessment, or (B) Buyer is otherwise prevented by any applicable Third Party from performing a Phase I Environmental Site Assessment or (if reasonably recommended by a Phase I Environmental Site Assessment to evaluate the existence or extent of an Environmental Defect) a Phase II Environmental Site Assessment, Buyer may still deliver an Environmental Defect Notice meeting all of the requirements of Section 10.9 for any Environmental Defect identified with respect to such Subject Asset and the failure to perform such activities shall not in and of itself be a basis for invalidating or otherwise prejudicing such Environmental Defect Notice. Buyer shall permit a Representative of Seller to accompany Buyer and its Representatives during any site visit on or with respect to the Subject Assets. At Seller’s request prior to Closing, not later than five Business Days after receipt (or request by Seller, if made after receipt), Buyer shall deliver to Seller (at no cost or expense to Seller), complete copies of all final reports, assessments, data and photographs prepared by or on behalf of Buyer in connection with any environmental review of the Subject Assets to the extent any such final reports, assessments, data or photographs provide the basis for any alleged Environmental Defect asserted by Buyer pursuant to Section 10.9. All such information shall constitute confidential information of Seller under the Confidentiality Agreement and shall not be disclosed to any Governmental Body or Third Party without Seller’s prior written consent, except as required by applicable Legal Requirements, in which case Buyer shall, to the extent legally permitted, give Seller prompt notice and a reasonable opportunity to make such disclosure itself. This Section 4.1(b) shall survive Closing or termination of this Agreement. Furthermore, Buyer agrees to defend, indemnify, and hold harmless each member of Seller Group from and against any and all Damages arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any of Buyer’s Representatives with respect to the Subject Assets under this Agreement, even if such damages arise out of or result from, in whole or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault of, any member of Seller Group, excepting only Damages to the extent resulting from the gross negligence or willful misconduct of any member of Seller Group; provided, however that Buyer shall not be liable to Seller for any Damages to the extent such Damages arise from any pre-existing Environmental Condition of the Asset that is merely discovered and not exacerbated or contributed to by Buyer during its due diligence investigation.
(c)Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets. Buyer also acknowledges and agrees to hold (and to cause Buyer’s Representatives to hold) such confidential information in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets). Notwithstanding the foregoing sentence, no such termination of the Confidentiality Agreement shall relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.
(d)Upon completion of Buyer’s due diligence, Buyer shall: (i) repair all damage to any Subject Assets resulting from Buyer’s or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm); (ii) restore the Subject Assets to no less than the same condition as they were prior to commencement of any such due diligence; and (iii) remove all equipment, tools and other property brought onto the Subject Assets in connection with such due diligence. Any disturbance to the Subject Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense. Buyer’s compliance with its obligations under this Section 4.1(d) shall be at Buyer’s sole cost and expense.
(e)During all periods that Buyer or its Representatives or environmental contractors are on the Subject Assets, Buyer and its Representatives or environmental contractors shall maintain, at their sole expense, policies of insurance of the types and in the amounts sufficient to cover Buyer and its Representatives obligations pursuant to this Section 4.1 and customary for the industry. Coverage under all insurance required to be carried by Buyer under this Agreement, except for Workers Compensation, shall: (i) be primary insurance; (ii) list Seller as an additional insured; and (iii) waive subrogation against Seller. In the event of cancellation or modification of the policy or reduction in coverage, Buyer will use commercially reasonable efforts to provide Seller with notice thereof within five Business Days following Buyer’s receipt of notice thereof. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering onto the Subject Assets.
Section 4.2Conduct of Business. From the Execution Date until the Closing, except (w) as required by applicable Legal Requirements, (x) as set forth in the ordinary course development plan and budget set forth on Schedule 4.2 (subject to the final paragraph of this Section 4.2, the “Ordinary Course Development Plan”), (y) for operations covered by the capital commitments described on Schedule 2.12, or (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer, Seller shall:
(a)conduct the ownership and, where applicable, operation of the Assets in the ordinary course of business in substantially the same manner as conducted by Seller in the six months prior to the Execution Date, in any case, as a reasonably prudent operator, in substantial compliance with all applicable Legal Requirements, Permits, Contracts and Leases;
(b)not transfer, sell, hypothecate, encumber, place an Encumbrance on, novate, swap, trade, exchange, pledge, affirmatively relinquish, affirmatively abandon or otherwise dispose of any of its Assets, except for (i) sales and dispositions of Hydrocarbons in the ordinary course of business, (ii) the plugging and abandonment of any Assets to the extent required under any applicable Legal Requirements or Contracts, (iii) sales and dispositions of equipment and materials included in the Assets that are obsolete or replaced, (iv) the incurrence of any Permitted Encumbrance in the ordinary course of business, or (v) subject to Section 4.2(h), customary non-consent penalties in connection with any operation in which Seller is permitted or required to be a non-consenting Party on or after the Execution Date;
(c)other than ordinary course operational or administrative Proceedings before the TX RRC or any other applicable Governmental Body, including any pooling or similar Order executed in the ordinary course of business, not institute any Proceeding (other than any Proceeding related to Taxes), or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Assets, or waive or release any material right of any such Seller, (i) for which the amount in controversy is reasonably expected to be in excess of $1,000,000, net to Seller’s interest individually, or $2,500,000, net to Seller’s interest in the aggregate; or (ii) with respect to any compromise, release or settlement, that (A) does not result in a final resolution of Seller’s liability with respect to a Third Party claim (including, in the case of a settlement, an unconditional written release of the indemnified Person from all further liability in respect of such Third Party claim), (B) provides for any injunctive relief against, or requires any performance by, Seller other than payment of monetary Damages or (C) would reasonably be expected to have a material and adverse impact on Seller or the ownership and operation of the Assets with respect to any period of time after the Effective Time (other than as a result of monetary Damages); provided, however, this Section 4.2(c) shall not restrict or prohibit Seller from compromising or settling any Retained Litigation or any Proceeding where such settlement involves only the payment of money by Seller or that would not be binding on Buyer or the Assets after Closing;
(d)not affirmatively waive or release any noncompetition, non-solicitation, nondisclosure, or other material restrictive covenant obligation of any Employee who performed services relating to the Assets;
(e)not terminate (other than for cause) or announce the termination of (other than for cause) any Employee whose annualized base compensation exceeds $125,000;
(f)not voluntarily relinquish its position as operator of any of the Assets to anyone other than Buyer (or an Affiliate of Buyer) with respect to any of the Assets operated by Seller or any Affiliate thereof, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a lease or applicable Legal Requirements;
(g)not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by Seller), novate, amend, waive, assign, dispose of, affirmatively release any material right under or extend any Material Contracts (in each case, other than any Material Contract of the type described in clauses (iv) or (v) of the definition of “Material Contracts”), except (i) to the extent reasonably necessary to conduct operations contemplated under the Ordinary Course Development Plan, and only to the extent the term thereof is not longer than 12 months and (ii) Ordinary Course Land Agreements, joint operating agreements, unit operating agreements entered into in the ordinary course of business;
(h)not propose, commit to or approve any authorizations for expenditure for capital expenditures, whether proposed by Seller or its Affiliates or a Third Party that (x) is not otherwise contemplated in the Ordinary Course Development Plan, and (y) individually is reasonably estimated to involve commitments in excess of $1,000,000 (individually) or $20,000,000 (in the aggregate);
(i)not waive, release, grant, transfer, or intentionally fail to enforce any significant rights under any Material Contract;
(j)(i) not amend or modify any Lease or Easement and Surface Interest (other than in a de minimis respect) and (ii) use commercially reasonable efforts to maintain in full force and effect all Leases and Easements and Surface Interests, to the extent, with respect to any Lease, that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Seller or any Third Party proposes to relinquish any such Leases or allow any such Leases to terminate or expire; provided, that in no event shall Seller have any obligation to make any payment or undertake any drilling or operational activity to hold or extend any Lease or easement or Surface Interest so long as Seller provides written notice to Buyer at least 10 Business Days in advance of such termination or expiration and Buyer expressly consents in writing to the same in its sole discretion;
(k)maintain the Records in the usual, regular and ordinary manner, in accordance with the usual practices of Seller;
(l)not plug or abandon any well located on the Assets unless required by Legal Requirements or Contract;
(m)use commercially reasonable efforts to maintain in all material respects (i) all material Permits that are maintained by Seller or any of its Affiliates with respect to the Assets as of the Execution Date and (ii) all Credit Support;
(n)not (A) solicit, initiate, discuss, pursue, participate in, facilitate, consider, encourage or accept or enter into any agreement or contract regarding any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of any Assets or (B) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing actions in clause (A);
(o)reasonably promptly after Seller obtains Knowledge thereof notify Buyer of (A) any Proceedings filed with any Governmental Body, or Threatened in writing against Seller or its Affiliates, with respect to the Assets or transactions contemplated by this Agreement, (B) any material notices received from any Governmental Body pertaining to the Assets or (C) any actual or threatened Casualty Loss event;
(p)not grant or create any Preferential Purchase Right or Consent with respect to the direct or indirect transfer of any of the Assets;
(q)not renew, extend, replace or maintain any Lease that would otherwise expire by its terms prior to the Closing; provided, however, that if Buyer requests in writing that Seller renew or extend any such Lease, Seller may elect in its sole discretion to so renew or extend such Lease, in which case all lease bonus, rental, brokerage and other acquisition costs in connection therewith shall constitute Property Costs for which the Buyer is responsible pursuant to this Agreement (and, to the extent actually paid or economically borne by Seller, the Purchase Price shall be adjusted upward pursuant to Section 1.5 by the amount of such Property Costs);
(r)other than (A) as required under the existing terms of a Benefit Plan, (B) increases in base salary or wages in the ordinary course of business in connection with Seller’s annual merit review cycle, (C) the payment of annual bonuses in respect of the

2026 calendar year in the ordinary course of business, or (D) changes to any Benefit Plan that apply generally to similarly situated employees of Seller and its Affiliates that do not disproportionately affect the Employees, materially modify the salary, bonus, benefits or other compensation of any Employee (including with respect to timing, funding or vesting thereof);
(s)not implement or announce any reduction in force, employee layoffs, plant closing or similar workforce action affecting any field office Employees located in the Sale Area that would require notice under an applicable WARN Act; and
(t)not agree or commit to take (or not to take, as applicable) any of the actions described above.
Buyer acknowledges that Seller owns, and the Assets include, undivided interests in certain of the Subject Assets. Accordingly, Buyer further agrees that: (u) the acts or omissions of the other working interest owners who are not Seller shall not constitute a Breach of the provisions of this Section 4.2; and (v) any action required by a vote of working interest owners shall not constitute such a Breach so long as Seller and its controlled Affiliates have voted their respective interest in a manner that complies with the provisions of this Section 4.2. Further, no action or inaction of any Third Party (including the applicable operators of the Assets) who are not Affiliates of Seller with respect to any Subject Asset shall constitute a Breach of this Section 4.2 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Subject Asset in a manner consistent with this Section 4.2. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 4.2. Buyer’s approval of any such action shall: (w) not be unreasonably withheld, conditioned or delayed; and (x) be considered granted five Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent, unless Buyer notifies Seller to the contrary during such five-Business Day period. In no event will Seller or any of its Affiliates have any liability to Buyer for any Damages resulting from its (or its Affiliates’) performance of any covenant set forth in Section 4.2(a), or purported Breach of any covenant set forth in Section 4.2(a), in its capacity as the “operator” of the Seller-Operated Assets, in each case, except to the extent resulting from Seller’s or its Affiliates’ actual gross negligence or willful misconduct. Notwithstanding the foregoing provisions of this Section 4.2, in the event of an emergency involving imminent danger to life, property or the environment, Seller may take such action as Seller deems reasonably necessary to protect such life, property, or the environment and shall notify Buyer of such emergency and related action reasonably promptly thereafter. Except in the case of an emergency described in the immediately preceding sentence, if the capital expenditures incurred by Seller or its Affiliates with respect to any operation contemplated by the Ordinary Course Development Plan exceed 115% of the amount set forth in the Ordinary Course Development Plan for such operation, then Seller shall promptly notify Buyer and shall use good faith efforts to take into account Buyer’s considerations with respect to the remaining operations contemplated for such operation in the Ordinary Course Development Plan. Any matter approved (or deemed approved) by Buyer pursuant to this Section 4.2 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 2 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

Notwithstanding anything to the contrary in this Agreement, the Parties agree that all requests for approval: (y) for any action restricting Seller’s conduct of business pursuant to this Section 4.2 shall be directed to Brent Evans (at [*]) on behalf of Buyer; and (z) for any access for which Buyer is entitled to pursuant to Section 4.1 shall be directed to Clayton Morgan (at [*]) and Kristen Musgrave (at [*]) on behalf of Seller.
Section 4.3Insurance. Seller shall use commercially reasonable efforts to maintain (or cause to be maintained) in force during the period from the Execution Date until the Closing, all of Seller’s or its Affiliates’ insurance policies pertaining to the Assets in the amounts and with the minimum coverages substantially similar in all material respects to the policies maintained by Seller or such Affiliate as of the Execution Date and shall not cancel, materially amend, fail to renew, or replace such coverage on less favorable terms without Buyer’s consent (not to be unreasonably withheld, conditioned or delayed). The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs to the extent attributable to the Assets.
Section 4.4Consent and Waivers. Seller shall promptly, and in any event within 10 Business Days after the Execution Date (and, with respect to consents that Seller determines to be Required Consents based on their express terms, Seller will use good faith efforts to do so within five Business Days after the Execution Date), commence and diligently pursue all consents, waivers and approvals (other than Customary Post‑Closing Consents) necessary to consummate the Contemplated Transactions, using commercially reasonable efforts to obtain, prior to Closing, written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer as and to the extent provided in Section 10.1 and Section 10.2, as applicable. Seller shall not agree to any additional condition, amendment or obligation to obtain a consent that would be binding on Buyer or the Assets after Closing without Buyer’s written consent. Notwithstanding the foregoing sentence, Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain any Consents or waivers of Preferential Purchase Rights. Buyer shall cooperate with Seller in seeking to obtain such Consents and to comply with the terms of any applicable Preferential Purchase Rights.
Section 4.5Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or Seller’s operating Affiliate) as operator of those Subject Assets or portions thereof that Seller (or its applicable operating Affiliate) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of any Subject Assets because such Subject Assets (or portions thereof) may be subject to operating or other agreements that control the appointment of a successor operator. As to the Subject Assets that Seller or its Affiliates operate as of the Closing, Seller shall (a) vote in favor of Buyer (or its designated Affiliate) as successor operator, and (b) use commercially reasonable efforts (at no cost or expense to Seller) to support Buyer’s efforts to be selected as successor operator of such Subject Assets in accordance with the applicable operating agreements.
Section 4.6Transition Services. After the Execution Date and until the date that is three Business Days prior to the Scheduled Closing Date, the Parties will cooperate in good faith to finalize a mutually agreeable form of Transition Services Agreement covering or otherwise incorporating the services categories, standard of performance, limitations on liability, services term and fees specified in Exhibit J attached hereto, together with such other customary and reasonable terms as the Parties may agree (such agreement, on a form mutually agreed by the Parties, the “Transition Services Agreement”). Unless Seller agrees otherwise, and notwithstanding anything to the apparent contrary on Exhibit J, the services provided pursuant to the Transition Services Agreement (the “Transition Services”) or, if applicable, pursuant to this Section 4.6, (a) need only cover the categories of services described on Exhibit J, (b) shall not, in any event, require the performance of any services that Seller or its Affiliates do not conduct or perform for the Assets in the ordinary course of business as of the Execution Date, and (c) shall not include or require the performance of any Transition Services that are, as of the Execution Date and in the ordinary course of business, performed by Continuing Employees. Notwithstanding anything in this Agreement to the contrary, in no event will any failure by the Parties to agree to a mutually acceptable scope of Transition Services or finalize the Transition Services Agreement prevent or delay the Closing, absent the willful, intentional and material Breach of this Section 4.6; provided that in the event the Transition Services Agreement is not agreed on or before the Closing Date, Seller shall continue to perform the services set forth on Exhibit J for the term set forth therein and for the fees set forth therein in accordance with the standard of care set forth on Exhibit J. Accordingly, no Party will be permitted to terminate this Agreement or assert the failure of its respective Closing conditions, absent the other Party’s willful, intentional and material Breach of this Section 4.6.
Article 5OTHER COVENANTS
Section 5.1Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing upon obtaining Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided, however, that the failure of a Party to comply with the covenant set forth in this sentence shall not constitute a Breach or other violation of this Agreement or give rise to the exercise of any remedies in this Agreement by the other Party. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such Breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 8.1(d)), then such Breach shall be considered not to have occurred for all purposes of this Agreement.
Section 5.2Replacement of Insurance, Bonds, Letters of Credit and Guaranties.
(a)The Parties understand that none of the insurance currently maintained by Seller or its Affiliates covering the Assets will be transferred to Buyer. Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.
(b)The Parties agree and acknowledge that the Credit Support listed on Schedule 5.2(b) provided by Seller or any of its Affiliates in support of obligations related to the Assets is intended to be returned to Seller or its Affiliate, as applicable, and Seller and Buyer shall use reasonable efforts for Seller or such Affiliate to be released of all obligations thereunder. On or before the Closing Date, Buyer (with reasonable cooperation from Seller or its applicable Affiliate) shall obtain, and deliver to Seller evidence of, all necessary replacement Credit Support for all Credit Support set forth on Schedule 5.2(b) that is provided to a Third Party under any existing Contract or agreement or Governmental Body in support of the obligations related to the Assets (and excluding such Credit Support, if any, that relates exclusively to the Excluded Assets or any Retained Litigation); provided that Buyer shall be responsible for payment of any and all fees, costs and expenses associated with the replacement Credit Support. If any Governmental Body or any Third Party does not permit the cancellation of any bonds, letters of credit and guaranties set forth on Schedule 5.2(b), then, from and after Closing, subject to the terms of this Agreement, Buyer shall indemnify the Seller Group against all Damages incurred by the Seller Group from and after the Closing under such bonds, letters of credit and guaranties in respect of the Buyer’s ownership or operation of the Assets.
(c)In addition to (and without limitation of) Section 5.2(b), the Parties acknowledge and agree that in order to obtain applicable Consents or otherwise in connection with the Contemplated Transactions, the counterparties to the Applicable Contracts specified in Schedule 5.2(c) (such Contracts, the “Specified Contracts”) may require the Buyer to post or provide Credit Support (including replacement Credit Support) in favor of the Seller or its Affiliates in amounts or in forms that may differ from the forms and amounts currently maintained or provided by or on behalf of the Seller or its Affiliates, and otherwise demonstrate its financial and technical capability to perform under the Specified Contracts. Accordingly, Buyer agrees that from and after the Execution Date, it shall (and shall cause its Affiliates to) (i) cooperate with and use commercially reasonable efforts to respond to any and all reasonable technical and financial diligence requests as are reasonably requested or required by the counterparties to the Specified Contracts and (ii) use commercially reasonable efforts to provide, or cause to be provided (effective as of and subject to the occurrence of Closing), any security, financial assurances or other Credit Support requested or required by the counterparties to such Specified Contracts, in each case, to the extent that any such security, financial assurances or other Credit Support are within the parameters specified in the express terms of the Specified Contracts. Seller and Buyer agree to cooperate in all respects with each other in communicating with the counterparties to the Specified Contracts in connection with obtaining any required Consents or providing any required Credit Support or replacement Credit Support contemplated in this Section 5.2(c).
Section 5.3Governmental Reviews.

(a)Subject to and without limitation of Section 5.5 (which shall control with respect to all matters relating to the HSR Act and other antitrust and competition Legal Requirements) and Section 5.7: (i) Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions (excluding, for clarity, (A) any filings, applications or negotiations required under the HSR Act, which are separately addressed in Section 5.5, or (B) any filings, applications or negotiations required to transfer the Assigned FCC Licenses, which are separately addressed in Section 5.7); and (ii) each Party shall, to the extent permitted pursuant to applicable Legal Requirements cooperate with and use all reasonable efforts to assist the other Party(ies) with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions (other than any such filings or fees relating to Taxes), regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment.
(b)Without limitation of Section 5.3(a), with respect to any filings and notices (including all Customary Post-Closing Consents) that are customarily made after Closing, promptly (but in no event later than 30 days after Closing, or such earlier date as may be required by applicable Legal Requirements), Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies and any Third Parties that are necessary to assign and transfer the Assets and title and/or operatorship thereto to Buyer (or to evidence such assignment and transfer of record), and to comply with applicable Legal Requirements pertaining to such transfer. Seller shall (at no out-of-pocket cost, expense or liability to Seller) use commercially reasonable efforts to assist Buyer with such filings. Subject to Seller’s indemnity obligations under Section 9.2 (and further subject to the limitations and restrictions in Article 9), Buyer shall indemnify, defend and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of title to the Assets or operatorship of any Subject Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions (including all Customary Post-Closing Consents).
Section 5.4Satisfaction of Conditions. Between the Execution Date and the Closing Date: (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 6 to be satisfied; and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied.
Section 5.5Regulatory Matters. Notwithstanding Section 5.3 and except with respect to any filings, applications or negotiations required to transfer the Assigned FCC Licenses, which are separately addressed in Section 5.7:
(a)Seller and Buyer shall: (i) make or cause to be made appropriate filings of “Notification and Report Forms” pursuant to the HSR Act, with respect to the Contemplated Transactions as promptly as practicable, but in no event later than 10 Business Days after the Execution Date; (ii) join in a request for early termination of applicable waiting periods under the HSR Act; (iii) use reasonable best efforts to make an appropriate response at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), the Federal Communications Commission (the “FCC”) or any other Governmental Body; and (iv) use reasonable best efforts to: (x) cause the waiting periods required under the HSR Act and any other Legal Requirement to terminate or expire as promptly as practicable; (y) resist in good faith, at each of their respective cost and expense, any assertion that the Contemplated Transactions constitute a violation of Legal Requirements; and (z) eliminate every impediment under any Legal Requirements that may be asserted by any Governmental Body so as to enable the Closing to occur as promptly as practicable, and in any case prior to the Outside Date. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer or its Affiliates be required to (A) negotiate, commit to or effect by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of the Assets or any of Buyer’s assets, properties or businesses, accept any restriction on Buyer’s or its Affiliates’ freedom of action with respect thereto following the Closing or offer, propose, negotiate, agree to, consent to or effect any other remedy, condition, commitment or undertaking of any kind (each of the actions described in this subsection (A), a “Remedy Action”) or (B) defend through litigation on the merits any claim asserted in court by any party that would prevent or delay the Closing. Seller shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent, offer, propose, negotiate, agree to, commit to or effect any Remedy Action. In connection with this Section 5.5(a), the Parties shall, to the fullest extent permitted by applicable Legal Requirement: (A) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry; (B) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ, FTC or any other Governmental Body and of any material communication received or given in connection with any Proceeding by a private party, in each case, regarding the Contemplated Transactions; (C) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing (except for HSR filings) made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Body or, in connection with any Proceeding by a private party, any other Person, in connection with the Contemplated Transactions; (D) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, FTC or any other Governmental Body or, in connection with any Proceeding by a private party, with any other Person, and (E) to the extent not expressly prohibited by the DOJ, FTC or any other Governmental Body or Person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the Contemplated Transactions. Any information required to be provided to the other Party pursuant to this section may be redacted (1) to remove references concerning the valuation of the Assets, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with Legal Requirements, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a party may reasonably designate any competitively sensitive material provided to another party under this section as “Outside Counsel Only”. Seller and Buyer shall each bear their own respective costs and expenses incurred in connection with any filings contemplated by this Section 5.5(a), other than any HSR filing fees which shall be paid and borne by Buyer.

(b)Neither of Buyer nor Parent shall, and each of Buyer and Parent shall cause its controlled Affiliates (including any wholly owned subsidiary of Crescent Energy Company) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Body necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Body seeking or entering an order prohibiting the consummation of the Contemplated Transactions; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Contemplated Transactions.
(c)Seller and Buyer shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to make, in a timely manner, all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirement, reasonably cooperate with and use commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the consummation of the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment. Neither Party shall make any commitment or agreement with any Governmental Body to take any action or inaction that would reasonably be expected to have the effect of materially delaying the removal of any impediment to the Closing, without the written consent of the other Party.
Section 5.6Replacement of Master Agreements.The Parties acknowledge and agree that certain of Seller’s and its Affiliates’ master services agreements, including Seller’s or its Affiliates’ NAESB Base Contracts for the Sale and Purchase of Natural Gas (each, a “NAESB Base Contract”), will not be transferred to Buyer at Closing. Accordingly, with respect to any transaction confirmations, work orders, purchase orders or similar Contracts set forth on Schedule 5.6, if Buyer or its applicable operating Affiliate does not have a master services agreement (including a NAESB Base Contract) in place with the applicable counterparty thereto as of the Execution Date, Buyer shall use good faith efforts to negotiate with the applicable counterparties thereto in order to enter into a replacement master services agreement or new NAESB Base Contract prior to Closing. To the extent that any such agreement is not consummated by the Closing Date, Seller may (subject to the terms and provisions of Section 10.2), but shall not be required to, transfer and assign any active or open transaction confirmations, work orders, purchase orders or similar Contracts subject to any unobtained master agreements (including, if applicable, any unobtained NAESB Base Contracts) to Buyer at Closing.

Section 5.7FCC Filings. Seller and Buyer shall prepare, as soon as is practical prior to Closing, any necessary filings in connection with the Contemplated Transactions that may be required to be filed by the Parties or any Affiliate thereof with the FCC with respect to transfer or assignment of the Assigned FCC Licenses. Buyer shall pay all amounts payable to the FCC or other Governmental Body with respect to the transfer or assignment of the Assigned FCC Licenses under this Agreement. Seller and Buyer shall: (x) promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC; (y) promptly make any appropriate or necessary subsequent or supplemental filings; and (z) cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, prior to the Closing, Buyer shall deliver evidence to Seller of its FCC Registration Number with respect to the Assigned FCC Licenses and its designation of an applicable contact person with respect to the Assigned FCC Licenses. Promptly following Closing, Buyer and Seller shall execute and deliver the forms and documents required by the applicable Governmental Body to transfer or assign the Assigned FCC Licenses to Buyer.
Section 5.8Disclosure Schedules. If any fact, condition or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of Article 2, a single disclosure of such fact, condition or matter on such disclosure Schedules shall constitute disclosure with respect to all Sections of Article 2 to which such fact, condition or other matter applies, to the extent such application is readily apparent on its face. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Until the fifth Business Day before the Scheduled Closing Date, Seller shall have the right (but not the obligation) to supplement the disclosure Schedules relating to the representations and warranties set forth in Article 2 with respect to any matters first arising after the Execution Date and not resulting from any Breach by Seller of its covenants or obligations under this Agreement. Seller shall provide Buyer with prompt written notice of any such supplement, specifying in reasonable detail the matters being supplemented and the representations and warranties to which such supplement relates. Except to the extent such updates (x) are a direct result of actions taken with Buyer’s consent pursuant to Section 4.2 or (y) in the event that Buyer timely and properly exercises its right to extend the Scheduled Closing Date in accordance with Section 1.3, relate to matters that first required disclosure on the Schedules to this Agreement on or after the Initial Scheduled Closing Date, prior to Closing, any such supplement shall not be considered for purposes of determining if (a) Buyer’s Closing conditions have been met under Section 6.1, or (b) Seller’s Closing conditions have been met under Section 7.1, as applicable, or for determining any remedies available under this Agreement; provided, however, that (i) if any matter disclosed in such addition, supplement or amendment gives rise to Buyer’s ability to terminate this Agreement, but (ii) Buyer nonetheless agrees to proceed with the Closing, then the matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which gave rise to Buyer’s right to terminate this Agreement will be considered accepted and any violation of the applicable representation and warranty with respect to such disclosed matter shall be considered waived for all purposes, and Buyer shall not be entitled to make a claim thereon under this Agreement or otherwise with respect thereto pursuant to the terms of this Agreement from and after Closing.

In addition, if Buyer timely and properly exercises its right to extend the Scheduled Closing Date in accordance with Section 1.3 and, in each case, unless the Closing has not occurred on or before December 18, 2026, in the limited circumstances where the Outside Date has automatically extended in accordance with Section 8.1(d), if any matter disclosed in any addition, supplement or amendment to the Schedules to this Agreement relates to matters that first required disclosure on or after the Initial Scheduled Closing Date (and provided that such matters are not the direct result of the willful, intentional or material Breach by Seller of any provision of this Agreement), then the matters disclosed pursuant to any such addition, supplement or amendment will be considered accepted and any violation of the applicable representation and warranty with respect to such disclosed matter shall be considered waived for all purposes, and Buyer shall not be entitled to make a claim thereon under this Agreement or otherwise with respect thereto pursuant to the terms of this Agreement from and after Closing.
Section 5.9Non-Solicitation. Except as provided in Article 11, for a period beginning on the Execution Date and ending on the date that is 12 months after the Closing Date, Buyer shall not, and shall cause its Affiliates and its and their Representatives to not, directly or indirectly, in any capacity and either separately, jointly or in association with others, solicit, induce, or attempt to induce, on behalf of Buyer or any other Person, any individual who is an employee or contractor of Seller or its Affiliates as of the Execution Date (a “Seller Employee”) to leave his or her employment or terminate his or her engagement with Seller or its Affiliates. Notwithstanding the foregoing restrictions in this Section 5.9, Buyer and its Affiliates and its and their Representatives shall not be precluded from (a) soliciting or hiring any Seller Employee whose employment or engagement with Seller or its Affiliates has been terminated by Seller or its Affiliates, or soliciting or hiring any other Seller Employee three months after the later of (i) the date of termination of his or her employment or engagement with Seller or its Affiliates, as applicable, and (ii) the last date on which such Seller Employee receives severance or other termination payments from Seller or its Affiliates, as applicable, (b) conducting general solicitations for employment or other services (including through search firms, recruiters, or job postings) contained in a newspaper, other periodical, or on the internet or other media, in each case that are not specifically targeted at Seller Employees, or hiring any Seller Employee who responds thereto, (c) soliciting, discussing employment with, or hiring any Seller Employee who first contacts Buyer, its Affiliates, or its or their Representatives on his or her own initiative without any direct or indirect solicitation in violation of this Section 5.9, (d) soliciting, discussing employment with, or hiring any Seller Employee with whom Seller or its Affiliates or its or their Representatives initiated contact with Buyer, its Affiliates, or its or their Representatives regarding potential employment or engagement, or whom Seller has consented in writing to be solicited or hired, (e) soliciting or hiring any Seller Employee who is not offered employment or engagement in connection with the Assets or whose duties do not primarily relate to the Assets, and (f) communicating with Seller Employees in the ordinary course of business or in connection with the transactions contemplated by this Agreement, including any transition of operations of the Assets. This Section 5.9 shall terminate and be of no further force or effect upon any termination of this Agreement prior to Closing, other than any termination by Seller pursuant to Buyer’s breach.
Section 5.10Vehicles. At Closing, subject to the remaining provisions of this Section 5.10, Seller shall convey to Buyer (or its designated Affiliate) the Assigned Vehicles. With respect to any Assigned Vehicles that are leased vehicles (rather than owned by Seller or its Affiliate), (a) to the extent allowed under existing contractual or lease arrangements, Buyer shall assume at Closing any existing leases with respect to the Assigned Vehicles or enter into a separate agreement with the counterparty thereto governing Buyer’s or its Affiliate’s lease of such Assigned Vehicles; or (b) if Buyer is unable to assume the leases (or enter into a separate agreement with the applicable counterparty) at the time of Closing with respect to any such leased Assigned Vehicle, then Seller shall acquire the affected Assigned Vehicles and convey them to Buyer at or promptly following Closing free of such leases. As part of Buyer’s access rights under Section 4.1, from and after the Execution Date and until the Closing, Seller shall make available to Buyer the Records in Seller’s or its Affiliates’ possession or control pertaining to the vehicles listed on Exhibit C and reasonably cooperate with Buyer (at no out-of-pocket cost, expense or liability) in facilitating the provisions of this Section 5.10.
Section 5.11Confidentiality. Each of Seller and Buyer, for itself and on behalf of its Affiliates, acknowledges that, after the Closing, the Parties and their Affiliates would be irreparably damaged if any confidential information regarding Seller, Buyer, their Affiliates, the Assets and the operation thereof (including information regarding the activities, finances, properties and other assets, marketing, pricing, suppliers, customers, licensors and licensees, and any information or reports provided by or on behalf of Seller or Buyer in connection with the due diligence investigation of the Assets prior to Closing) or the identification or name of Seller or Buyer or their involvement in the transactions contemplated hereunder were disclosed to or utilized on behalf of any other Person. Each of Seller and Buyer, for itself and on behalf of its Affiliates, covenants and agrees that, for a period of 12 months following the Closing, they will not, without the prior written consent of the other Party, disclose or permit to be disclosed or use or permit to be used in any way any such confidential information (including the identification or name of Seller or Buyer with respect to their involvement in the transactions contemplated hereunder) unless (a) it receives a request or is compelled to disclose such confidential information by judicial or administrative process or by other Order issued by a Governmental Body, (b) such disclosure is required by the rules of any applicable stock exchange or regulatory or self-regulatory organization or other applicable Legal Requirement, (c) such disclosure is to its accountants, attorneys, advisors and other professional consultants, any existing or prospective lenders or financing sources, or Non-Recourse Persons (in each case, to the extent that each is subject to customary confidentiality obligations), (d) such disclosure is necessary in connection with the filing of Tax Returns or claims for refund or in defending, prosecuting or otherwise conducting any examination, audit or administrative or judicial Proceeding regarding any Tax Return or Taxes, or (e) such disclosure is made in connection with the enforcement, defense or settlement of a Party’s rights and obligations under this Agreement, the Transaction Documents or as may be reasonably necessary to effect the transactions under this Agreement or the Transaction Documents, including without limitation, in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent or complying with any Contract with Third Parties. Each of Seller and Buyer, for itself and on behalf of its Affiliates, as applicable, shall, to the extent legally permitted, give the other Party prompt written notice of any disclosure pursuant to clause (a) above and reasonably cooperate with the other Party, at such other Party’s expense, to limit or obtain confidential treatment of the information so required to be disclosed. Upon the expiration of such period of 12 months following the Closing,

Seller shall destroy or return to Buyer copies of any and all Records retained by Seller pursuant to Section 12.1, except to the extent such Records are needed to enforce or comply with Seller’s rights, obligations or covenants under this Agreement or the other Transaction Documents, under the rules of any applicable stock exchange or regulatory or self-regulatory organization or other applicable Legal Requirement or are retained in the ordinary course of business of Seller (including archival or back-up copies) in compliance with Seller’s or its Affiliates internal document retention policies. Notwithstanding Section 9.2 or anything in this Agreement, a Party’s sole and exclusive recourse and remedy for any breach of this Section 5.11 shall be injunctive or equitable relief, and in no event will Seller’s indemnity obligation pursuant to Section 9.2(b) or Buyer’s indemnity obligation pursuant to Section 9.3(b) apply to, and each of Seller and Buyer (for itself and its Affiliates) affirmatively waives the right to enforce such obligations with respect to any Breach or purported Breach of this Section 5.11. Further, nothing in this Section 5.11 shall preclude either Party or its Affiliates from discussing this Agreement or the transactions contemplated by this Agreement with its and their employees and personnel who have a need to know such information, and, from and after the Closing, nothing in this Section 5.11 shall restrict Buyer or its Affiliates from using or disclosing any information to the extent relating to the Assets or Buyer’s ownership or operation thereof, including in communications with Buyer’s and its Affiliates’ vendors, contractors, service providers, working interest owners, operators, purchasers and other Third Parties and Representatives with respect to the Assets.
Section 5.12Financing Cooperation.
(a)Until the Closing (or until the earlier termination of this Agreement in accordance with the terms hereof), and for so long as reasonably necessary following Closing with respect to clauses (ii)(C), (ii)(D), (ii)(E) and (ii)(I) below, Seller shall (i) reasonably promptly furnish, or cause to be furnished, the Required Information to Buyer and (ii) use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause the Seller Group, to provide to Buyer, at Buyer’s sole cost and expense, such customary cooperation as may be reasonably requested by Buyer that is reasonably necessary in connection with the arrangement, syndication and consummation of any debt or equity financing related to the transactions contemplated by this Agreement (the “Financing”) or as may otherwise be reasonably requested by Buyer that is reasonably necessary to satisfy applicable SEC rules and regulations, including to (subject to Section 5.12(b)): (A) participate (and use commercially reasonable efforts to cause appropriate Representatives to participate) in a reasonable number of meetings, presentations, roadshows, due diligence and drafting sessions, rating agency sessions and sessions with Debt Financing Sources, in each case, upon reasonable advance notice and at reasonable dates and times as mutually agreed by the parties; provided that no such meetings, presentations, roadshows, due diligence and drafting sessions, rating agency sessions and sessions with Debt Financing Sources shall be required to be in person; (B) provide information reasonably requested by Buyer for Buyer’s preparation of materials for bank information memoranda, lender presentations, offering memoranda, marketing materials, rating agency presentations and similar documents required in connection with the Financing; (C) deliver to Buyer and the Debt Financing Sources as promptly as reasonably practicable, (1) audited statements of revenues and direct operating expenses (compliant with Rule 3-05(e) of Regulation S-X under the Securities Act) with respect to the Assets for each of the years ended December 31, 2025 and 2024, and, if necessary, the year ended December 31, 2026, if the Closing Date is after December 31, 2026, (2) unaudited statements of revenues and direct operating expenses (compliant with Rule 3-05(e) of Regulation S-X under the Securities Act) with respect to the Assets for the six-month periods ended June 30, 2026 and 2025, and, for each subsequent fiscal quarter ending (other than the fourth quarter of any fiscal year) at least 41 days prior to the Closing Date, (3) such information related to the Assets as is reasonably necessary for Buyer to prepare and file pro forma financial statements as required pursuant to the Debt Commitment Letter, and (4) well and drilling location data, lease operating statements, production reports and summary reserve data of the Assets, as is reasonably necessary for Buyer to internally prepare (or cause to be prepared or audited by a third-party reserve engineering firm) a reserve report covering the provided reserves of the Assets (the information required under this clause (4), together with the information required under clauses (1), (2), and (3), collectively, the “Required Information”); (D) provide other information reasonably necessary for Buyer to internally prepare (or cause to be prepared or audited by a third-party reserve engineering firm), estimates of proved reserves of the Assets and measures of future cash flows attributable thereto; (E) cause the present and former, as applicable, independent accountants for the Seller Group to provide reasonable assistance to Buyer in connection with the Financing, any securities offering by Buyer or any of its Affiliates (including any equity offering) consistent with their customary practice (including providing accountants’ “comfort” letters and consents from such independent accountants, management representation letters delivered by or on behalf of Seller (or its applicable Affiliate) to its independent accountants, participating in customary due diligence calls in connection therewith and providing written consent for the inclusion or incorporation by reference of the Required Information in any filing with the SEC of Buyer or any of its Affiliates in which the Required Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act) and any filing with the SEC of Buyer or any of its Affiliates required in order to comply with applicable law; (F) assist Buyer in connection with the preparation by Buyer and its Representatives of the Financing Documentation and the provision of guarantees and security interests to support the Financing and reasonably facilitating the pledging of, granting of security interests in and obtaining perfection of any liens on, the Assets, as contemplated by the Financing Documentation; provided that such documents will not take effect prior to the Closing; (G) furnish Buyer and its Debt Financing Sources reasonably promptly, access to copies of all recorded mortgages pertaining to the Assets, copies of mortgage recording schedules pertaining to the Assets and access to any land and chain or title Records reasonably necessary for Buyer and/or its Debt Financing Sources to prepare legal descriptions in form suitable for mortgaging the real property interests pertaining to the Assets; (H) [reserved]; and (I) reasonably cooperate with updating and correcting any information furnished to Buyer in connection with the diligence and marketing (which shall not require the Seller Group to prepare pro forma financial information) and otherwise using commercially reasonable efforts to cooperate with Buyer’s efforts to obtain the Financing and to otherwise satisfy its obligations under applicable securities regulations (including, for avoidance of doubt, with respect to statements of revenues and direct operating expenses for any requisite fiscal periods ended on or prior to the Closing Date but not previously provided as part of the Required Information). For the avoidance of doubt, (x) information required to be delivered pursuant to this Section 5.12(a) shall be deemed to have been delivered by Seller to Buyer if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov and (y) Seller shall have no liability with respect to any of Buyer’s or its Affiliates’ compliance or noncompliance with applicable securities regulations.
(b)Notwithstanding anything to the contrary in Section 5.12(a), no member of the Seller Group shall be required to: (i) pass resolutions, consents or take any corporate, limited liability company or other action to approve or authorize the execution of the documents in connection with the Financing or otherwise execute or deliver any certificate, document, instrument or agreement in connection therewith; (ii) pay any commitment or other fee, or incur any other cost, expense or liability, in connection with the Financing; (iii) provide any cooperation or take any action to the extent that any such action (A) would unreasonably interfere with the ongoing business or operations of the Seller Group, (B) could be reasonably likely to subject any director, manager, officer or employee of Seller or any of their respective Affiliates to any actual or potential personal liability, (C) could reasonably be expected to conflict with or violate any Legal Requirement, or result in the contravention of, or result in a violation or breach of, or default under, any material contract or agreement in effect on the date hereof, (D) could result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other applicable legal privilege of any member of the Seller Group, (E) would require any member of the Seller Group to prepare any pro forma financial statements or other information not already normally prepared in the ordinary course of business or (F) could reasonably be expected to result in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; (iv) provide any interim reserve report; (v) provide or prepare any marketing materials and other documents used in connection with any proposed Financing; (vi) provide or prepare any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”; in each case, for the avoidance of doubt, other than any financial, reserve or other pertinent information reasonably necessary for Buyer to prepare the pro forma financial statements or descriptions; and (vii) for purposes of providing the information required under Section 5.12(a)(ii)(C)(1) with respect to the year ended December 31, 2026, provide such financial statements prior to such time as the Seller Group prepares such financial statements in the ordinary course of the Seller Group’s business. No member of the Seller Group shall be required to make any representation, warranty or certification with respect to the Financing (other than with respect to customary authorization and representation letters). Buyer shall be responsible for all fees and expenses related to its Financing. Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of outside counsel) to the extent incurred by any member of the Seller Group in connection with any Financing, and shall indemnify and hold harmless each member of the Seller Group from and against any and all losses suffered or incurred by any of them in connection with their compliance with this Section 5.12, the arrangement of such Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the gross negligence or willful misconduct by such member of the Seller Group, in each case, as determined by a final, non-appealable judgement of a court of competent jurisdiction.
(c)Buyer acknowledges and agrees that obtaining any financing is not a condition to its obligations under this Agreement. If any financing (including any Financing) has not been obtained, Buyer shall continue to be obligated, until such time as this Agreement is terminated in accordance with Article 8 and, subject to the waiver or fulfillment of the conditions set forth in Article 6, to complete the transactions contemplated by this Agreement.
(d)Notwithstanding any other provision set forth herein, Seller agrees that Buyer may share the information provided under this paragraph with the Debt Financing Sources and potential Debt Financing Sources in connection with any marketing efforts in connection with the Financing, so long as all such parties are party to or otherwise subject to confidentiality obligations substantially comparable to such obligations set forth in Section 5.11 or otherwise reasonably satisfactory to Seller (it being understood for the avoidance of doubt that the reasonable and customary processes of sharing a customary offering memorandum with potential investors for a Rule 144A and/or Regulation S offering of debt securities shall be deemed to be reasonably satisfactory).
(e)Notwithstanding anything in this Agreement to the contrary, (i) if the Seller has provided the Required Information and has acted in good faith to fulfill its obligations under this Section 5.12, the Buyer acknowledges and agrees that the Seller shall not be considered to have materially Breached this Section 5.12 and (ii) except to the extent that any failure to obtain the Financing is caused by a willful, intentional and material Breach by Seller of this Section 5.12, in no event will any failure by Seller or any of its Affiliates to comply with this Section 5.12 be used by Buyer as a basis to (i) terminate this Agreement, (ii) assert the failure of any of Buyer’s conditions to Closing to be satisfied, (iii) assert that Seller is not entitled to terminate this Agreement under the circumstances set forth in Section 8.1 or (iv) assert any claim for Damages under this Agreement.
Section 5.13Financing Covenant of Buyer.
(a)Prior to the Closing, Buyer shall use its commercially reasonable efforts to, and Parent shall use commercially reasonable efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing described in the Debt Commitment Letter on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (i) negotiate and execute definitive agreements with respect to the Financing on terms and conditions no less favorable to Parent than those contemplated by the Debt Commitment Letter (including implementing the “market flex”

provisions in the Fee Letter as necessary to obtain the Financing), (ii) maintain in full force and effect the Debt Commitment Letter, subject to any amendments, modifications, consents or waivers thereto or replacements thereof permitted by this Agreement, (iii) satisfy, or cause to be satisfied, on a timely basis (or obtain the waiver of) all conditions to Parent obtaining the Financing within its control set forth in the Debt Commitment Letter that are to be satisfied by Parent at or prior to the Closing, (iv) in the event that all conditions precedent to the funding of the Financing in the Debt Commitment Letter have been satisfied or waived (or upon funding will be satisfied), consummate the Financing contemplated thereby at or prior to the time the Closing is required to occur pursuant to Section 1.3 and (v) enforce Buyer’s and Parent’s rights under the Debt Commitment Letter and the Financing Documentation.
(b)Upon reasonable request, Buyer and Parent shall keep Seller informed on a reasonably current basis, in reasonable detail of any material developments concerning the status of the Financing; provided that, for the avoidance of doubt, Seller shall not need to make a request to Buyer for Buyer to be obligated to provide the notices contemplated by Section 5.13(d) in accordance with Section 5.13(d).
(c)In the event any portion of the Financing becomes unavailable to Buyer (after taking into account economic “flex” terms) such that Buyer will not have the Required Financing Amount at Closing on the terms and conditions contemplated in the Debt Commitment Letter, Buyer and Parent shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount, when added to the portion of the Financing that is available, that is equal to or greater than the Required Financing Amount to consummate the transactions contemplated by this Agreement (“Alternative Financing”) and to use commercially reasonable efforts to promptly obtain, and when obtained, to provide Seller with a copy of, a replacement financing commitment that provides for such Alternative Financing (together with the term sheets and all exhibits, schedules and annexes thereto, collectively, the “Alternative Financing Commitment Letter”); provided, that in no event will Buyer or Parent be required to (x) agree to any terms that are, in the reasonable discretion of Buyer, materially less favorable in the aggregate to Buyer or Parent than those set forth in the Debt Commitment Letter in effect on the date hereof or (y) pay any fees, original issue discount, interest margin or other economics, as applicable, or agree to any prepayment premium or call protection, in each case, in excess of those contemplated by the Debt Commitment Letter (after taking into account economic “flex” terms contained in the Fee Letters). Notwithstanding anything herein to the contrary, no Alternative Financing shall be subject to any condition or contingency other than the Disclosed Conditions or such other conditions as are not adverse in any material respect to the interests of Seller, and the Alternative Financing Commitment Letter and each other agreement, fee letter or documents contemplated thereby shall not contain any Prohibited Financing Term. If applicable, any reference in this Agreement to “Financing” shall include “Alternative Financing” and any reference to “Debt Commitment Letter” shall include the “Alternative Financing Commitment Letter”.

(d)Buyer shall promptly notify Seller in writing (i) of any actual breach or default (or any event or circumstance that, with or without notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by Parent or any other party to the Debt Commitment Letter, in each case, which breach, default, event or circumstance Buyer or Parent becomes aware of, (ii) of the receipt by Buyer, Parent or any of their respective subsidiaries or Affiliates of any written notice or other written communication from any Debt Financing Source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter, and (iii) if for any reason Buyer or Parent believes in good faith that there is a material possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter in an amount at least equal to the Required Financing Amount on the Closing Date; provided that, with respect to clauses (i) and (ii), in no event shall Buyer be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality.
(e)Neither Buyer nor Parent shall permit or consent to, without the prior written consent of Seller, any amendment, replacement, supplement, waiver or modification to be made to the Debt Commitment Letter if such amendment, replacement, supplement or modification would (i) adversely impact in any material respect the ability of Parent to enforce its rights against any other party to the Debt Commitment Letter, (ii) reduce the aggregate amount of cash proceeds from the Financing (including by changing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions in the Fee Letter)) available to be funded on the Closing Date below the Required Financing Amount, or (iii) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing thereunder, in each case, in a manner that would reasonably be expected to (A) prevent or materially delay the Closing or (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur; provided that, for the avoidance of doubt, Buyer may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof. For all purposes of this Agreement, references to the “Debt Commitment Letter” and “Alternative Financing Commitment Letter” shall include such document as permitted or required by this Section 5.13 to be amended, supplemented, extended, replaced, waived or otherwise modified, in each case from and after such amendment, supplement, extension, replacement, waiver or modification.
Article 6CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):
Section 6.1Accuracy of Representations. All of Seller’s: (a) Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct as of such date); and (b) representations and warranties set forth in Article 2 other than the Fundamental Representations shall be true and correct in all respects (without regard to any Material Adverse Effect or similar materiality qualifier set forth therein) as of the Bringdown Date as though made on and as of the Bringdown Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct as of such specified date), except, in the case of this clause (b), for any Breaches or inaccuracies, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.
Section 6.2Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects; provided that, if Buyer timely and properly exercises its right to extend the Scheduled Closing Date in accordance with Section 1.3, and, in each case, unless the Closing has not occurred on or before December 18, 2026, in the limited circumstances where the Outside Date has automatically extended in accordance with Section 8.1(d), then all of the covenants and obligations that Seller is required to perform or comply with pursuant to this Agreement between the Initial Scheduled Closing Date and the Closing shall be deemed to have been duly performed and complied with in all respects, absent Seller’s willful, intentional and material Breach of any such material covenant or obligation.
Section 6.3No Prohibition. On the Closing Date, (a) except with respect to antitrust Legal Requirements, no Proceeding by a Governmental Body seeking to restrain, enjoin or otherwise prohibit or declare illegal the consummation of the Contemplated Transactions shall be pending before any Governmental Body and (b) no Legal Requirement shall be in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Contemplated Transactions.
Section 6.4Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than the Customary Post-Closing Consents) shall have been granted, and all waiting periods (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act, and any commitment to, or agreement with, any Governmental Body to delay the consummation of, or not to consummate before a certain date, the Contemplated Transactions, shall have expired or been terminated.
Section 6.5Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 1.4(a).
Article 7CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller, in whole or in part):

Section 7.1Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as though made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.
Section 7.2Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
Section 7.3No Prohibition. On the Closing Date, (a) except with respect to antitrust Legal Requirements, no Proceeding by a Governmental Body seeking to restrain, enjoin or otherwise prohibit or declare illegal the consummation of the Contemplated Transactions shall be pending before any Governmental Body and (b) no Legal Requirement shall be in effect that restrains, enjoins or otherwise prohibits or declares illegal the consummation of the Contemplated Transactions.
Section 7.4Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Customary Post-Closing Consents) shall have been granted, and all waiting periods (and any extensions thereof) applicable to the Contemplated Transactions under the HSR Act, and any commitment to, or agreement with, any Governmental Body to delay the consummation of, or not to consummate before a certain date, the Contemplated Transactions, shall have expired or been terminated.
Section 7.5Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 1.4(b).
Article 8TERMINATION
Section 8.1Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:
(a)by mutual written consent of Seller and Buyer;
(b)by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 6 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied);
(c)by Seller, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied);
(d)by Seller or Buyer, if the Closing has not occurred (x) on or before December 18, 2026, or (y) only if Buyer timely and properly exercises its right to extend the Scheduled Closing Date in accordance with Section 1.3, on or before January 5, 2027

(the “Outside Date”); provided, however, that if the Closing has not occurred on or before such applicable Outside Date solely as a result of a failure of any of the conditions set forth in Section 6.3 and Section 7.3 or Section 6.4 and Section 7.4 to be satisfied, then without any further action by the Parties, the Outside Date shall be automatically extended to the date that is nine months after the initial Outside Date specified above, or such later date as the Parties may agree upon in writing; provided that such failure to satisfy such conditions does not result primarily from the terminating Party’s material Breach of this Agreement;
(e)by Seller or Buyer, if a Governmental Body has issued an Order, enacted or promulgated any other Legal Requirement or taken any other action permanently restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Contemplated Transactions, and with respect to any Order, such Order has become final and nonappealable;
(f)by Seller, by giving written notice to Buyer, if the sum of (i) without duplication, (A) all Title Defect Values for Title Defects asserted by Buyer in good faith (in each case, subject to the De Minimis Title Defect Cost and the Aggregate Defect Deductible), plus (B) the Aggregate Environmental Defect Values for Environmental Defects asserted by Buyer in good faith (in each case, subject to the applicable De Minimis Environmental Defect Cost and the Aggregate Defect Deductible), minus (C) the aggregate amount of all Title Benefit Values asserted by Seller in good faith (provided that, for purposes of this clause (i) if any Asset is excluded from the transactions due to Title Defects pursuant to Section 10.5, the Title Defect Value will be deemed to be the Allocated Value of the Assets so excluded); plus (ii) the aggregate downward Purchase Price adjustments under Section 10.1; plus (iii) the aggregate downward Purchase Price adjustments under Section 10.2; plus (iv) the aggregate amount of all Casualty Losses, exceeds 15% of the unadjusted Purchase Price;
(g)by Buyer, by giving written notice to Seller, if the sum of (i) without duplication, (A) all Title Defect Values for valid Title Defects asserted by Buyer in good faith (in each case, subject to the De Minimis Title Defect Cost and the Aggregate Defect Deductible), plus (B) the Aggregate Environmental Defect Values for valid Environmental Defects asserted by Buyer in good faith (in each case, subject to the De Minimis Environmental Defect Cost and the Aggregate Defect Deductible), minus (C) the aggregate amount of all Title Benefit Values asserted by Seller (provided that, for purposes of this clause (i) if any Asset is excluded from the transactions due to Title Defects pursuant to Section 10.5, the Title Defect Value will be deemed to be the Allocated Value of the Assets so excluded), in each case, as agreed upon by the Parties or finally determined pursuant to Article 10; plus (ii) the aggregate downward Purchase Price adjustments under Section 10.1; plus (iii) the aggregate downward Purchase Price adjustments under Section 10.2; plus (iv) the aggregate amount of all Casualty Losses, exceeds 15% of the unadjusted Purchase Price; or
(h)by Seller, upon written notice to Buyer at any time prior to the funding of the Deposit Amount, but only if Buyer has not funded the Deposit Amount within the time period contemplated in Section 1.2.

Notwithstanding the foregoing provisions of this Section 8.1: (w) in the case of a Breach by Seller that is capable of being cured, prior to Buyer terminating this Agreement, Seller shall have a period of 10 Business Days following receipt of written notice from Buyer of such Breach to attempt to cure such Breach, and the termination under Section 8.1(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such 10 Business Day period; (x) if (1) Seller’s conditions to Closing have been satisfied or waived in full; (2) Buyer is not in material Breach of the terms of this Agreement; and (3) all of Buyer’s conditions to Closing have been satisfied or waived (other than those conditions to Closing that by their terms can only be satisfied at the Closing), then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement; (y) in the case of a Breach by Buyer that is capable of being cured, Buyer shall have a period of 10 Business Days following receipt of such notice to attempt to cure the Breach and the termination under Section 8.1(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such 10 Business Day period; and (z) if (1) Buyer’s conditions to Closing have been satisfied or waived in full (other than those conditions to Closing that by their terms can only be satisfied at the Closing); (2) Seller is not in material Breach of the terms of this Agreement; and (3) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement. In addition, no Party shall be entitled to terminate this Agreement pursuant to Section 8.1(b), (c), (e), (f) or (g) if such Party is then in Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 6 (with respect to a Seller Breach) or in Article 7 (with respect to a Buyer Breach) not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied).
Section 8.2Effect of Termination; Distribution of the Deposit Amount.
(a)If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate other than as expressly provided in this Section 8.2. Notwithstanding the foregoing sentence: (i) no such termination shall impair or restrict the rights of a Party against the other Party(ies) with respect to the Deposit Amount pursuant to Section 8.2(b); (ii) except to the extent Seller or Buyer have received the Deposit Amount as liquidated damages (or, with respect to Buyer, damages in an amount up to the amount set forth in Section 8.2(b)(ii)) pursuant to Section 8.2(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained in this Agreement which are to be performed or observed at or prior to Closing; (iii) except to the extent Seller or Buyer have received the Deposit Amount as liquidated damages (or, with respect to Buyer, damages in an amount up to the amount set forth in Section 8.2(b)(ii)) pursuant to Section 8.2(b), or as otherwise provided in Section 8.2(b)(ii), to the extent such termination results from the material Breach by a Party of any of its covenants or agreements under this Agreement, the other Party(ies) shall be entitled to all remedies available at law or in equity with respect to such Breach and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled; and (iv) the following provisions shall survive the termination of this Agreement until fully performed: Section 4.1, Section 5.9, Section 5.12(b), Section 8.2, Section 8.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11, Section 9.12, Section 9.13, Article 12 (other than Section 12.1), Appendix I and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.
(b)Notwithstanding anything to the contrary in Section 8.2(a):
(i)If Seller has the right to terminate this Agreement (x) pursuant to Section 8.1(c) or (y) pursuant to Section 8.1(d) at such time that Seller could have terminated this Agreement pursuant to Section 8.1(c) (without regard to any cure periods contemplated therein), then, in any such case, Seller shall have the right, at Seller’s sole discretion, to either: (A) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 1.4(b)(i); or (B) if Seller does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement and receive the Deposit Amount as liquidated damages (and not as a penalty) free and clear of any claims by Buyer under this Agreement. If Seller elects to terminate this Agreement pursuant to this Section 8.2(b)(i) and receive the Deposit Amount as liquidated damages, then: (1) within two Business Days of such termination, the Parties shall jointly instruct the Escrow Agent to disburse the Deposit Amount to Seller, free and clear of any claim thereto by Buyer under this Agreement or otherwise; and (2) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement. The Parties acknowledge and agree that Seller’s actual damages for Buyer’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.
(ii)If Buyer has the right to terminate this Agreement (x) pursuant to Section 8.1(b) or (y) pursuant to Section 8.1(d) at such time that Buyer could have terminated this Agreement pursuant to Section 8.1(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to either (A) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 1.4(b)(i), or (B) if Buyer does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement and (in addition to receiving a return of the Deposit Amount) seek to recover Buyer’s actual, direct damages from Seller in an amount not to exceed Buyer’s actual documented, out-of-pocket expenses in connection with negotiating this Agreement, but in no case in an amount exceeding $30,000,000. If Buyer elects to terminate this Agreement pursuant to this Section 8.2(b)(ii) and seek a return of the Deposit Amount, then (x) within two Business Days of Buyer’s election, the Parties shall jointly instruct the Escrow Agent to disburse the Deposit Amount to Buyer, free and clear of any claim thereto by Seller under this Agreement or otherwise, and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.
(iii)If Buyer timely and properly exercises its right to extend the Scheduled Closing Date in accordance with Section 1.3, and if either Party terminates this Agreement (x) pursuant to Section 8.1(e) or (y) pursuant to Section 8.1(d) solely as a result of a failure of any of the conditions set forth in Section 6.3 and Section 7.3, in each case of (x) or (y), as a result of an Order, Legal Requirement, injunction or other action taken by a Governmental Authority to restrain, enjoin, or otherwise prohibit or making illegal the consummation of the Contemplated Transactions that is entered, issued, promulgated, arises or goes into effect after the Initial Scheduled Closing Date (in each case, other than in connection with or as a result of any antitrust Legal Requirements), then in connection with such termination, Seller shall be entitled to receive a termination fee, as liquidated damages (and not as a penalty), equal to the Additional Deposit Amount. In such event, (1) within two Business Days of such termination, the Parties shall jointly instruct the Escrow Agent to disburse the Additional Deposit Amount to Seller, free and clear of any claim thereto by Buyer under this Agreement or otherwise, with the remaining amount of the Deposit Amount being released to Buyer; and (2) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement. The Parties acknowledge and agree that Seller’s actual damages in the event of any such termination would be difficult or impossible to ascertain with reasonable certainty and agree that the Additional Deposit Amount would be reasonable liquidated damages.
(iv)If this Agreement is terminated by Seller in accordance with Section 8.1(h), then the Parties shall have no additional remedies against one another as a result of such termination, and Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.
(c)Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth in this Agreement, each Party covenants and agrees that solely with respect to each Party’s rights under Section 8.2(b)(i)(A) and Section 8.2(b)(ii)(A): (i) the rights of each Party to consummate the Contemplated Transactions are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law; (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Party’s rights under Section 8.2(b)(i)(A) and Section 8.2(b)(ii)(A); (iii) neither Party, nor its representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to each Party’s rights under Section 8.2(b)(i)(A) and Section 8.2(b)(ii)(A); and (iv) each Party agrees to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 8.2(b)(i)(A) and Section 8.2(b)(ii)(A).
(d)If this Agreement is terminated by either Buyer or Seller pursuant to Section 8.1 for any reason other than as described in Section 8.2(b): then (i) within two Business Days of Buyer’s election, the Parties shall jointly instruct the Escrow Agent to disburse the Deposit Amount to Buyer, free and clear of any claim thereto by Seller under this Agreement or otherwise, and (ii) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.
Section 8.3Return of Records Upon Termination. Upon termination of this Agreement: (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer together with copies of all materials required to be delivered to Seller under Section 4.1(b) in connection with its due diligence investigation of the Subject Assets; and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.
Article 9INDEMNIFICATION; REMEDIES
Section 9.1Survival. The survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) the Fundamental Representations and the representations and warranties in Section 2.4 shall survive for the applicable statute of limitations plus 30 days; (b) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for 18 months after Closing; (c) all other representations and warranties of Seller shall survive for 12 months after Closing; (d) in each case, unless a different survival period is expressly provided for in this Agreement, the covenants and other agreements of Seller set forth in this Agreement (i) to be performed on or before Closing shall survive for 12 months after Closing and (ii) to be performed after Closing shall survive until fully performed; and (e) in each case, unless a different survival period is expressly provided for in this Agreement, all representations, warranties, covenants and agreements of Buyer shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, but there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Section 9.2(a), Section 9.2(b), Section 9.3(a) and Section 9.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Party on or before such termination date. The indemnities in Section 9.2(c) shall terminate as of the date that is 18 months from the date hereof. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein. Notwithstanding anything to the contrary contained herein, none of the limitations set forth in this Article 9 (including the limitations of Section 9.5) shall apply to Damages arising from Fraud of Seller or any member of the Seller Group.
Section 9.2Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 9 and Sections 10.5, 10.9 and 10.10, from and after the Closing, Seller shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Buyer Group from and against, and shall pay to Buyer Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:
(a)any Breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement;
(b)any Breach by Seller of any covenant, obligation or agreement of Seller in this Agreement; and
(c)the Specified Liabilities.
Section 9.3Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 9 and Sections 10.5, 10.9 and 10.10, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:
(a)any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;
(b)any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement;
(c)any Damages arising out of or relating to Buyer’s and its Representatives’ access to the Subject Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Section 4.1 (and subject to the limitations set forth in Section 4.1(b)), including Damages attributable to personal injury, illness or death, or property damage; and
(d)the Assumed Liabilities.
even if such damages arise out of or result from, in whole or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault of, any member of Seller Group, its invitees or Third Parties.
Section 9.4Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance or indemnification proceeds actually received by the indemnified party or its Affiliates with respect to such Damages (net of any collection costs, any increase in premiums attributable to such claim, any retroactive premium adjustment and any self-insured retention or deductible, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified party or its Affiliates); provided, that the indemnifying Party shall not delay any payment of any indemnification claim pending the outcome of any claim for insurance proceeds or from any Third Party indemnitor. If any Damages suffered by an indemnified Party are covered by an existing policy of insurance or by a Third Party indemnitor, then such indemnified Party shall use commercially reasonable efforts to pursue and prosecute any available claims against such policy or such Third Party indemnitor; provided, that in no event shall the indemnified party be required to initiate or pursue litigation against any insurance carrier or Third Party indemnitor. If an indemnified Party or its Affiliates receive funds or proceeds from any insurance carrier or any other Third Party indemnitor with respect to any Damages previously paid to or received by them from the indemnifying Party (or any other member of the indemnifying Party’s respective Group), then the indemnified Party shall (or shall cause such member of its respective Group to) promptly pay and reimburse the indemnifying Party for such funds or proceeds to the extent (and only up to the amount) of any such Damages previously paid to or received by any member of the indemnified Party’s respective Group from the indemnifying Party or a member of such indemnifying Party’s respective Group. Each indemnified Party shall make reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.
Section 9.5Limitations on Liability. Except with respect to the Fundamental Representations and the representations and warranties included in Section 2.4, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 9.2(a): (i) for any Damages with respect to any occurrence, claim, award or judgment that does not individually exceed $150,000 (net to Seller’s interest) (the “Individual Claim Threshold”); or (ii) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold delivered by Buyer exceed 1.5% of the unadjusted Purchase Price, and then only to the extent such Damages exceed 1.5% of the unadjusted Purchase Price. Except with respect to Seller’s indemnification obligations pursuant to Section 9.2(a) for any Breach of the Fundamental Representations and the representations and warranties in Section 2.4, in no event will Seller be liable for Damages indemnified under Section 9.2 to the extent such Damages exceed 10% of the unadjusted Purchase Price. Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement or the special warranty of Defensible Title, in each case, set forth in the Instruments of Conveyance, collectively, exceed 100% of the unadjusted Purchase Price.
Section 9.6Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, and without limiting the Parties’ termination rights under Article 8, after the Closing, except with respect to claims arising from or relating to Fraud of a Party or any member of such Party’s Group, the remedies provided in this Article 9 and Article 10, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance and any remedies expressly provided for in any other Transaction Documents, are the Parties’ exclusive legal remedies against each other with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in any certificates delivered pursuant to this Agreement. Upon Closing, subject to the obligations or liabilities of Seller provided in this Article 9 and Article 10, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance and any remedies expressly provided for in any other Transaction Documents, Buyer irrevocably waives, releases, remises and forever discharges, and shall cause each member of the Buyer Group to irrevocably waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the Contemplated Transactions or thereunder, or any member of the Seller Group’s ownership, use or operation of the Subject Assets during any period prior to Closing or the condition, quality, status or nature of the Subject Assets, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any member of the Buyer Group, and any rights under agreements among any members of the Seller Group, even if caused in whole or in part by the negligence (whether sole, joint, active, passive, comparative, or concurrent), strict liability or other legal fault of any released Person, invitees or Third Parties; provided, however, that the foregoing release shall not apply to (i) any Damages to the extent resulting from Fraud, gross negligence or willful misconduct of the Seller Group, (ii) Seller’s obligations under this Agreement and the Transaction Documents, including Seller’s indemnification obligations under Section 9.2, or (iii) the special warranty of Defensible Title set forth in the Instruments of Conveyance.
Section 9.7Procedure for Indemnification – Third Party Claims.
(a)Promptly after receipt by an indemnified party under Section 9.2 or Section 9.3 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 9. Such claim notice shall include the specific details of and specific basis under this Agreement for its claim to the extent then known by the indemnified Party. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 9.7 shall not relieve the indemnifying Party of its obligations under this Article 9, except to the extent such failure actually and materially prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.
(b)If any Proceeding referred to in Section 9.7(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume by written notice to the indemnified party the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party. After written notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding; provided, that the indemnified party shall have the right at its own expense to participate in the defense of any such Proceeding with counsel of its own choosing. If reasonably requested by the indemnifying Party, the indemnified party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest at the expense of the indemnifying Party; provided that the indemnified party shall not be required to pursue any cross-claim or counter-claim in connection with any such defense. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if: (A) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate; (B) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding; (C) such Proceeding relates to or arises in connection with any criminal proceeding; (D) such Proceeding seeks an injunction or equitable relief against any indemnified party; (E) the indemnifying Party has failed or is failing to defend in good faith such Proceeding; or (F) such Proceeding could reasonably be expected to result in Damages in excess of the limitations set forth in Section 9.5 (to the extent applicable to such claim). If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless: (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party; (2) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and (3) the settlement includes an unconditional release of the indemnified party and its Affiliates from all liability with respect to such Proceeding. In addition, the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.
(c)The terms and provisions of Schedule 9.7(c) are incorporated herein by reference.
Section 9.8Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought. In the event that such claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant or agreement, the indemnified party shall provide its claim notice as promptly as practicable after obtaining actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached. In the case of a claim for indemnification not based upon a Third Party claim, the indemnifying Party shall have 30 days after its receipt of the applicable claim notice to (a) cure the liability complained of, (b) admit its liability for such claim or (c) dispute the claim. If the indemnifying Party does not notify the indemnified Party within such 30-day period that it has cured or otherwise remedied the underlying issue, or that it disputes the claim or basis for indemnification, the indemnifying Party shall conclusively be deemed to have denied liability with respect to such matter.
Section 9.9Indemnification of Group Members. The indemnities in favor of the Parties provided in this Article 9, shall be for the benefit of and extend to the indemnified party’s respective present and former Group members. Any claim for indemnity under this Article 9 by any Group member other than a Party must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against the other Party(ies) under the terms of this Article 9 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 9.9. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Article 9.
Section 9.10Extent of Representations and Warranties.
(a)Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in Article 2 or in the Instruments of Conveyance, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including any opinion, information or advice that may have been provided to Buyer or its affiliates or representatives by any Affiliates or Representatives of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel or any other agent, consultant or Representative of Seller). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute or otherwise, relating to: (i) the title to any of the Assets; (ii) the condition of the Subject Assets (including any implied or express warranty of merchantability, fitness for a particular purpose or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters;” (iii) any infringement by Seller of any patent or proprietary right of any Third Party; (iv) any information, data or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions and the ability to sell Hydrocarbon production after the Closing); (v) the Environmental Condition and other condition of the Subject Assets and any potential liability arising from or related to the Subject Assets; and (vi) the presence or absence of asbestos, NORM, or other wastes or Hazardous Materials in or on the Subject Assets.
(b)Without limiting Buyer’s reliance on the express representations and warranties of Seller contained in Section 2.13 of the Agreement, Buyer acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Contemplated Transactions and the Subject Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and conditions associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents. Buyer irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.
Section 9.11Compliance With Express Negligence Test. The Parties agree that any indemnity, defense or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any Legal Requirement, except to the extent such damages were occasioned by the gross negligence, willful misconduct or Fraud of the indemnified party or any Group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence, willful misconduct or Fraud of the indemnified party or any Group member thereof not be covered by the release, defense or indemnity obligations in this Agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and is conspicuous.
Section 9.12Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement but subject to the following sentences, in no event shall Seller or Buyer ever be liable for, and Seller and Buyer release the other from, any consequential, special, indirect, exemplary or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement. Notwithstanding the foregoing sentence, any consequential, special, indirect, exemplary or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 9 shall be included in the Damages recoverable under such indemnity. The limitations on liability set forth in this Section 9.12 shall not apply to any Damages arising from or relating to Fraud of a Party or any member of such Party’s Group.
Section 9.13No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement in this Agreement. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the

Purchase Price is being or has been adjusted pursuant to Section 1.5 by reason of the same set of facts.
Section 9.14Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the Contemplated Transactions.
Section 9.15Waiver of Right to Rescission. Seller and Buyer acknowledge that except as expressly set forth in Article 8 and this Article 9, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the Contemplated Transactions; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or in equity (including injunctive relief) for the Breach of the other Party to perform its obligations hereunder required to be performed after Closing, without the necessity of proving the inadequacy of money damages as a remedy and without posting any bond or security.
Section 9.16Disclaimer of Reliance on Seller’s Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from Seller’s methodologies for the determination and reporting of any Asset Taxes that were utilized for any Tax period (or portion thereof) beginning prior to the Effective Time for purposes of calculating and reporting Asset Taxes attributable to any Tax period (or portion thereof) beginning after the Effective Time, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.
Section 9.17Treatment of Indemnification Payments. The Parties shall treat any amounts paid under this Article 9 as an adjustment to the Purchase Price for U.S. federal and applicable state Income Tax purposes, unless otherwise required by applicable Legal Requirements.
Section 9.18Materiality. Notwithstanding anything herein to the contrary, with respect to the payment, defense, indemnification, reimbursement, and hold harmless obligations set forth in this Article 9, (i) for purposes of determining whether a Breach of Seller’s representations or warranties contained in this Agreement has occurred, and (ii) for purposes of calculating the amounts of any Damages incurred, arising out of or relating to any Breach of any representation or warranty of Seller, in each case, all references to materiality, Material Adverse Effect and other similar materiality qualifications (or correlative terms) contained in such representations or warranties (other than references to “Material” in the defined term “Material Contracts”) shall be disregarded.

Article 10TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS
Section 10.1Preferential Purchase Rights. Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions and set forth on Schedule 2.10, in each case, promptly after the Execution Date and in any event, no later than five Business Days after the Execution Date, in accordance with Section 4.4. To the extent any such Preferential Purchase Rights are exercised by any holders thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets unless and until conveyed to Buyer in accordance with this Agreement. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained (net to the interest burdened by the applicable Preferential Purchase Right). If any holder of a Preferential Purchase Right initially elects to exercise a Preferential Purchase Right or does not waive a Preferential Purchase Right prior to Closing, and, in each case, after the Closing Date, refuses or fails to consummate the purchase of the affected Asset(s) on or before the date that is 180 days following the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 1.5), and the closing of such transaction shall take place on a date reasonably designated by Seller not more than 180 days after the Closing Date. If, after the Execution Date and prior to Closing, either Party identifies a Preferential Purchase Right that is applicable to the Contemplated Transactions but which is not set forth on Schedule 2.10, Seller will use commercially reasonable efforts to promptly comply with or seek the waiver of such Preferential Purchase Rights in accordance with the procedures in this Section 10.1.
Section 10.2Consents. Seller shall promptly following the Execution Date, and in any event, no later than 10 Business Days after the Execution Date (and, with respect to Consents that Seller determines to be Required Consents based on their express terms, Seller will use good faith efforts to do so within five Business Days after the Execution Date), initiate all procedures required to comply with or obtain all Consents (other than Customary Post-Closing Consents) set forth on Schedule 2.10 required for the transfer of the Assets in accordance with Section 4.4.
(a)If Seller fails to obtain any Consent necessary to consummate the Contemplated Transactions, Seller’s failure shall be handled as follows:
(i)If the Consent is not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.
(ii)If the Consent is a Required Consent, except as otherwise provided in Section 10.2(c), the Purchase Price shall be adjusted downward by the Allocated Value of the affected Development Units and Wells burdened by such Required Consents (only with respect to the interest actually burdened by the applicable Required Consent), including, with respect to any Required Consent burdening a Lease or Applicable Contract, all Development Units and Wells affected by the Applicable Contract or Lease for which Consent is refused, and such affected Development Units and Wells, together with any ancillary Assets (or portions thereof) necessary to own and operate the affected Development Units and Wells, shall be treated as Retained Assets unless and until conveyed to Buyer in accordance with this Agreement.
(b)Notwithstanding the provisions of Section 10.2(a), if Seller obtains all Required Consents applicable to a Retained Asset within 180 days after the Closing, then Seller shall promptly deliver conveyances of such Retained Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 1.5).
(c)Notwithstanding anything contained herein to the contrary, in cases where (y) a Required Consent set forth in an Applicable Contract or Easement and Surface Interest has not been obtained as of the Closing but (z) Seller is not otherwise prohibited from transferring the underlying Properties to which such Applicable Contract or Easement and Surface Interest relate (and, accordingly, Buyer is assigned the Properties to which such Applicable Contract or Easement and Surface Interest relate at Closing (subject to the other terms and provisions of this Agreement), but such Applicable Contract or Easement and Surface Interest, as the case may be, is not transferred to Buyer), the following shall apply: (i) Seller and Buyer shall continue for a period of up to 180 days after the Closing to use commercially reasonable efforts to obtain the Required Consent so that such Applicable Contract or Easement and Surface Interest can be transferred to Buyer upon receipt of the Required Consent; (ii) during such period, and only to the extent permitted under the Applicable Contract or Easement and Surface Interest, the Applicable Contract or Easement and Surface Interest shall be held by Seller for the benefit (including the economic benefit) of Buyer (provided that Seller shall have no obligation to renew or extend such Applicable Contract or Easement and Surface Interest); (iii) Buyer shall pay all amounts due thereunder; and (iv) Buyer shall be responsible for all liabilities under such Applicable Contract or Easement and Surface Interest (except to the extent caused by Seller’s gross negligence, Fraud or willful misconduct) and for the performance of any obligations under such Applicable Contract or Easement and Surface Interest until such Required Consent is obtained, and shall indemnify and hold harmless Seller from and against any and all liabilities suffered or incurred by Seller arising from, based upon, related to or associated with such Applicable Contract or Easement and Surface Interest. With respect to any Applicable Contract or Easement and Surface Interest for which the applicable Required Consent for the assignment or transfer to Buyer is obtained following the Closing and before the date that is 180 days after Closing (after which time Seller shall have no further obligations to Buyer pursuant to this Section 10.2), Seller shall promptly transfer such Applicable Contract or Easement and Surface Interest to Buyer by execution and delivery of an instrument of conveyance in the form of the Assignment.
(d)If, after the Execution Date and prior to Closing, either Party identifies a Consent (other than a Customary Post-Closing Consent) that is applicable to the Contemplated Transactions, but which is not set forth on Schedule 2.10, Seller will use commercially reasonable efforts to promptly initiate all procedures required to comply with or obtain such Consents in accordance with the procedures in this Section 10.2.
Section 10.3Title Defects. Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on November 10, 2026 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include: (a) a description of the alleged Title Defect and the Development Unit(s) or Well(s) (in each case, together with any associated Leases) and the applicable Target Formation affected by such alleged Title Defect (each such affected Development Unit or Well as to the applicable Target Formation, individually, a “Title Defect Property”); (b) the Allocated Value of each such Title Defect Property; (c) supporting documents reasonably necessary for Seller to identify the existence of the alleged Title Defect; (d) Buyer’s preferred manner of curing such Title Defect; and (e) the amount by which Buyer reasonably believes the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall give Seller, on a bi-weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (including any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding bi-weekly period. Such written notice may be preliminary in nature and supplemented on or before the Defect Notice Date; provided that failure of Buyer to provide preliminary notice of any Title Defects shall not be deemed to waive or otherwise prejudice Buyer’s right to assert a Title Defect on or before the Defect Notice Date or subject Buyer to any liability hereunder. Notwithstanding anything in this Agreement to the contrary, no preliminary notice or Title Defect Notice may be supplemented after the Defect Notice Date, and, except for Buyer’s rights under the special warranty of Defensible Title set forth in the Instruments of Conveyance, Buyer forever waives, and Seller shall have no liability for, any and all Title Defects not asserted by a Title Defect Notice meeting substantially all of the requirements set forth in this Section 10.3 at or before 5:00 p.m. Central Time on the Defect Notice Date.
Section 10.4Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:
(a)if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;
(b)if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(c)if the Title Defect represents a discrepancy between: (i) Seller’s aggregate Net Revenue Interest for a Title Defect Property (and limited to the applicable Target Formation(s)); and (ii) the Net Revenue Interest set forth for such Title Defect Property as to such Target Formation(s) in Exhibit A-4 or Exhibit B, as applicable, and provided that Seller’s aggregate Working Interest in such Title Defect Property as to such Target Formation(s) in Exhibit A-4 or Exhibit B, as applicable, is decreased in the same proportion, then the Title Defect Value shall be calculated under the following formula: the product of (A) the Allocated Value of such Title Defect Property affected by said

Title Defect, as to the applicable Target Formation, multiplied by (B) a fraction, the numerator of which is the absolute value of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property as to such Target Formation(s) in Exhibit A-4 or Exhibit B, as applicable; provided that if the Title Defect does not affect the affected Title Defect Property throughout the entire productive life thereof, then the Title Defect Value determined under this Section 10.4(c) shall be reduced to take into account the applicable time period only; and
(d)if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller, and such other reasonable factors as are necessary to make a proper evaluation.
In no event, however, shall the total of the Title Defect Values for all Title Defects related to a particular Title Defect Property exceed the Allocated Value thereof, except for any Encumbrance that is undisputed and liquidated in amount. The Title Defect Value with respect to a Title Defect shall be determined separately for each Title Defect as to each individual Title Defect Property affected thereby, and without any duplication of any costs or losses included in any other Title Defect Value under this Agreement or for which Buyer otherwise receives credit in the calculation of the Purchase Price.
Section 10.5Seller’s Cure or Contest of Title Defects. Seller, in its sole discretion, may: (x) elect to exclude at Closing any Title Defect Property (together with any other associated Assets to the extent pertaining to such Title Defect Property, which will become Retained Assets) affected by an asserted Title Defect(s) if the aggregate of any or all Title Defect Values with respect to such Title Defect Property equals or exceeds 75% of the Allocated Value thereof, and reduce the Purchase Price by the Allocated Value of such Title Defect Property; (y) contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 10.5(c); or (z) seek to cure any asserted Title Defect as described in Section 10.5(a). Seller shall notify Buyer of its election pursuant to this Section 10.5 by giving written notice to Buyer no later than two Business Days prior to the Closing Date.
(a)Seller shall have the right to cure any Title Defect on or before 180 days after the Closing Date (the “Title Defect Cure Period”). During the period of time from Closing to the expiration of the Title Defect Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control and by giving Seller reasonable access to the Assets, to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to any other rights of Seller under this Section 10.5 or under Section 10.14, and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Seller elects to cure a Title Defect and:

(i)actually cures the Title Defect (“Cure”) prior to Closing, no Purchase Price adjustment will be made and there will be no other remedy under this Agreement or the Instruments of Conveyance for such Title Defect (and Buyer will be deemed to have waived such Title Defect for all purposes ab initio); or
(ii)does not Cure the Title Defect prior to the Closing, then, subject to Section 10.5(c), and except as otherwise provided in this Agreement: (A) Seller shall convey the affected Title Defect Property to Buyer at Closing; (B) at Closing, the uncured amount of such Title Defect Value (after taking into account, in each case, the De Minimis Title Defect Cost and the Aggregate Defect Deductible), will be retained or deposited (as applicable) in an account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) as part of the Defect Escrow Amount, pending final Cure or resolution of such Title Defect; and (C) within two Business Days following (1) final Cure of such Title Defect or (2) the expiration of the Title Defect Cure Period, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Title Defect Value (or portion thereof) attributable to any Cure or partial Cure of such Title Defect to Seller, and the remaining amount of such Title Defect Value (if any) to Buyer, as applicable.
(b)If Seller does not (or does not timely elect to) Cure a Title Defect, then without limiting any of Seller’s other rights or remedies in this Section 10.5 (including in Section 10.5(c)), Seller will elect to (i) except as otherwise provided in this Agreement, convey the affected Title Defect Property to Buyer at the Closing and, subject to Section 10.6, the Purchase Price shall be adjusted downward by the applicable Title Defect Value for such Title Defect or (ii) if and only if Buyer and Seller mutually agree to this remedy, then subject to the occurrence of Closing, Seller shall convey the affected Title Defect Property to Buyer as and to the extent otherwise required pursuant to this Agreement and indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.
(c)Without limiting any of Seller’s other rights or remedies in this Section 10.5 (and further subject to Section 10.5(d)), if a contested Title Defect cannot be resolved prior to Closing, then, except as otherwise provided in this Agreement: (i) Seller shall convey the affected Title Defect Property to Buyer at Closing; (ii) at Closing, an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Title Defect Property, after taking into account the De Minimis Title Defect Cost and the Aggregate Defect Deductible (the “Disputed Title Amount”), will be retained or deposited (as applicable) in the Defect Escrow Account as part of the Defect Escrow Amount pending final resolution of such contested Title Defect; and (iii) within two Business Days following final resolution of such contested Title Defect in accordance with Section 10.14, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Seller or Buyer, as applicable.
(d)Seller and Buyer shall attempt to agree on the existence, extent, cure and Title Defect Value for all Title Defects prior to Closing (or, with respect to any Title Defects that Seller has elected to Cure, prior to the expiration of the Title Defect Cure Period). With respect to any Title Defect that cannot be resolved prior to Closing, and without limiting any of Seller’s other rights or remedies in this Section 10.5 (including in Section 10.5(a) and Section 10.5(c)), Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. If, as of the date that is 20 days after Closing (or, if Seller has elected to Cure any Title Defects during the Title Defect Cure Period, within 10 days after the expiration of the Title Defect Cure Period), there are any remaining disputes as to the existence, extent, cure or Title Defect Values (or offsetting Title Benefits), then either Party (or, if at such time Seller reasonably believes in good faith that it has Cured any disputed Title Defects in a manner that would reduce the sum of (x) the Aggregate Title Defect Value, minus (y) offsetting Title Benefits, plus (z) the Aggregate Environmental Defect Value, to an amount that is less than or equal to the Aggregate Defect Deductible, then Seller at any time prior to the final resolution of the applicable Title Defect under this Agreement), may submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 10.14.
Section 10.6Limitations on Adjustments for Title Defects.
(a)Notwithstanding the provisions of Section 10.3, Section 10.4 and Section 10.5, Buyer shall have no recourse under this Agreement in respect of Title Defects, and no adjustment to the Purchase Price or other remedies for Title Defects under Section 10.5 shall be made or available, unless and until the sum of (x) the aggregate Title Defect Values of all individual uncured Title Defects that equal or exceed the De Minimis Title Defect Cost (the “Aggregate Title Defect Value”), minus (y) the Title Benefit Values of any offsetting Title Benefits, plus (z) the Aggregate Environmental Defect Value, exceeds the Aggregate Defect Deductible, and then only to the extent such amount exceeds the Aggregate Defect Deductible. In addition, subject to Section 10.6(b), Buyer shall have no recourse under this Agreement for any individual Title Defect if the Title Defect Value for such Title Defect (determined separately for each affected Title Defect and each affected Title Defect Property) is less than the De Minimis Title Defect Cost (which value shall not be considered in calculating the Aggregate Title Defect Value). For the avoidance of doubt, if Seller retains any Asset(s) related to any Title Defect pursuant to Section 10.5, then: (x) the Purchase Price shall be reduced by the Allocated Value of such retained Asset(s); and (y) the Title Defect Value(s) for any Title Defect relating to such retained Asset(s) will not be counted towards the Aggregate Title Defect Value.
(b)Notwithstanding anything herein to the contrary: (A) if a single Title Defect arising from a single fact or circumstance (rather than a single type of Title Defect) affects multiple Wells, then the Title Defect Value with respect to such single Title Defect as to all such Wells shall be aggregated for purposes of calculating whether the Title Defect Value associated with such Title Defect exceeds the De Minimis Title Defect Cost; and (B) if a single Title Defect (rather than a single type of Title Defect) affects more than one Target Formation within a single Well, then the Title Defect Values with respect to such single Title Defect as to all affected Target Formations within such single Well shall be aggregated for purposes of calculating whether the Title Defect Value associated with such Title Defect exceeds the De Minimis Title Defect Cost.
(c)With respect to any Title Defect, the De Minimis Title Defect Cost and the Aggregate Defect Deductible shall not apply to any recourse under this Agreement (including any adjustments to the Purchase Price) with respect to any Special Warranty Defect.
Section 10.7Title Benefits.
(a)If Seller discovers any right, circumstance or condition that operates (i) to increase the Net Revenue Interest as to the applicable Target Formation(s) for any Development Unit or Well above that shown for such Target Formation(s) in Exhibit A-4 for such Development Unit or in Exhibit B for such Well, as applicable (and provided that such right, circumstance or condition does not cause a greater than proportionate increase in Seller’s Working Interest for such Target Formation(s) above that shown in Exhibit A-4 for such Development Unit or in Exhibit B for such Well, as applicable) or (ii) to decrease the aggregate Working Interest of Seller as to the applicable Target Formation(s) for any Development Unit or Well below that shown for such Target Formation(s) in Exhibit A-4 for such Development Unit or in Exhibit B for such Well, as applicable (and provided that any such decrease in Working Interest is proportionately greater than any corresponding decrease in Seller’s aggregate Net Revenue Interest for such Target Formation(s) as shown in Exhibit A-4 for such Development Unit or in Exhibit B for such Well, as applicable) (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (A) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (B) if the Title Benefit represents a discrepancy between (1) Seller’s aggregate Net Revenue Interest for any Title Benefit and the Assets affected thereby (together, a “Title Benefit Property”) as to the applicable Target Formation and (2) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A-4 or Exhibit B, as applicable, as to the applicable Target Formation and the Seller’s Working Interest for such Title Benefit Property as to such Target Formation is increased in the same proportion, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit

Property on Exhibit A-4 or Exhibit B, as applicable, as to the applicable Target Formation; and (C) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(b)Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then, as Seller’s sole and exclusive remedy, the Aggregate Title Defect Value (and any corresponding adjustment to the Purchase Price), will be offset (to an amount not less than $0) by the aggregate amount of all Title Benefit Values. If the Parties cannot reach agreement by the end of the Title Defect Cure Period (or such earlier time as Seller may submit any remaining Title Defect and Title Benefit disputes to the Expert in accordance with Section 10.5(c)), the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Title Benefit Property (inclusive of the asserted Title Benefit) to Buyer at Closing as and to the extent otherwise required pursuant to this Agreement, and the amount of any offset attributable to such Title Benefit will be determined after Closing pursuant to Section 10.14; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value (and any corresponding adjustment to the Purchase Price) will be offset (to an amount not less than $0) by the Title Benefit Value, as determined in such contest. The Parties will cooperate in good faith to cause any subsequent release from the Defect Escrow Account to reflect the final resolution of any contested Title Benefits, and will account to one another promptly if, after the resolution of all Disputed Matters, the amount of all finally determined Title Benefits was not applied to the maximum amount of the offset permitted pursuant to this Agreement.
Section 10.8Exclusive Remedies. Except for the special warranty of Defensible Title in the Instruments of Conveyance and without limiting Buyer’s remedies for Title Defects set forth in this Article 10, Buyer’s rights to indemnification under Section 9.2, and absent Fraud, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets, and Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be: (a) before Closing, exclusively addressed as set forth in Section 10.5 or if applicable, Section 8.1(g); and (b) after Closing, pursuant to the special warranty of Defensible Title in the Instruments of Conveyance. In addition, Buyer shall not be entitled to recovery under this Section 10.8 for any matter for which Buyer has asserted a breach by Seller of Seller’s representations and warranties in Article 2.

Section 10.9Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use reasonable efforts to give Seller, on or before the end of each bi-weekly period prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during such bi-weekly period, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (a) the Development Unit(s) or Well(s) affected by the alleged Environmental Defect (each such Development Unit and Well, individually an “Environmental Defect Property”); (b) a detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (c) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect (including the calculation thereof and any material assumptions made in connection with such estimate); and (d) all documentation reasonably necessary for Seller to identify and evaluate Buyer’s claim and calculation of the Environmental Defect Value obtained or generated pursuant to Buyer’s access and environmental review that evidences such Environmental Defect, if any, and the curative recommendation thereto, if any. Notwithstanding anything in this Agreement to the contrary, no preliminary notice or Environmental Defect Notice may be supplemented after the Defect Notice Date, and, except for the rights and remedies granted to Buyer in Section 9.2(a) with respect to a Breach of Seller’s representations and warranties in Section 2.13, Buyer forever waives, and Seller shall have no liability for, Environmental Liabilities, Environmental Conditions and Environmental Defects not asserted by an Environmental Defect Notice meeting substantially all of the requirements set forth in this Section 10.9 no later than 5:00 p.m. Central Time on the Defect Notice Date.
Section 10.10Seller’s Cure or Contest of Environmental Defects. Seller, in its sole discretion, (x) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 10.10(c) or (y) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 10.10(a). Seller shall notify Buyer of its election pursuant to this Section 10.10 by giving written notice to Buyer no later than two Business Days prior to the Closing Date.
(a)Without limiting Seller’s continuing right to dispute the existence of an Environmental Defect or the Environmental Defect Value asserted with respect thereto, Seller shall have the right, but not the obligation, to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date or, solely with respect to any Environmental Defect which is a regulatory, administrative or permitting deficiency or violation of Environmental Law and not a physical condition (e.g., the noncompliance with or failure to obtain a permit required under applicable Environmental Laws or the failure to prepare and file a plan (including spill, prevention, control, and countermeasure plans) or report) (a “Regulatory Environmental Defect”), 90 days after the Closing Date (the “Environmental Defect Cure Period”). Seller may exercise such remediation or cure right by giving written notice to Buyer to that effect prior to the Closing Date. If Seller elects to pursue remediation or cure and:

(i)completes a Complete Remediation of an Environmental Defect prior to the Closing Date, no Purchase Price adjustment will be made and there will be no other remedy under this Agreement for such Environmental Defect (and Buyer will be deemed to have waived such Environmental Defect for all purposes ab initio); or
(ii)does not complete a Complete Remediation of a Regulatory Environmental Defect prior to the Closing then, subject to this Section 10.10 and except as otherwise provided in this Agreement: (A) Seller shall convey each applicable affected Environmental Defect Property to Buyer at Closing; (B) at Closing, the uncured amount of such Environmental Defect Value (after taking into account the application of the De Minimis Environmental Defect Cost and Aggregate Defect Deductible), will be retained or deposited (as applicable) in the Defect Escrow Account as part of the Defect Escrow Amount; and (C) within two Business Days following (x) Complete Remediation of a Regulatory Environmental Defect or (y) the expiration of the Environmental Defect Cure Period, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Environmental Defect Value (or portion thereof) attributable to any cure or partial cure of such Environmental Defect to Seller, and the remaining amount of such Environmental Defect Value (if any) to Buyer, as applicable, in each case taking into account any partial remediation or cure performed by Seller.
(b)If Seller (i) does not elect to pursue remediation or cure or (ii) does not complete a Complete Remediation of an Environmental Defect that is not a Regulatory Environmental Defect prior to the Closing Date then, in the case of clause (ii), without limiting Seller’s continuing right to dispute the existence of an Environmental Defect or the Environmental Defect Value asserted with respect thereto, except as otherwise provided in this Agreement, Seller shall convey the affected Environmental Defect Property(ies) to Buyer at Closing and, subject to Section 10.11, the Purchase Price shall be reduced by an amount equal to the remaining Environmental Defect Value for such Environmental Defect Property(ies) (taking into account Seller’s partial remediation or cure of such Environmental Defect, if any, and taking into account the De Minimis Environmental Defect Cost and the Aggregate Defect Deductible).
(c)Without limiting any of Seller’s other rights or remedies in this Section 10.10 (and further subject to Section 10.10(d)), if a contested Environmental Defect cannot be resolved prior to the Closing, then, except as otherwise provided in this Agreement, (i) the affected Environmental Defect Property(ies) (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing; (ii) at Closing, a portion of the Preliminary Amount equal to the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect, after taking into account the Aggregate Defect Deductible and the De Minimis Environmental Defect Cost (the “Disputed Environmental Amount”), will be retained or deposited (as applicable) in the Defect Escrow Account as part of the Defect Escrow Amount pending final resolution of such contested Environmental Defect; and (iii) within two Business Days following final resolution of such contested Environmental Defect in accordance with Section 10.14, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Seller or Buyer, as applicable.
(d)Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects prior to the Closing or, with respect to a Regulatory Environmental Defect that Seller has elected to cure or remediate, prior to the expiration of the Environmental Defect Cure Period (or, if not resolved prior to Closing or the expiration of the Environmental Defect Cure Period, as applicable, for an additional 20 days thereafter). With respect to any Environmental Defect that cannot be resolved prior to Closing, and without limiting any of Seller’s other rights or remedies in this Section 10.10 (including in Section 10.10(a) and Section 10.10(c)), Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. After such 20-day period, either Party may at any time prior to the final resolution of the applicable Environmental Defect under this Agreement elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 10.14.
Section 10.11Limitations.
(a)Notwithstanding the provisions of Section 10.9 and Section 10.10, Buyer shall have no recourse under this Agreement in respect of Environmental Defects and no adjustment to the Purchase Price or other remedies for any Environmental Defects under Section 10.10 shall be made or available unless and until the sum of (x) the aggregate value of all Environmental Defect Values that equal or exceed the De Minimis Environmental Defect Cost and that are not cured by Seller pursuant to Section 10.10 (the “Aggregate Environmental Defect Value”), plus (y) the Aggregate Title Defect Value, (minus the Title Benefit Values of any offsetting Title Benefits), exceeds the Aggregate Defect Deductible, and then only to the extent such amount exceeds the Aggregate Defect Deductible. In addition, subject to Section 10.11(b), Buyer shall have no recourse under this Agreement for any individual Environmental Defect if the Environmental Defect Value for such Environmental Defect (determined separately for each affected Environmental Defect Property) is less than the De Minimis Environmental Defect Cost (which value shall not be considered in calculating the Aggregate Environmental Defect Value).
(b)Notwithstanding anything herein to the contrary: (A) if a single Environmental Defect arising from a single fact or circumstance (rather than a single or similar type of Environmental Defect) affects multiple Development Units, then the Environmental Defect Value with respect to such single Environmental Defect as to all such Development Units shall be aggregated for purposes of calculating whether the Environmental Defect Value associated with such Environmental Defect exceeds the De Minimis Environmental Defect Cost; and (B) if a single Environmental Defect (rather than a single or similar type of Environmental Defect) affects more than one Target Formation within a single Development Unit, then the Environmental Defect Values with respect to such single Environmental Defect as to all affected Target Formations within such single Development Unit shall be aggregated for purposes of calculating whether the Environmental Defect Value associated with such Environmental Defect exceeds the De Minimis Environmental Defect Cost.
Section 10.12Exclusive Remedies. Notwithstanding anything in this Agreement to the contrary, the rights and remedies granted to Buyer in Section 9.2, this Article 10 and, if applicable, Section 8.1(g), are the exclusive rights and remedies against Seller related to any environmental matter, Environmental Liabilities, Environmental Condition, Environmental Defect or Damages related thereto. Except for the rights and remedies granted to Buyer in Section 9.2(a) with respect to a Breach of Seller’s representations and warranties in Section 2.13, or in Section 9.2(c), BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL CONDITIONS, AND ENVIRONMENTAL DEFECTS ASSOCIATED WITH THE ASSETS (INCLUDING THE OWNERSHIP OR OPERATION THEREOF), WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and is conspicuous.
Section 10.13Casualty Loss and Condemnation. If, after the Execution Date but prior to the Closing Date, (a) any portion of the Assets is destroyed by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or other damage, destruction, impairment or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or (b) if any portion of the Properties are taken by condemnation or under the right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, Buyer shall nevertheless be required to close the Contemplated Transactions and, at Closing, Seller shall: (A) assign the Assets affected by such Casualty Loss to Buyer in their condition after such Casualty Loss; (B) pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets; and (C) assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights, causes of action and remedies against Third Parties arising out of such Casualty Loss insofar as with respect to the Assets.
Section 10.14Expert Proceedings.
(a)Each Title Defect dispute, Title Benefit dispute or Environmental Defect dispute referred to in this Section 10.14 (each, a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 10.14. Any notice from one Party to the other referring a dispute to this Section 10.14 shall be referred to in this Agreement as an “Expert Proceeding Notice”.
(b)The arbitration shall be held before a one-member arbitration panel (the “Expert”), mutually agreed upon by the Parties. The Expert must: (i) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five-year period; and (ii) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than 10 years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production title or environmental matters. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three acceptable, qualified experts. Within 10 Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings.
(c)Within five Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 10.14 and the other applicable provisions of this Article 10; (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; and (iv) the Expert Proceeding Notice.
(d)The Expert shall make its determination by written decision within 15 days following receipt of the materials described in Section 10.14(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement; i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.
(e)The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 10. The Expert may consult with and engage disinterested Third Parties to advise the Expert but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five-year period preceding the arbitration nor have any financial interest in the dispute.
(f)The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution in this Agreement and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne one-half by Seller and one-half by Buyer.
Article 11EMPLOYEE MATTERS
Section 11.1Employees’ Offers and Post-Closing Date Employment. Within 10 Business Days after the Execution Date, Seller shall deliver to Buyer a list identifying the employees of Seller or its Affiliates who are “Employees” for purposes of this Agreement (the “Employee Letter”). The Employee Letter shall include the name, job title, active/leave status, start date, annual salary or hourly wage rate and target bonus of each such Employee; provided, however, that such information will be shared in non-anonymized and unredacted form pursuant to the procedure outlined in the Clean Team Agreement between the Parties and under the supervision of the Parties’ antitrust counsel. No later than 10 days before the Closing Date, Buyer shall make a Qualifying Offer to all of the Employees listed in the Employee Letter, which offers shall be subject to the requirements of Section 11.7, and on terms otherwise consistent with this Agreement (including this Article 11). Such offers will be effective as of the Closing Date (“Employment Date”), and Seller shall have the right to review and comment on such offers prior to their distribution to any Employee, with such comments to be considered by Buyer or its Affiliate in good faith. Only Employees who accept such offers and commence employment with Buyer or an Affiliate of Buyer on or after the Employment Date are referred to individually and collectively as “Continuing Employees”. Buyer shall comply with all applicable Legal Requirements with respect to the hiring of Continuing Employees. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all claims and Damages relating to or arising out of Buyer’s employment offer process described in this Section 11.1 (including any claim of discrimination or other illegality in such offer process) or Buyer’s failure to otherwise comply with the provisions of this Article 11, including the terms of this Section 11.1. During the one year period immediately following the Closing Date, Buyer or its Affiliates shall provide each Continuing Employee with: (a) an overall compensation (which may include base salary or hourly wage rate and incentive compensation opportunities (including, without limitation, short- and long-term cash and equity or equity-based incentive compensation opportunities)) that are, in each case, no less favorable in the aggregate than those provided to such employees immediately prior to the Closing Date; and (b) employee benefits (including, without limitation, benefits pursuant to severance plans or policies, and deferred compensation arrangements) that are no less favorable in the aggregate than those provided by Buyer and its Affiliates to their similarly situated employees (the terms in clauses (a) and (b), the “Compensation and Benefits Standards”). Without limiting the generality of the foregoing, Buyer shall, or shall cause its Affiliates to, ensure that (x) all Continuing Employees receive annual bonuses for the year in which the Closing Date occurs that are at least equal to the target bonuses to which such employees were entitled under the bonus arrangements of the Seller and its

Affiliates applicable to such Continuing Employees immediately prior to the Closing, and (y) all Employees receive severance and termination benefits that are no less favorable than those benefits set forth on Schedule 11.1. Notwithstanding anything herein to the contrary, Buyer shall be solely responsible for, and shall indemnify and hold harmless Seller and its Affiliates from, any and all severance costs, Damages and liabilities payable to any Employee or Continuing Employee arising from or in connection with (A) any offer of employment by Buyer that does not constitute a Qualifying Offer, or (B) any Post-Closing Relocation. If, during the one year period immediately following the Closing Date, Buyer or any of its Affiliates requires any Continuing Employee to relocate his or her principal work location to a location that is more than 50 miles from such Continuing Employee’s principal work location as of the Closing Date (a “Post-Closing Relocation”), such Continuing Employee shall be entitled to receive severance and termination benefits no less favorable than those set forth on Schedule 11.1 if such Continuing Employee does not accept such relocation and terminates employment as a result thereof. For the avoidance of doubt, if Buyer makes a Qualifying Offer to an Employee and such Employee declines such offer or fails to commence employment on the Employment Date, such Employee shall not be entitled to receive severance or termination benefits from Seller or Buyer by reason of such declination or failure to commence employment.
Section 11.2Seller Compensation and Benefit Plans. Effective as of the Closing Date, the Continuing Employees shall cease to accrue further benefits and shall cease to be active participants under the Benefit Plans subject to and in accordance with the terms thereof and applicable Legal Requirements. Seller or its Affiliates shall be responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9 other than any Employees or their dependents or beneficiaries. As of and following the Closing Date, Buyer shall be responsible for any obligations arising under Section 4980B of the Code with respect to the Employees and their dependents and beneficiaries, including any qualifying event that occurs on or following the Closing Date (including all qualifying events that occur in connection with the Contemplated Transactions).
Section 11.3401(k) Plan. Buyer shall cause each Continuing Employee who is a participant in any 401(k) Plan sponsored by Seller or an Affiliate thereof (“Seller’s 401(k) Plan”) on or immediately prior to the Closing Date to be allowed to participate as soon as reasonably practicable following the Closing Date in a 401(k) Plan sponsored by Buyer or one of its Affiliates (“Buyer’s 401(k) Plan”). Each Continuing Employee shall be eligible immediately after the Closing Date to: (x) make elective deferrals into Buyer’s 401(k) Plan; and (y) receive employer contributions on a basis consistent with Buyer’s and its Affiliates’ similarly situated employees. In addition, Buyer shall cause Buyer’s 401(k) Plan to accept rollovers of participant account balances from Seller’s 401(k) Plan, including any participant loans.
Section 11.4Service Credit. Buyer shall give each Continuing Employee credit for purpose of eligibility, vesting, future paid time off accruals and for purposes of determining severance under any employee benefit plans, programs, policies, agreements and arrangements provided, sponsored, maintained or contributed to by Buyer or its Affiliates for the benefit of Continuing Employees (the “Buyer Benefit Plans”) for such Continuing Employee’s service with Seller and each of its Affiliates, and with any predecessor employer or other employer in the industry, to the same extent such service was recognized for similar purposes under benefit plans maintained by Seller or any of its Affiliates immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits or compensation for the same period of service. To the extent permitted by applicable Legal Requirements, Buyer shall or shall cause its applicable Affiliate to assume and honor any and all vacation and other paid time off accrued but not yet taken by Continuing Employees; provided, however, that, if applicable Legal Requirements require Seller or its Affiliate to pay such vacation or other paid time off to any Continuing Employee, Buyer shall promptly reimburse Seller for such payment.
Section 11.5Health and Welfare Benefits. Buyer shall use commercially reasonable efforts to: (a) waive for each Continuing Employee and their eligible dependents, any waiting periods, pre-existing condition limitations, actively-at-work requirements and any other restriction that would prevent immediate or full participation under the Buyer Benefit Plans that are group welfare plans to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to or was previously satisfied by the Continuing Employee under the terms of the corresponding Benefit Plan in which the Continuing Employee was participating immediately prior to Closing Date; and (b) give credit under the Buyer Benefit Plans that are group welfare plans applicable to each Continuing Employee and their dependents for all expenses incurred under the corresponding Benefit Plan prior to the Closing Date for purposes of satisfying applicable co-payments, out-of-pocket requirements and deductibles under the Buyer Benefit Plan.
Section 11.6WARN Act. Buyer shall be solely responsible for all liabilities and Damages arising under the Worker Adjustment and Retraining Notification Act of 1988, or any similar Legal Requirement (the “WARN Act”) for any actions taken by Buyer or any of its Affiliates on or after the Closing Date, and shall indemnify and hold harmless Seller and its Affiliates with respect to all such liabilities and Damages. From and after the Employment Date, Buyer and its Affiliates shall provide any notice required under the WARN Act with respect to any “plant closing” or “mass layoff” affecting Continuing Employees that may occur on or after the Closing Date or arise, in whole or in part, as a result of the Contemplated Transactions. For a period of 90 days after the Closing Date, neither Buyer nor any of its Affiliates shall effectuate a “plant closing” or “mass layoff” or engage in any other similar conduct that would trigger the WARN Act.
Section 11.7No Third Party Beneficiary Rights. Nothing in this Agreement, expressed or implied, shall confer upon any Employees (or any of their beneficiaries or alternate payees) or any other Person (other than the Parties) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article 11 are for the sole benefit of the Parties and are not for the benefit of any Third Party. Nothing contained in this Article 11 shall be considered or deemed to establish, amend, modify, or terminate any Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract.
Article 12GENERAL PROVISIONS
Section 12.1Records. As soon as reasonably practicable following the Closing, Seller shall deliver to Buyer all Records available in electronic form (and Seller shall use commercially reasonable efforts to do so within 10 Business Days following Closing but in any event, not later than 15 Business Days following Closing); provided that Seller may retain such Records as are reasonably required to provide the services required to be performed under the Transition Services Agreement. As soon as reasonably practicable after Closing, but in any event no later than 30 days following the termination of the service period under the Transition Services Agreement, Seller, at Buyer’s cost and expense, shall deliver originals of all other Records (in the form and format maintained by Seller in the ordinary course of business), including any Records retained by Seller in order to perform the services required under the Transition Services Agreement, to Buyer (FOB Seller’s office or other delivery access point). With respect to any original Records delivered to Buyer, Buyer shall retain any such original Records for at least seven years beyond the Closing Date, during which seven-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such originals, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller or its Affiliate.
Section 12.2Expenses.
(a)Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. Except for any expert proceeding pursuant to Section 10.14 or Section 1.5(d) (which will be governed by the terms of such provisions), the prevailing Party in any Proceeding brought under or to enforce this Agreement, shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.
(b)All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Instruments of Conveyance, conveyances or other instruments of conveyance required to convey title to the Assets to Buyer shall be borne by Buyer. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.
(c)Asset Taxes.
(i)Seller shall be allocated and bear all Asset Taxes for: (A) any taxable period ending prior to the Effective Time; and (B) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes for: (1) any taxable period beginning at or after the Effective Time; and (2) the portion of any Straddle Period beginning at the Effective Time; provided, however, that Seller (not Buyer) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to Tax to the extent attributable to the failure by Seller (or an Affiliate of Seller) to timely pay any such Asset Taxes that were or became due and payable prior to Closing. Notwithstanding anything in this Agreement to the contrary, if Buyer becomes entitled, pursuant to Section 1.5(e), to any amounts earned from or with respect to the production or sale of Hydrocarbons produced prior to the Effective Time, which amounts are received after the Cut-off Date, Buyer shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom, to the extent such Asset Taxes have not previously been paid or economically borne by Seller, notwithstanding that such Hydrocarbons were produced prior to the Effective Time.
(ii)For purposes of determining the allocation of Asset Taxes described in Section 12.2(c)(i): (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (excluding any Asset Taxes that are ad valorem, property, and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period (or portion thereof) in which the severance or production giving rise to such Asset Taxes occurred (regardless of when such Asset Taxes are assessed or paid); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than Asset Taxes described in clause (A) above) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred; and (C) Asset Taxes that are ad valorem, property or other Asset Taxes (other than Asset Taxes described in clauses (A) or (B) above) imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time.
(iii)To the extent the actual amount of any Asset Taxes described in this Section 12.2(c) is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 1.3 or Section 1.5, as applicable (provided that, for the avoidance of doubt, no further payments shall be made pursuant to this Section 12.2(c)(iii) following the Final Settlement Date).
(iv)Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 12.2(c).
(d)After the Closing Date, and excluding any Tax Returns and Asset Taxes required to be filed and/or paid by a Third Party operator, (i) Seller shall be responsible for paying any Asset Taxes for any Tax period that ends before the Effective Time, and (ii) Buyer shall be responsible for paying any Asset Taxes for any Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes. Buyer and Seller shall submit each such Tax Return to the other Party for such Party’s review and comment reasonably in advance of the due date therefor and timely file any such Tax Return, incorporating any reasonable comments received from such other Party reasonably in advance of the due date therefor. The Parties agree that: (A) this Section 12.2(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority; and

(B) nothing in this Section 12.2(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 12.2(d), which shall be borne by such breaching Party).
(e)The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include furnishing, or causing to be furnished, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes attributable to the Assets, including access to books and records, as is reasonably necessary for: (i) the filing of all Tax Returns by Buyer or Seller; (ii) the making of any election relating to Taxes; (iii) the preparation for any audit by any taxing authority; and (iv) the prosecution or defense of any claim, suit or proceeding relating to any Tax attributable to the Assets. Buyer and Seller agree to: (y) retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until 60 days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof); and (z) abide by all record retention agreements entered into with any taxing authority. To the extent the provisions of this Section 12.2(e) are inconsistent with Section 12.1, this Section 12.2(e) shall control.
(f)Seller shall be entitled to any and all refunds, claims and credits with respect to Asset Taxes allocated to Seller pursuant to Section 12.2(c). Buyer shall be entitled to any and all refunds, claims or credits with respect to Asset Taxes allocated to Buyer pursuant to Section 12.2(c). If a Party receives a refund or credit for Asset Taxes to which the other Party is entitled pursuant to this Section 12.2(f), the first Party shall promptly pay such amount to the other Party, net of any reasonable out-of-pocket costs or expenses incurred by the first Party in procuring such refund.
(g)If, after the Closing Date but before the Final Settlement Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Time or any Straddle Period (in each case, a “Tax Contest”), Buyer shall notify Seller within 10 Business Days of receipt of such notice. Seller shall have the option, at Seller’s cost and expense, to assume control, in lieu of Buyer, of any Tax Contest related to any taxable period ending prior to the Effective Time. Seller may exercise such option by providing written notice to Buyer within 15 Business Days of receiving notice of such a Tax Contest from Buyer. Buyer shall otherwise be entitled to control any Tax Contest. The Party that is in control of any Tax Contest pursuant to the terms of this Section 12.2(g) shall: (i) keep the non-controlling Party reasonably informed of the progress of such Tax Contest; (ii) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Body; and (iii) not settle, compromise or concede any portion of such Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)Buyer and Seller agree that either Party may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”). Subject to the provisions of this Section 12.2(h), each Party agrees to use commercially reasonable efforts to cooperate with the other Party in the completion of such an Exchange (including an Exchange subject to the procedures outlined in Treasury Regulations § 1.1031(k)-1 or Internal Revenue Service Revenue Procedure 2000-37). Seller or Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulations § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Assets under applicable Legal Requirements. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release such Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange. In consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to: (y) pay all costs associated with the Exchange; and (z) indemnify and hold the other Party and its Affiliates harmless from and against any and all costs (including reasonable legal expenses), liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election. For the avoidance of doubt, no Party shall have the right to delay the Closing for purposes of its Exchange.
Section 12.3Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by electronic mail (“e-mail”) with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and e-mail addresses set forth below (or to such other recipients, addresses or e-mail addresses as a Party may from time to time designate by notice to the other Party):
NOTICES TO BUYER:
Crescent Energy Company
600 Travis Street, Suite 7200
Houston, Texas 77002
Attention: Bo Shi; Clay Rynd
E-mail:     [*]
With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street
Houston, Texas 77002
E-mail: [*]
Attention: Chris Heasley
NOTICES TO SELLER:
Devon Energy Production Company, L.P.
333 West Sheridan Avenue
Oklahoma City, OK 73102
Attention:    Rachel Evans; Clayton Morgan
E-mail:        [*]
With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002
Attention:    David M. Castro Jr., P.C.
    Lindsey M. Jaquillard, P.C.
Email:     [*]

Section 12.4Governing Law; Jurisdiction; Service of Process; Jury Waiver. Subject to the following sentence, this Agreement and any claim, controversy or dispute arising under or related to this Agreement or the Contemplated Transactions or the rights, duties and the legal relations among the Parties and thereto shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Any matters related to real property shall be governed by the laws of the state where such real property is located, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Without limiting the Parties’ agreement to arbitrate in Section 10.14 or the dispute resolution procedures provided in Section 1.5(d) and Section 10.14 with respect to disputes arising thereunder or properly subject thereto, the Parties consent to the exercise of jurisdiction in personam by the Eighth Division of the Texas Business Court located in Tarrant County, Texas (or, if the Texas Business Courts are unavailable or lack jurisdiction, then any federal courts of the United States located in Tarrant County, Texas, and if such federal courts are unavailable or lack jurisdiction, then state courts located in Tarrant County, Texas) for any action arising out of this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents shall be exclusively litigated in such courts described above having sites in Tarrant County, Texas. Each Party irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. Each Party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents. The Parties further agree, to the fullest extent permitted by law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a Party or any of their Affiliates has acquired, or following the Execution Date may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) irrevocably: (i) waives such immunity in respect of its obligations with respect to this Agreement; and (ii) submits to the personal jurisdiction of any court described in this Section 12.4.
Section 12.5Further Assurances. The Parties agree to: (a) furnish upon request to each other such further information; (b) execute, acknowledge and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 12.6Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the fullest extent permitted by applicable Legal Requirement: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 12.7Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties expressly stating that it is intended to serve as such an amendment or modification. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant to this Agreement, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit, the terms and provisions of this Agreement shall govern, control and prevail. Notwithstanding anything to the contrary in this Agreement, none of Section 12.16 or the defined terms used therein shall be waived or amended in a manner that impacts or is adverse to any Debt Financing Sources without the prior written consent of the Debt Financing Sources.
Section 12.8Assignments, Successors and No Third Party Rights. Subject to Section 12.2(h), neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party). Any assignment made without such consent shall be void. Any assignment made with such consent nevertheless shall not relieve the assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party (acting in its sole discretion). Notwithstanding anything to the contrary in this Agreement, (a) nothing in this Section 12.8 shall limit the ability of Buyer to assign a collateral interest in this Agreement as collateral security in connection with Buyer’s financing arrangements, (b) following the Closing, Buyer has the right to (i) transfer or allocate certain of the Assets (and related Assumed Liabilities) among subsidiaries of Buyer (whether by assignment, divisive merger or otherwise) and (ii) assign all or part of its rights and obligations under this Agreement to such subsidiaries in connection therewith, and, after giving effect to such assignment, Buyer and such subsidiaries shall have all rights and obligations of Buyer hereunder with respect to the assets and liabilities allocated to each such subsidiary, and shall be deemed for all purposes of this Agreement as a permitted assign of Buyer as to such rights and obligations hereunder. Subject to the preceding provisions of this Section 12.8, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided that, the Debt Financing Sources shall be express third party beneficiaries of Section 12.16, to the extent provided therein. Subject to the preceding sentence, this Agreement and all provisions and conditions of this Agreement, are for the sole and exclusive benefit of the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), and their respective successors and permitted assigns.
Section 12.9Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
Section 12.10Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule or other provision of this Agreement. Each definition of a defined term in this Agreement shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. The word “or” means and includes “and/or” unless the context requires otherwise. References to any Contract are deemed to reference that Contract as amended, modified or supplemented from time to time in accordance with the terms of such Contract (as applicable) and this Agreement. Unless otherwise expressly provided in this Agreement, any statute or Legal Requirement defined or referred to in this Agreement means such statute or Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and all rules or regulations promulgated under such statute or Legal Requirement. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement to the extent not defined, will have the meaning given to it under GAAP and COPAS, as in effect on the Execution Date. The terms “day” and “days” mean and refer to calendar day(s). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision of this Agreement or who supplied the form of Agreement.
Section 12.11Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
Section 12.12Press Release, News Media and External Statements; Confidentiality.
(a)Subject to Section 12.12(c), prior to the Closing and after any termination of this Agreement, as applicable, and subject to Section 5.11, each Party shall hold, and shall cause its Affiliates and its and their respective Representatives to hold, in confidence, all confidential documents and information concerning the other Party furnished to such Party, its Affiliates or their respective Representatives in connection with this Agreement and the transactions contemplated hereby (including the identities of each Party) in the manner specified in the Confidentiality Agreement.
(b)The Parties shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transaction Documents or the Contemplated Transactions (a “Public Transaction Statement”) and shall not issue any such Public Transaction Statement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than any Public Transaction Statement that only contains information and statements regarding the Transaction Documents or the Contemplated Transactions that are consistent with those that have been previously approved for disclosure by the Parties pursuant to this Section 12.12; provided, however, that the foregoing shall not restrict disclosures by any Party or any of its Affiliates (a) to the extent that such disclosures are required by applicable Legal Requirements or other laws or the applicable rules of any stock exchange having jurisdiction over any Party and such Party has provided Seller with (i) a copy of such disclosure no later than two Business Days prior to such public disclosure and (ii) the opportunity to provide comment thereon (which comments shall be considered in good faith by the disclosing Party), (b) to Governmental Bodies or any Third Party holding preferential rights to purchase, rights of consent, approvals, approvals required by the HSR Act, payoff letters or other similar rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents or (c) to any Party’s respective accountants, legal counsel and other Representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such persons agree to keep the terms of this Agreement confidential on terms substantially similar to the Confidentiality Agreement.
(c)The Parties acknowledge and agree that, on the Execution Date, the Parties shall issue a joint press release announcing the execution of this Agreement and the Contemplated Transactions in the form mutually agreed upon by the Parties prior to the execution of this Agreement (the “Execution Date Press Release”).
Section 12.13Name Change; Removal of Seller Marks. As promptly as practicable, but in any event within 60 days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the names “Devon”, “DVN” and variants thereof from the Assets. Except with respect to such grace period for eliminating the existing usage, Buyer shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.
Section 12.14Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement for all purposes. Each Party and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

Section 12.15No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Transaction Documents or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder, under any Transaction Documents or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, financing source (including the Debt Financing Sources), Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future direct or indirect equityholder, general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, financing source (including the Debt Financing Sources), employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any Transaction Documents or under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 12.15.
Section 12.16Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, Seller, on behalf of itself, its subsidiaries and each of its Affiliates, covenants and agrees (a) that any action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source that is party to the Debt Commitment Letter or Financing Documentation, arising under or in connection with this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of

Manhattan), and any appellate court from any thereof and each party hereto irrevocably submits itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court, (b) that any such action or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Financing Documentation, (c) not to bring or support or permit any of its subsidiaries or Affiliates to bring or support any action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source that is party to the Debt Commitment Letter or Financing Documentation in any way arising out of or relating to, this Agreement, the Financing, the Debt Commitment Letter, the Financing Documentation or any other agreement entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal (to the extent permitted by law) or state court in the Borough of Manhattan, New York, New York, (d) that service of process upon the Seller, and each of its subsidiaries or Affiliates in any such action or proceeding shall be effective if notice is given in accordance with Section 12.3, (e) that to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court is hereby irrevocably waived, (f) that to the fullest extent permitted by applicable law, any right to trial by jury in any action or proceeding brought against any Debt Financing Source that is party to the Debt Commitment Letter or Financing Documentation in any way arising under or in connection with this Agreement, the Debt Commitment Letter, the Financing Documentation or any of the transactions contemplated hereby or thereby is hereby irrevocably waived, (g) that it shall not make, institute or support, and shall cause its subsidiaries and Affiliates not to bring, make, institute or support any action, claim, proceeding (whether based on contract, tort, fraud, strict liability, other laws or otherwise), by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Debt Commitment Letter or otherwise) arising under or in connection with this Agreement, the Debt Commitment Letter, the Financing Documentation or any of the transactions contemplated hereby or thereby against any Debt Financing Source that is party to the Debt Commitment Letter or Financing Documentation, (h) that it shall not seek to enforce the commitments contained in the Debt Commitment Letter against or make any claims for breach of the commitments contained in the Debt Commitment Letter against any Debt Financing Source that is party to the Debt Commitment Letter or Financing Documentation for any reason, including in connection with the Financing or the obligations of the Debt Financing Sources thereunder, and (i) that no Debt Financing Source that is party to the Debt Commitment Letter or Financing Documentation shall have any liability or obligation to Seller and its Affiliates under this Agreement (including the Financing), in each case whether based on contract, tort, fraud, strict liability, other laws or otherwise, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise. This Section 12.16 is intended to benefit and may be enforced by the Debt Financing

Sources that are party to the Debt Commitment Letter or Financing Documentation and are providing the Financing (and each such Person shall be a third party beneficiary of this Section 12.16) and shall be binding on all the respective successors and permitted assigns of Seller and its Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under any applicable Legal Requirement (and subject only to the specific contractual provisions of this Agreement), Seller and its Affiliates (on behalf of themselves, any Person claiming by, through or on behalf of Seller or its Affiliates, and any of their respective successors, heirs or representatives) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities against any Debt Financing Source that is party to the Debt Commitment Letter or Financing Documentation solely to the extent such claims relate to this Agreement, the Financing, the Debt Commitment Letter or the Financing Documentation. Notwithstanding the foregoing, nothing in this Section 12.16 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Debt Financing Source’s obligations to Buyer, Parent or any of their applicable Affiliates, as applicable, or the rights of Buyer, Parent or any of their applicable Affiliates, as applicable, against any such Debt Financing Source with regard to any Financing.
Section 12.17Parent Guarantee.
(a)Parent hereby irrevocably, absolutely, fully and unconditionally guarantees (the “Parent Guarantee”) to Seller and its successors and permitted assigns the prompt and complete payment of all of Buyer’s payment obligations under this Agreement. In addition, Parent hereby agrees (i) to perform, or cause to be performed all obligations and other requirements under Section 5.13 and Section 5.5(b) of Parent or Buyer, (ii) to cause Buyer to consummate the Closing in accordance with and subject to the terms and conditions of this Agreement and (iii) take such steps as are necessary to ensure that the proceeds of the Financing are available to the Buyer on the Closing Date in an amount not less than the Required Financing Amount. Parent agrees that the Parent Guarantee is a primary obligation of Parent and that Seller and/or its successors and permitted assigns may enforce the Parent Guarantee without the necessity at any time of resorting to or exhausting any other security or collateral. This is a guarantee of Buyer’s payment of Buyer’s payment obligations under this Agreement when and as due and not merely of collection. Parent agrees that the guarantee set forth in this Section 12.17 shall not be discharged except by the complete and irrevocable payment of all of Buyer’s payment obligations under this Agreement. Parent reserves the right to assert any and all defenses which Buyer may assert against Seller under this Agreement with respect to payment of any of Buyer’s payment obligations under this Agreement. Parent hereby expressly waives diligence, presentment, protest and all notices whatsoever and any requirement that Seller exhaust any right, power or remedy or proceed against Buyer under this Agreement or any other agreement or instrument referred to herein or therein.
(b)Buyer and Parent hereby represent and warrant to Seller, on a joint and several basis, that (i) Parent is duly organized and validly existing under the Legal Requirements of the State of Delaware, has all necessary entity power to enter into and carry out its obligations under this Agreement and is in good standing (or the equivalent thereof) in the State of Delaware; (ii) the execution and delivery by Parent of, and the performance by Parent of its obligations under, this Agreement, and the consummation by Parent of the Contemplated Transactions, have in each case been duly and validly authorized by all necessary limited liability company action on the part of Parent, with no other actions or Proceedings on the part of Parent being necessary; and (iii) this Agreement has been duly and validly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the same may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:
DEVON ENERGY PRODUCTION COMPANY, L.P.

By:	/s/ Jeffrey L. Ritenour
Name:	Jeffrey L. Ritenour
Title:	Executive Vice President

Buyer:
CRESCENT (EAGLE FORD) LLC

By:	/s/ J. Clay Rynd
Name:	J. Clay Rynd
Title:	Vice President

Parent:
CRESCENT ENERGY FINANCE LLC

By:	Crescent Energy OpCo LLC, its sole member
By:	Crescent Energy Company, its managing member

By:	/s/ J. Clay Rynd
Name:	J. Clay Rynd
Title:	Executive Vice President, Investments

[Signature Page to Purchase and Sale Agreement]

APPENDIX I

DEFINITIONS
For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Appendix I when capitalized:
“401(k) Plan” – a defined contribution retirement savings plan that is or was intended to be qualified within the meaning of Section 401(a) of the Code.
“AAA” – the American Arbitration Association.
“Accounting Expert” – as defined in Section 1.5(d).
“Additional Deposit Amount” – as defined in Section 1.3.
“AFE” – as defined in Section 2.12.
“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.
“Aggregate Defect Deductible” – an amount equal to 2.5% of the unadjusted Purchase Price.
“Aggregate Environmental Defect Value” – as defined in Section 10.11.
“Aggregate Title Defect Value” – as defined in Section 10.6.
“Agreement” – as defined in the preamble to this Agreement.
“Allocated Values” – with respect to each Development Unit set forth on Exhibit A-4 and each Well set forth on Exhibit B, limited, in each case, to the applicable Target Formation(s) for each such Development Unit and each such Well, the portion of the unadjusted Purchase Price allocated on Schedule 1.7 as to each such Target Formation(s) for such Development Unit or Well.
“Allocation Dispute Resolution Period” – as defined in Section 1.7(b).
“Alternative Financing” – as defined in Section 5.13(b).
Appendix I - 1

“Alternative Financing Commitment Letter” – as defined in Section 5.13(b).
“Anti-Bribery and Corruption Laws” shall mean any applicable domestic or international Legal Requirements relating to anti-bribery or anti-corruption (governmental or commercial), including Legal Requirements that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a domestic or foreign Governmental Body or commercial entity to obtain a business advantage, including the (a) U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (b) the United Kingdom Bribery Act 2010, (c) the Swiss Criminal Code, (d) all national and international Legal Requirements enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any rules and or regulations under any of clauses (a) through (c) above.
“Anti-Money Laundering Laws” means the anti-money laundering statutes of all applicable jurisdictions including the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the UK Proceeds of Crime Act 2002, the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 and UK Terrorism Act 2000, and shall include, without limitation, any “know your customer” requirements, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body to which the Seller is subject.
“Applicable Contracts” – collectively, (a) the DGS Applicable Contracts and (b) all Contracts to which Seller is a party or is bound that primarily relate to any of the Assets and that will be binding on Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; water supply and transportation agreements; facilities or equipment leases; vehicle leases and other similar contracts and agreements; provided that, the Applicable Contracts shall not include (i) any master service agreements or similar master Contracts, including any NAESB Base Contract and (ii) any Contracts to the extent relating to any of the Excluded Assets or Retained Assets.
“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the acquisition, operation or ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” – all of Seller’s right, title and interest in, to, and under (or, with respect to the DGS Applicable Contracts and the Assigned FCC Licenses, all of Seller’s or its applicable Affiliates’ respective right, title and interest in, to and under) the assets, properties and interests
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described in clauses (a) through (u) (such assets, interests and properties described in clauses (a) through (u) below, on an 8/8ths basis, less and except any of them to the extent they are or constitute any part of the Excluded Assets, the “Subject Assets”), without duplication:
(a)all oil, gas and/or mineral leases and subleases located in the Sale Area, including those described on Exhibit A-1 (collectively, the “Leases”), together with (i) any and all amendments, renewals, extensions or ratifications of such Leases, (ii) any and all right, title and interest in and to the leasehold estates created by such Leases (including any and all production payments, net profits interests, carried interest, reversionary interests and other Royalties (other than any Non-Cost Bearing Interests) to the extent, and only insofar as such rights and interests are derived from such Leases and the leasehold estates created by such Leases) and (iii) all related rights and interests in the lands, depths and formations covered by such Leases and any lands pooled or unitized therewith (such lands, the “Lands”);
(b)all mineral interests, fee minerals, overriding royalty interests, non-participating royalty interests, and other non-cost bearing Royalties (such non-cost bearing interests, collectively, “Non-Cost Bearing Interests”), in each case, insofar as, and only to the extent that such Non-Cost Bearing Interests are described on Exhibit A-1 (collectively, and subject to such limitations, the “Conveyed Non-Cost Bearing Interests”);
(c)to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all surface permits, surface licenses, water rights, servitudes, rights of ingress and egress, easements, rights-of-way, surface leases, and other surface interests and surface usage rights, in each case, to the extent located in the Sale Area and appurtenant to or used in connection with the ownership, operation or development of the Properties or the production, gathering, transport, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the other Assets within the Sale Area, including those described in Exhibit A-2 (specifically excluding any Permits, the “Easements and Surface Interests”);
(d)the fee simple surface estate in and covering each tract of land described on Exhibit A-3 (the “Surface Fee Properties”) and any field offices and field yards located thereon, including any equipment and other inventory located in such field offices or field yards;
(e)all rights and interests in, under or derived from the following (the “Units”): (i) all unitization, communitization, pooling or similar agreements, pooling agreements, pooling declarations, pooling orders, unit designations or similar orders or agreements in effect with respect to any of the Leases, Lands or Wells and the units created thereby, whether or not such Units or Unit interests are described on Exhibit A-4, and (ii) each of the Prospective Units on Exhibit A-4, including all of the Leases, Lands and Conveyed Non-Cost Bearing Interests to the extent (and then only to the extent) located within the geographic boundaries of such Prospective Unit;
(f)all oil, gas, water, CO2, injection, disposal or other wells that are (i) described on Exhibit B or (ii) located on, under, or producing from the Leases, Lands or Units located in the
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Sale Area, whether or not described on Exhibit B (collectively, the “Wells”), whether producing, non-producing, shut-in, permanently or temporarily plugged or abandoned;
(g)all equipment, machinery, fixtures and other personal, movable and mixed property (including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering lines, frac pits, frac ponds, evaporation pits and other pits, ponds, impoundments, manifolds, processing and separation facilities, pads, structures and materials) located on any of the Properties or other Subject Assets that are used in connection with the ownership, operation or development of the Properties or the production, gathering, transport, treatment, processing, storing, sale or disposal of Hydrocarbons from the Properties, including the equipment and other inventory described on Exhibit A-5;
(h)to the extent that they may be assigned without the payment of any fee unless Buyer agrees in writing to pay such fee or additional consideration to a Third Party (unless Buyer agrees in advance in writing to pay such fee or consideration), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets, including all rights to receive refunds, adjustments, credits and other proceeds under any such Applicable Contracts to the extent relating to the period from and after the Effective Time or attributable to the Assumed Liabilities;
(i)all (i) inchoate liens and security interests in favor of Seller under Applicable Contracts or derived from Legal Requirements (insofar as transferable) with respect to Seller’s operated Assets, (ii) rights, claims and causes of action (including warranty claims) to the extent attributable to the other Assets, or pertaining to the Assumed Liabilities and (iii) all audit rights, counter claims, cross-claims, offsets or defenses and similar rights attributable to the Assets for the period from and after the Effective Time or to the Assumed Liabilities;
(j)subject to Section 5.10, the vehicles listed on Exhibit C that are allocated to any Continuing Employee (the “Assigned Vehicles”);
(k)to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Permits;
(l)except to the extent pertaining to the Excluded Assets or, (i) the Retained Assets or (ii) the Retained Litigation, or (iii) any other matter for which Seller is obligated to indemnify Buyer pursuant to this Agreement (clauses (i) through (iii) collectively, the “Seller Allocated Matters”), all claims, rights, demands, causes of action, suits, actions, judgments, Damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements (but with respect to any such insurance proceeds, refunds or reimbursements, solely to the extent such amounts are actually recovered by Seller or its Affiliates (net of any deductibles, costs or retroactive premiums)), audit rights, and other intangible rights in favor of or owed to Seller or its Affiliates and, either (x) related or attributable to the other Assets or to the operation of any Seller-Operated Assets, to the extent initially accruing from and after the Effective Time, or (y) pertaining to the Assumed Liabilities;
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(m)all Imbalances;
(n)the Suspense Funds held or otherwise maintained in suspense by Seller or its Affiliates as of the Closing Date;
(o)(i) except to the extent pertaining to the Excluded Assets or Seller Allocated Matters, all trade accounts, accounts receivable, notes, receivable, take-or-pay amounts receivable, and other receivables and general intangibles attributable to the Properties and other Assets with respect to periods of time from and after the Effective Time and (ii) the Specified Receivables (including any applicable rights to net or recoup the Specified Receivables out of proceeds of production in respect of the Subject Assets) attributable to periods on and after the Effective Time or that otherwise increase the Purchase Price pursuant to Section 1.5(c)(i)(D);
(p)originals (if available, and otherwise copies) in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, solely to the extent relating to the Assets and in Seller’s possession, including: (i) land and title records (including prospect files, maps, logs, lease records, abstracts of title, title opinions, title curative documents, division order files, land surveys, Third Party brokerage information, run sheets, mineral ownership reports, engineering data and reports, Asset accounting records and correspondences); (ii) Applicable Contract and Easement and Surface Interests files; (iii) operations, material environmental, production and accounting records; and (iv) facility and well records (collectively, “Records”);
(q)all Hydrocarbons produced from, allocated to or attributable to the Wells (i) from and after the Effective Time, or (ii) that are in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) and upstream of the sales meter as of the Effective Time and all proceeds therefrom;
(r)all of Seller’s and its Affiliates’ licensed geophysical or other seismic and related technical data and information, in each case, (i) only to the extent primarily relating to the other Assets, and (ii) only to the extent that such data or data license is transferable without the payment of any fee or additional consideration to a Third Party (unless Buyer agrees in advance in writing to pay such fee or consideration) or the breach of any confidentiality restrictions owed to any Person other than Seller or its Affiliates;
(s)subject to and without limiting Section 5.7 as it pertains to the Assigned FCC Licenses, all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers, but excluding any and all central SCADA servers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are: (i) used or held for use in connection with the operation of the Properties; (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee); and (iii) located on the Property (the “Production Related IT Equipment”);
(t)subject to and without limiting Section 5.7, those FCC Licenses described on Exhibit D (the “Assigned FCC Licenses”); and
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(u)the cores and cuttings described on Exhibit I (collectively, the “Transferred Cores”).
For the avoidance of doubt, to the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets or any Retained Assets, such as, by way of example but not limitation, Applicable Contracts, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned: (i) by Seller, as part of the Excluded Assets; and (ii) by Buyer, as part of the Assets.
“Assigned FCC Licenses” – as set forth in the definition of “Assets”.
“Assigned Vehicles” – as set forth in the definition of “Assets”.
“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than (x) the fee properties included in the Assets and described in and conveyed pursuant to the Deed and (y) the DGS Applicable Contracts conveyed pursuant to the DGS Assignment Agreement), substantially in the form attached to this Agreement as Exhibit E-1.
“Assumed Liabilities” – as defined in Section 1.6.
“Assumed Litigation” – the litigation set forth in Schedule 2.5, Part A.
“Benefit Plan” – each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, paid time off, fringe, health or welfare benefits, sick pay, stock purchase, stock option, phantom stock, equity, equity-based, employment, consulting, profit sharing, retention, stay bonus, change of control and other employee compensation or benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by a Seller or any of its Affiliates for the benefit of any Employee as of the Execution Date, or to which a Seller or any of its Affiliates has or could reasonably expect to have any liability on account of an Employee, but in all cases other than any plan, program, agreement or arrangement maintained or to which contributions are required by any Governmental Body.
“Breach” – a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 1.4(a)(iv) or Section 1.4(b)(v) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.
“Bringdown Date” – as applicable, (a) if the Scheduled Closing Date is not timely and properly extended by Buyer pursuant to Section 1.3, the Bringdown Date shall be the Closing Date; (b) if the Scheduled Closing Date is properly and timely extended pursuant to Section 1.3, the Bringdown Date shall be the Initial Closing Date, unless clause (c) of this definition applies; or (c) if the Closing has not occurred on or before December 18, 2026, in the limited
Appendix I - 6

circumstances where the Outside Date has automatically extended in accordance with Section 8.1(d), then the Bringdown Date shall be the Closing Date.
“Business Day” – any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas or the State of Oklahoma are authorized or required by law or executive order to close.
“Buyer” – as defined in the preamble to this Agreement.
“Buyer Benefit Operations” – as defined in Section 1.5(c)(i)(I).
“Buyer Benefit Plans” – as defined in Section 11.4.
“Buyer Group” – Buyer and its owners and Affiliates, and their respective Representatives.
“Buyer’s Closing Documents” – as defined in Section 3.2(a).
“Buyer’s 401(k) Plan” – as defined in Section 11.3.
“Casualty Loss” – as defined in Section 10.13.
“CERCLA” – the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Clean Team Agreement” – that certain clean team agreement dated as of September 26, 2026, by and between Crescent Energy Company, a Delaware corporation and Seller.
“Closing” – the closing of the Contemplated Transactions.
“Closing Cash Payment” – as defined in Section 1.4(b)(i).
“Closing Date” – as defined in Section 1.3.
“Closing Date Joint Written Instruction” – a joint written instruction substantially in the form prescribed by the Escrow Agreement, directing the Escrow Agent to: (a) if the Defect Escrow Amount is less than the Deposit Amount, (i) retain a portion of the Deposit Amount equal to the Defect Escrow Amount and redesignate such amount as the Defect Escrow Amount for periods after Closing and (ii) release the remaining amount of the Deposit Amount to Seller; (b) if the Defect Escrow Amount equals or exceeds the Deposit Amount, retain and redesignate the Deposit Amount, together with the amount (if any) by which the Defect Escrow Amount exceeds the Deposit Amount, which shall be deposited by Buyer with the Escrow Agent pursuant to Section 1.4(b)(ii), as the Defect Escrow Amount for periods after Closing; or (c) if there is no Defect Escrow Amount required under this Agreement, release the entirety of the Deposit Amount to Seller.
“Code” – the Internal Revenue Code of 1986, as amended.
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“Collective Bargaining Agreement” means any collective bargaining agreement or other labor-related Contract with any Union.
“Compensation and Benefits Standards” – as defined in Section 11.1.
“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is completed in accordance with the Lowest Cost Response; provided that, with respect to a Regulatory Environmental Defect that requires final approval from a Governmental Body, a Complete Remediation will be deemed to occur on the date of submission to the applicable Governmental Body of a complete application or filing that will (once approved, and without requirement of any further corrective action, cost, expense or remedial measures in order to obtain such approval) result in a Complete Remediation.
“Confidentiality Agreement” – that certain confidentiality agreement dated as of August 20, 2026, by and between Crescent Energy Company, a Delaware corporation and Seller.
“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:
(a)    the sale of the Assets by Seller to Buyer;
(b)    the performance by the Parties of their respective covenants and obligations under this Agreement; and
(c)    Buyer’s acquisition, ownership and exercise of control over the Assets.
“Continuing Employees” – as defined in Section 11.1.
“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.
“Conveyed Non-Cost Bearing Interests” – as set forth in the definition of “Assets”.
“COPAS” – as defined in Section 1.5(a).
“Credit Support” – any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support posted by or on behalf of Seller or its Affiliates.
“Cure” – as defined in Section 10.5(a)(i).
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“Customary Post-Closing Consents” – the consents and approvals from any Governmental Body for the assignment of Assets from Seller to Buyer that are customarily obtained after the assignment of properties similar to the Assets (and, without limiting any of the Parties’ respective rights or obligations pursuant to Section 5.7, specifically including any approvals required to transfer or assign the Assigned FCC Licenses).
“Cut-off Date” – as defined in Section 1.5(e).
“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages (including diminution in value), penalties, fines, expenses, costs, fees (including reasonable expert witness fees, consultant fees, costs of investigation and costs of litigation and settlement), settlements and deficiencies, including any amounts paid in settlement of any Proceeding, court costs, reasonable attorneys’ fees, accounting fees, engineering fees, expert fees, environmental consultant fees and all other costs, fees and expenses incurred in connection with investigating, defending or asserting any of the foregoing or enforcing the terms of this Agreement.
“De Minimis Environmental Defect Cost” – $125,000.
“De Minimis Title Defect Cost” – $250,000.
“Debt Commitment Letter” – as defined in Section 3.7(b).
“Debt Financing Sources” –the entities (or any of their Affiliates, investment funds, accounts or entities advised, sub-advised, managed or affiliated with such entities or any of their Affiliates) that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Financing described therein or replacement debt financings, in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter, any other commitment letters, any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto and their respective Affiliates and investment funds, accounts or entities advised, sub-advised, managed or affiliated with such entities or any of their Affiliates; provided that, for the avoidance of doubt, Parent is not a Debt Financing Source.
“Deed” – the Surface and Mineral Deed from Seller to Buyer, pertaining to the fee mineral interests and surface fee properties included in the Assets, substantially in the form attached to this Agreement as Exhibit E-2.
“Defect Escrow Account” – as defined in Section 10.5(a)(ii).
“Defect Escrow Amount” – if applicable, the sum of the following, without duplication: (a) the aggregate Disputed Title Amount, plus (b) the aggregate Disputed Environmental Amount, plus (c) the aggregate amount of alleged Title Defect Values associated with Title Defects that Seller has elected to cure pursuant to Section 10.5(a) that are not yet cured as of the Closing Date, plus (d) the aggregate amount of alleged Environmental Defect Values associated
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with Environmental Defects that Seller has elected to cure pursuant to Section 10.10(a) that are not yet cured as of the Closing Date.
“Defect Escrow Deposit” – as defined in Section 1.4(b)(ii).
“Defect Notice Date” – as defined in Section 10.3.
“Defensible Title” – subject to the Permitted Encumbrances (and, in each case below, as to the applicable Target Formation(s) only), title of Seller to the Development Units set forth on Exhibit A-4 and Wells set forth on Exhibit B, as applicable, that is either: (x) deducible of record; (y) derivative of a pooling order, unitization agreement, communitization agreement or similar agreement issued by any Governmental Body with jurisdiction over the Assets, including the TX RRC; or (z) derived from, or evidenced by unrecorded instruments or elections made or delivered pursuant to, a joint operating agreement, farmout or farm-in agreement, participation agreement, exploration or development agreement, exchange or acreage trade agreement, carry, earning or contribution agreement, letter agreement, pre-pooling agreement, pooling order, production sharing agreement or similar agreement and, in each case, as of the Effective Time and immediately prior to the Closing:
(a)    with respect to each Development Unit and Well (and limited to the applicable Target Formation(s) for such Development Unit or Well), entitles Seller to receive not less than the Net Revenue Interest set forth for the applicable Target Formation(s) for such Development Unit in Exhibit A-4 or such Well in Exhibit B, as applicable, except for: (i) decreases in connection with those operations in which Seller, or its respective successors or assigns, may from and after the Effective Time and in accordance with the terms of this Agreement elect to be a non-consenting co-owner; (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement; (iii) decreases resulting from changes in tract or production allocations resulting from elections by Third Parties to participate or not participate in operations after the Effective Time, or the entry into production sharing agreements or similar agreements by the operator of the applicable Properties after the Effective Time; (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries; (v) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Effective Time, elects not to consent; and (vi) as otherwise expressly stated in Exhibit A-4 and Exhibit B;
(b)    with respect to each Development Unit and Well (and limited to the applicable Target Formation(s) for such Development Unit or Well), obligates Seller to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Development Unit and Well (as to such Target Formation(s)) of not more than the Working Interest set forth for the applicable Target Formation(s) in Exhibit A-4 for such Development Unit or Exhibit B for such Well, except: (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Effective Time under applicable operating, unit, pooling, pre-pooling or similar agreements; (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Seller’s Net Revenue Interest with respect to the applicable Target Formation(s) for such Development Unit or Well;
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(iii) increases resulting from changes in tract or production allocations resulting from elections by Third Parties to participate or not participate in operations after the Effective Time, or the entry into production sharing agreements or similar agreements by the operator of the applicable Properties; (iv) increases resulting from the establishment or amendment from and after the Effective Time of pools or units (to the extent permitted by this Agreement); and (v) as otherwise expressly stated in Exhibit A-4 or Exhibit B; and
(c)    is free and clear of all Encumbrances.
“Deposit Amount” – an amount equal to 5% of the unadjusted Purchase Price (together with any and all interest and earnings accrued thereon under the Escrow Agreement after the Execution Date); provided if Buyer timely and properly exercises its right to extend the Scheduled Closing Date by delivering a written election of the same and delivering the Additional Deposit Amount to the Escrow Agent pursuant to Section 1.3, then such Additional Deposit Amount (together with any and all interest and earnings accrued thereon under the Escrow Agreement) shall be deemed to be included in the “Deposit Amount”.
“Development Unit” – each of the Units (including all hypothetical Prospective Units) listed and described on Exhibit A-4. For the avoidance of doubt, the Parties acknowledge and agree that the Development Units described on Exhibit A-4 include (a) formed Units that have been pooled as to one and/or both of the Target Formation(s), for which a designation of Unit, pooling designation or similar agreement has been filed of record as to such Target Formation(s), as well as (b) geographic areas which are covered by one or more Leases, but that have not been pooled or unitized as to one or both of the Target Formations, but which are nevertheless considered a “Development Unit” for purposes of this Agreement (any such Development Unit which has not been pooled or unitized for a particular Target Formation, as indicated on Exhibit A-4 with an “N” as to such Target Formation(s), being referred to herein with respect to (and only to the extent of) such Target Formation as a “Prospective Unit”). Accordingly, (i) if a Unit is unitized with respect to a Target Formation (as denoted with a “Y” for such Target Formation on Exhibit A-4), the surface area of the corresponding Development Unit shall be the legal description set forth in the Description of Unit referenced on Exhibit A-4 under the heading “Unit Description” for such Unit; (ii) if a Unit is unitized with respect to one Target Formation but not the other Target Formation (as denoted on Exhibit A-4 with a “Y” as to one Target Formation and an “N” as to the other Target Formation) then, with respect to the Target Formation that is not unitized and therefore forms a Prospective Unit, the surface area of the Prospective Unit shall be the legal description set forth in the Designation of Unit referenced under the heading “Unit Description” for the Target Formation that is unitized; and (iii) if no portion (or Target Formation) of a Unit listed on Exhibit A-4 is unitized (as denoted with an “N” for each Target Formation on Exhibit A-4), the legal description set forth on Exhibit A-4 under the heading “Unit Description” shall be the surface area of the Development Unit.
“DGS” – Devon Gas Services, L.P., a Texas limited partnership.
“DGS Applicable Contracts” – those Contracts relating to the Assets that are held by DGS and described on Exhibit H.
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“DGS Assignment Agreement” – the Assignment Agreement from DGS to Buyer, pertaining to the DGS Applicable Contracts, substantially in the form attached to this Agreement as Exhibit E-3.
“Dispute Notice” – as defined in Section 1.5(d).
“Disputed Environmental Amount” – as defined in Section 10.10(c).
“Disputed Matter” – as defined in Section 10.14(a).
“Disputed Title Amount” – as defined in Section 10.5(c).
“DOJ” – as defined in Section 5.5(a).
“e-mail” – as defined in Section 12.3.
“Easements and Surface Interests” – as set forth in the definition of “Assets”.
“Effective Time” – July 1, 2026, at 12:01 a.m. local time at the location of the Assets.
“Employee” – the employees of Seller or its Affiliates identified in the Employee Letter.
“Employee Letter” – as defined in Section 11.1.
“Employment Date” – as defined in Section 11.1.
“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other arrangement substantially equivalent thereto.
“Environmental Condition” – any event occurring or condition existing as of the Defect Notice Date with respect to an Asset that causes such Asset to be subject to required remediation under, or in violation of, or once discovered would cause such Asset to be subject to required remediation under, or in violation of, an applicable Environmental Law. “Environmental Condition” shall not include (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned; (b) the fact that a pipe is temporarily not in use; (c) all losses, obligations and liabilities for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Assets that arise by contract, lease terms, Environmental Laws or requested by any Governmental Body; (d) any condition, contamination, liability, loss, cost, expense or claim related to subsidence monitoring or remediation, NORM or asbestos, except to the extent constituting a current violation of Environmental Law; (e) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater, or (ii) the use or condition of which is a current violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment; and/or (f) any matters disclosed on the Disclosure Schedules.
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“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 4.1(b) of this Agreement.
“Environmental Defect Cure Period” – as defined in Section 10.10(a).
“Environmental Defect Notice” – as defined in Section 10.9.
“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response required to achieve a Complete Remediation.
“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment, including those Legal Requirements relating to the handling, release and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include: (a) good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body; or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., or any other Legal Requirement governing health or worker safety or workplace conditions, except to the extent regarding exposure to Hazardous Materials.
“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations and other responsibilities arising from or under either Environmental Laws, Permits required thereunder or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same, including: (a) any actual or threatened release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, release or threatened release, transport or handling of Hazardous Materials; or (c) any other matter, condition or circumstance concerning Environmental Laws, Permits required thereunder or the violation thereof.
“ERISA” – the Employee Retirement Security Act of 1974.
“Escrow Agent” – J.P. Morgan Chase Bank, N.A.
“Escrow Agreement” – a mutually agreeable escrow agreement among Seller, Buyer and the Escrow Agent entered into on or prior to Execution Date to fund the Deposit Amount pursuant to Section 1.2 and, to the extent that any amounts are required to be funded in the Defect Escrow Account in accordance with Article 10.
“Exchange” – as defined in Section 12.2(h).
“Excluded Assets” – (a) all of Seller’s or its Affiliates’ corporate minute books, financial records, Income Tax records and other business and Tax records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent related
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to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller or its Affiliates and all other proceeds, income or revenues of Seller or its Affiliates attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds and Specified Receivables attributable to periods after the Effective Time or that result in a Purchase Price adjustment pursuant to Section 1.5(c)(i)(D)) or attributable to the Seller Allocated Matters; (c) except to the extent related to any Assumed Liabilities, all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds) or attributable to the Seller Allocated Matters; (d) except to the extent related to any Assumed Liabilities and further subject to Section 10.13, all rights and interests of Seller or its Affiliates attributable to any period of time prior to the Closing: (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s or its Affiliates’ rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (excluding Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants for which the Purchase Price has been adjusted pursuant to Section 1.5(c)(i)(F)); (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to: (i) Asset Taxes allocable to Seller pursuant to Section 12.2(c); (ii) Income Taxes paid by Seller or its Affiliates; (iii) any Taxes attributable to the Excluded Assets; and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time; (g) other than the Production Related IT Equipment, all information technology assets, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and telephone equipment; (h) all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Closing or to any of the Seller Allocated Matters, except to the extent related to any Assumed Liability; (i) all of Seller’s or its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (other than information embedded within historical well files and production records); (j) all documents and instruments of Seller or its Affiliates that may be protected by an attorney-client privilege or any attorney work product doctrine; (k) all records and data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements (other than title opinions) (provided that Seller must use commercially reasonable efforts to obtain waivers of such restrictions without any obligation to incur any expense); (l) except to the extent related to any Assumed Liability, all audit rights or obligations (and all claims, defenses, causes of action and rights to settlements, refunds and proceeds with respect thereto) for which Seller or its Affiliate bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (m) all of Seller’s and its Affiliates’ (i) proprietary seismic and related technical data and information, (ii) licensed geophysical, seismic and technical data and information, in each case, not relating primarily to the Assets, or that is not transferable without the payment of any fee or additional consideration to a Third Party (unless Buyer agrees in advance in writing to pay such fee or consideration) and (iii) interpretations of any seismic, geological, geophysical or other related technical data and information (whether or
Appendix I - 14

not relating to the Assets) and any cores and core data that are not Transferred Cores; (n) documents prepared or received by Seller or its Affiliates with respect to: (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Affiliates, its Representatives and any prospective purchaser other than Buyer, and (v) correspondence between or among Seller, its Affiliates or any of its Representatives with respect to any of the bids, the prospective purchasers or the Contemplated Transactions; (o) except for (i) any Contracts comprising the Assets that exist or are memorialized or stored only in e-mail format (which Contracts shall not be Excluded Assets) and (ii) any Records to the extent in Seller’s possession only by email or for communications or notices material to Assets, all e-mails on Seller’s or its Affiliates’ servers and networks whether or not relating to the Assets, and all other electronic files on Seller’s or its Affiliates’ servers and networks constituting any other Excluded Asset; (p) a copy of all Records; (q) any Contracts that constitute master service agreements or similar master Contracts, including any NAESB Base Contract; (r) any Hedge Contracts; (s) any debt instruments; (t) for each Well operated by Seller or its applicable operating Affiliate, all overhead charges and rates received or receivable by Seller or its Affiliate in its capacity as “operator” under any operating agreement, unit agreement, pooling agreement, pre-pooling letter agreement or similar agreement (including any COPAS or similar accounting procedure incorporated therein) attributable to such Well through and until the Closing Date (or, if later, the transition of operations of the Assets to Buyer); (u) all of Seller’s and its Affiliates’ rights, titles and interests in and to any and all Non-Cost Bearing Interests, other than the Conveyed Non-Cost Bearing Interests; (v) all Benefit Plans (other than any Benefit Plans that are expressly assumed pursuant to Article 11); and (w) all of Seller’s or its Affiliates’ rights, interests and properties that are not included in the definition of “Assets”, including the assets, properties and interests specifically listed in Exhibit F.
“Execution Date” – as defined in the preamble to this Agreement.
“Expert” – as defined in Section 10.14(b).
“Expert Decision” – as defined in Section 10.14(d).
“Expert Proceeding Notice” – as defined in Section 10.14(a).
“FCC” – as defined in Section 5.5(a).
“FCC Licenses” – any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC.
“FCPA” – U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Fee Letter” – as defined in Section 3.7(b).
“Final Amount” – as defined in Section 1.5(d).
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“Final Settlement Date” – as defined in Section 1.5(d).
“Final Settlement Statement” – as defined in Section 1.5(d).
“Financing” – as defined in Section 5.12(a).
“Financing Documentation” – collectively, the definitive agreements, documents and certificates (including schedules, exhibits and amendments thereto) related to the Financing on terms and conditions no less favorable to Parent than those contemplated by the Debt Commitment Letter.
“Fraud” – with respect to any Person, (a) an actual, intentional and knowing common law fraud with respect to any statement in any representation or warranty set forth in Article 2 and Article 3 on which the other Party to this Agreement relies to its material detriment, as finally determined by a court of competent jurisdiction, or (b) any intentional misrepresentation or intentional omission by such Person with respect to any material fact in connection with the Contemplated Transactions with the intent to deceive and mislead another Party, as finally determined by a court of competent jurisdiction; provided, however, that such actual, intentional and knowing common law fraud shall only be deemed to exist if such Person, in each case had (1) actual knowledge (as opposed to imputed or constructive knowledge) on the Execution Date that such representations and warranties (as qualified by the Schedules to this Agreement) were false when made and (2) the actual and specific intent to deceive and mislead a Party and to receive a material benefit from such deception and misleading.
“FTC” – as defined in Section 5.5(a).
“Fundamental Representations” – those representations set forth in Section 2.1, Section 2.2, Section 2.3, and Section 2.6.
“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” – any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, legislature, commission or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral body or arbitrator (public or private).
“Group” – either Buyer Group or Seller Group, as applicable.
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“Hazardous Materials” – any chemical, constituent, material, pollutant, contaminant, substance or hazardous or toxic waste that is regulated by any Governmental Body or may form the basis of liability under Environmental Law.
“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and imbalances under gathering or transportation agreements.
“Income Taxes” – (i) income or franchise Taxes based upon, measured by or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated) or (ii) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (i) above.
“Individual Claim Threshold” – as defined in Section 9.5.
“Initial Brief” – as defined in Section 1.5(d).
“Initial Scheduled Closing Date” – as defined in Section 1.3.
“Instruments of Conveyance” – the Assignment, Deed and the DGS Assignment Agreement.
“Interest Reduction” – as defined in clause (a) of the definition of “Permitted Encumbrances”.
“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of
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inquiry. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Clay Morgan (Vice President, Corporate Development), Jason Hildebrand (Vice President, Mid-Continent and South Texas Business Unit), Lindsey N. Miles (Vice President, Land & Regulatory), Darrell Kelly (Vice President, Health, Safety and Environment), and Daniel Guffey (Senior Vice President, Corporate Finance). Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Todd Falk (Chief Accounting Officer) and Clay Rynd (Executive Vice President, Investments).
“Lands” – as set forth in the definition of “Assets”.
“Leases” – as set forth in the definition of “Assets”.
“Legal Requirement” – any federal, state, local, municipal, foreign, international or multinational law, act, Order, code, constitution, ordinance or rule, including rules of common law, regulation, statute, or treaty.
“Lowest Cost Response” – the response required or allowed under applicable Environmental Laws in effect on the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to plugging and abandonment obligations or the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM.
“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that (a) has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole, (b) is reasonably likely to result in Damages, individually or in the aggregate, in an amount in excess of 15% of the unadjusted Purchase Price or (c) prevents or materially delays the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing (including Seller’s obligations to consummate the transactions contemplated hereunder at the Closing). Notwithstanding the foregoing, the term “Material Adverse Effect” shall not include material adverse effects resulting from: (i) entering into this Agreement or the announcement of the Contemplated Transactions; (ii) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (iii) any action or omission of Seller that is expressly permitted or required by the terms of this Agreement or with the prior written consent or prior written request of Buyer; (iv) any effect resulting from general changes in industry, economic or political conditions in the United States; (v) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar
Appendix I - 18

disorder; (vi) any failure to meet internal or third party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or working interest owner to develop all or a portion of any Subject Assets, or any other action taken or failed to be taken by a Third Party operator or owner of working interests with respect to any Subject Assets; (vii) changes or developments in financial or securities markets or the economy in general; (viii) the outbreak or continuation of any disease, epidemic or pandemic (including the continuation of COVID-19 or any variation thereof); (ix) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (x) acts of God, including hurricanes or storms; (xi) any reclassification or recalculation of reserves in the ordinary course of business; (xii) natural declines in well performance; (xiii) general changes in Legal Requirements, in regulatory policies, or in GAAP (or the interpretation thereof); (xiv) seasonal reductions in revenues or earnings of Seller in the ordinary course of its business; (xv) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; provided that any matter referred to in the immediately preceding clauses (ii), (iv), (v), (viii), or (x) will be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent such event adversely affects, or is reasonably expected to adversely affect, Seller in a disproportionately adverse manner relative to other exploration and production companies operating in areas in which Seller operates.
“Material Contracts” – as defined in Section 2.9.
“NAESB Base Contract” – as defined in Section 5.6.
“Net Revenue Interest” – with respect to the applicable Target Formation for any Development Unit or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Development Unit or Well within such Target Formation (and subject to any reservations, limitations or depth restrictions described in Exhibit A-4 or Exhibit B, as applicable), after satisfaction of all other Royalties.
“Non-Cost Bearing Interests” – as set forth in the definition of “Assets”.
“Non-Recourse Persons” – any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate or financing source, or financing sources of the Parties.
“NORM” – naturally occurring radioactive material.
“Order” – any binding award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.
“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership and (d) any amendment to any of the foregoing.
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“Other Sources” – other sources of funds immediately available to Buyer or its subsidiaries, with conditions to funding not materially more onerous than those set forth in the Debt Commitment Letter on the date hereof. For the avoidance of doubt, amounts available under Parent’s Credit Agreement, dated as of July 30, 2024, by and among Parent, as borrower, Wells Fargo, National Association, as administrative agent, collateral agent and a letter of credit issuer and the lenders and other parties from time to time party thereto (as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, whether with the original administrative agent and lenders or other agents and lenders or otherwise) shall be an “Other Source”. For the avoidance of doubt, to the extent that any funds from Other Sources are not actually available to Buyer at the Closing, such funds shall not constitute funds of the Buyer or funds available to the Buyer to satisfy its obligations under this Agreement.
“Outside Date” – as defined in Section 8.1(d).
“Parent” – as defined in the preamble to this Agreement.
“Parent Guarantee” – as defined in Section 12.17.
“Party” or “Parties” – as defined in the preamble to this Agreement.
“Party Affiliate” – as defined in Section 12.15.
“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, exemptions, waivers, registrations, notifications, determinations and related instruments or rights solely relating to the ownership, operation or use of the Assets, excluding FCC Licenses.
“Permitted Consent” – any Consent that is not a Required Consent.
“Permitted Encumbrance” – any of the following:
(a)the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not: (i) materially interfere with the operation or use of any of the Assets (as currently operated and used); (ii) operate to reduce the Net Revenue Interest of Seller with respect to the applicable Target Formation(s) for any Development Unit or Well to an amount less than the Net Revenue Interest set forth for such Target Formation(s) in Exhibit A-4 or Exhibit B, as applicable, for such Development Unit or Well; or (iii) obligate Seller to bear a Working Interest for the applicable Target Formation(s) of any Development Unit or Well in any amount greater than the Working Interest set forth for such Target Formation(s) in Exhibit A-4 or Exhibit B, as applicable, for such Development Unit or Well (unless the Net Revenue Interest for such Target Formation(s) for such Development Unit or Well is greater than the Net Revenue Interest set forth in Exhibit A-4 or Exhibit B for such Target Formation(s) in the same or greater proportion as any increase in such Working Interest) (clauses (ii) and (iii), collectively an “Interest Reduction”);
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(b)any Preferential Purchase Rights, Consents and similar agreements, in each case, that are either (i) set forth on Schedule 2.10, or (ii) not applicable to the transactions contemplated by this Agreement; except, in each case of subparts (i) and (ii) to the extent pertaining to a prior exercise of, breach of, or failure to comply with, the terms thereof by Seller or any predecessors in title if such prior breach or failure has actually resulted in an Interest Reduction;
(c)excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment;
(d)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested through appropriate proceedings in good faith and if so contested, are identified on Schedule PE;
(e)all rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;
(f)Encumbrances or defects that Buyer has expressly waived in writing;
(g)Encumbrances or defects arising out of or relating to the matters described on Schedule 2.5;
(h)all Legal Requirements and all rights reserved to or vested in any Governmental Body: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;
(i)rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership, in each case, to the extent that the same does not (i) materially impair the use or operation of the Assets as currently used and operated, or (ii) result in an Interest Reduction;
(j)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation, use or value of the Assets as currently operated and used;
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(k)any (i) liens created under the terms of the Leases, Surface Fee Properties, Easements and Surface Interests, or the Contracts, (ii) materialman’s liens, warehouseman’s liens, workman’s liens, carrier’s liens, mechanic’s liens, vendor’s liens, repairman’s liens, employee’s liens, contractor’s, operator’s liens, construction liens, (iii) liens pursuant to any applicable federal or state securities Legal Requirement, and (iv) any other similar liens arising in the ordinary course of business that, in each case of (i), (ii), (iii) or (iv), secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by any Legal Requirement), or, if delinquent, that are being contested in good faith by appropriate Proceedings and set forth on Schedule PE;
(l)(i) Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller and set forth on Schedule PE; and (ii) any drilling obligations included in Leases so long as Seller is not in breach of such obligations;
(m)with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Seller as the owner of any Assets;
(n)any Encumbrance affecting the Assets that is discharged at or prior to Closing;
(o)defects based solely on (i) assertions that Seller’s files lack information (including title opinions), (ii) the lack of Third Party records, or the unavailability of, or delay in obtaining, information from any Governmental Body, or (iii) references in any instrument in Seller’s chain of title to any document that is not contained in Seller’s files in each case of the foregoing clauses (i) – (iii), to the extent Seller is not relying on such information or records to prove Defensible Title to any of the Assets (or portions thereof);
(p)lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar Royalties if the net cumulative effect of such Royalties does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used) or (ii) result in an Interest Reduction;
(q)defects or irregularities of title: (i) as to which the relevant statute(s) of limitations, prescription or the doctrine of adverse possession would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) solely consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting solely from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages (including mortgages on the lessor’s interest under a Lease,
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whether or not subordinate to such Lease) that have expired by their own terms unless affirmative evidence shows that such failure results in or is reasonably likely to result in another Person’s superior claim of title to the affected Assets; (vi) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the applicable Asset; (vii) based on a gap in Seller’s chain of title: (A) so long as such gap does not provide a Third Party with a superior claim; or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (viii) consisting of or arising from (A) any Lease containing no pooling or unitization provision, or containing a pooling or unitization provision that is insufficient to authorize the pooling or unitization of all or any portion of the lands, depths or formations covered thereby for the drilling, completion or production of any horizontal Well, or (B) the lack of a lease amendment or consent of any Royalty interest or mineral interest holder authorizing pooling or unitization;
(r)plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);
(s)calls on Hydrocarbon production under existing Contracts;
(t)defects in a Lease that is held by production, and is not presently producing, where such Lease is maintained pursuant to any other terms of the Leases, including shut-in or force majeure;
(u)defects arising from failure of any non-participating royalty owners to ratify a unit;
(v)all defects or irregularities, to the extent affecting depths, intervals, formations, or strata outside of the applicable Target Formation(s) of a Development Unit or Well;
(w)any matters referenced or set forth on Exhibit A-1, Exhibit A-4, or Exhibit B or described in Schedule PE;
(x)any maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements or similar Contracts, or failure to obtain waivers thereof in connection with any assignment in Seller’s chain of title or the transactions contemplated by this Agreement;
(y)defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, or any challenges to the validity of, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent: (i) such Well has been properly permitted by the applicable Governmental Body; or (ii) the allocation of Hydrocarbons produced from such Well
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among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production (unless such allocation methodology has been finally and conclusively determined by a Governmental Body to be invalid or unreasonable, and such determination has resulted in an Interest Reduction);
(z)defects based solely on a lack of a recorded declaration of pooled unit, designation of pooled unit, pooling declaration, or similar instrument evidencing the exercise of pooling, unitization, or communitization authority under any Lease, operating agreement, pooling order, or order of any Governmental Body (including the TX RRC);
(aa)zoning and planning ordinances and municipal regulations to the extent they do not materially interfere with the operation or use of any of the Assets (as currently operated and used);
(ab)with respect to any Well that has not been completed as a producing well as of the Execution Date, defects based on Buyer’s change (or desired change) in the surface or bottomhole location, borehole or drainhole path, well or operational plan, or operational technique in compliance with this Agreement;
(ac)the inability to access any surface location of the Assets other than the site of a currently producing Well;
(ad)defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor, unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and, in such case, such mortgage has not been subordinated to the Lease applicable to such Asset;
(ae)except to the extent such delay or failure has resulted in a Third Party’s superior claim of title to the affected Well or Development Unit, any (i) failure of the records of any Governmental Body to reflect Seller as the owner of any Asset; provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county; or (ii) delay or failure of any Governmental Body to approve the assignment of any Property to Seller or any predecessor in title to Seller; provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, unless such approval has been expressly denied or rejected in writing by such Governmental Body;
(af)the lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, and (iii) in the case of a well or other operation that has not been commenced, (including in the case of a Prospective Unit for which there are no existing development operations), any
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permits, easements, rights of way, communitization agreements, pooling agreements, pooling orders, production sharing agreements, unit designations, joint operating agreements, spacing orders or similar arrangements, or evidence of production or drilling units that are not yet obtained, formed, or created;
(ag)with respect to any Development Unit, the absence, pendency or delay of any such pooling, unitization or communitization order or approval of any Governmental Body (including the TX RRC), or of any election thereunder, so long as an application therefor has been filed and is being pursued or Seller (or the applicable operator) remains entitled to file the same;
(ah)defects or irregularities arising from death, intestacy, succession or heirship matters (including unprobated estates, unknown or unlocatable heirs or devisees, or the lack of probate proceedings or heirship instruments of record), in each case, where the applicable death occurred seven years or more prior to the Effective Time, absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter;
(ai)any defect or irregularity arising from Seller’s title to or interest in any Asset arising under, or being evidenced by, any unrecorded instrument or agreement (including any agreement of the type described in clause (z) of the definition of “Defensible Title”), or from the absence of a recorded assignment or memorandum in respect thereof, so long as Seller is entitled to such interest pursuant to the terms of the applicable instrument or agreement and no counterparty thereto has repudiated, or challenged in writing, Seller’s entitlement thereto;
(aj)the expiration or termination of any Lease after the Closing Date in accordance with its terms, except to the extent such expiration or termination results from Seller’s breach of such Lease or this Agreement;
(ak)defects based upon Tax assessment, Tax payment or similar records, or the absence of such activities or records, unless Buyer provides affirmative evidence that such records (or the absence thereof) have resulted in an Encumbrance on, or a Third Party’s superior claim of title to, the affected Well or Development Unit, to the extent the same does not result in an Interest Reduction; and
(al)any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with Section 4.2.
“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM
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International Standard Practice for Environmental Site Assessments (Designation E1527-21) or any other similar visual site assessment or review of records, reports or documents.
“Phase II Environmental Site Assessment” – a Phase II environmental property assessment of the Assets that satisfies the requirements set forth under the current ASTM International Standard Practice for Phase II Environmental Site Assessment Process (Designation E1903-19) or any other similar site investigation involving sampling, testing, and analysis of environmental media or building materials, and the review of related, reports, or documents.
“Post-Closing Date” – as defined in Section 1.5(d).
“Post-Closing Relocation” – as defined in Section 11.1.
“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 1.5(c), based upon the best information available at the time of the Closing; provided, however, that the Purchase Price adjustment contemplated by Section 1.5(c)(ii)(E), shall not be taken into account in the calculation of the Preliminary Amount and such adjustment shall only be made in connection with the Final Settlement Statement.
“Preliminary Settlement Statement” – as defined in Section 1.3.
“Proceeding” – any proceeding, action, arbitration, audit, claim, complaint, demand, grievance, order, examination, subpoena, enforcement, inquiry, assessment, hearing, investigation, litigation or suit (whether civil, criminal, administrative, arbitral, or investigative) commenced, brought, conducted or heard by or before any Governmental Body.
“Production Related IT Equipment” – as set forth in the definition of “Assets”.
“Property” or “Properties” – collectively, the Leases, the Lands, the Conveyed Non-Cost Bearing Interests, the Wells and the Units (including the Development Units), without duplication.
“Property Costs” – without duplication, all operating expenses (including utilities, payroll, costs of insurance, rentals, title examination and Third Party overhead costs), capital expenditures (including rentals, options and other lease maintenance payments, broker fees, other property acquisition costs and customary land payments (x) incurred prior to the Execution Date and set forth on Schedule 1.5(c)(i)(C) or (y) incurred on or after the Execution Date in accordance with this Agreement, including in connection with the activities set forth on Schedule 4.2) and costs of acquiring equipment, in each case, incurred in the ordinary course of business attributable to the use, operation and ownership of the Subject Assets; provided that, without limiting the Assumed Liabilities, Damages attributable to the following shall be excluded from
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Property Costs: (a) personal injury or death, property damage, torts, breach of contract or violation of any Legal Requirement; (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits on or prior to the Closing Date, unless such operations and amounts are described on Schedule 4.2; (c) Environmental Liabilities; (d) costs incurred to cure or remediate Title Defects or Environmental Defects; (e) obligations with respect to Imbalances; (f) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Subject Assets but held in suspense, including Suspense Funds; (g) Taxes; and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.
“Prospective Units” – as set forth in the definition of “Development Unit”.
“Public Transaction Statement” – as defined in Section 12.12(b).
“Purchase Price” – as defined in Section 1.2.
“Qualifying Offer” – an offer of employment by Buyer to an Employee that (a) provides for a principal work location that is not more than 50 miles from such Employee’s principal work location immediately prior to the Closing Date, and (b) provides for compensation and benefits that satisfy the Compensation and Benefits Standards.
“Records” – as set forth in the definition of “Assets”.
“Regulatory Environmental Defect” – as defined in Section 10.10(a).
“Reply Brief” – as defined in Section 1.5(d).
“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Required Consent” – any Consent right held by a Third Party that: (a) is expressly denied in writing by the holder of such Consent; or (b) contains a provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of material liquidated damages or (iii) causes termination of the applicable Assets to be assigned; provided, however that term “Required Consent” shall not include: (A) any Consent that, by its express terms, cannot be unreasonably withheld, conditioned or delayed by the holder thereof (other than any Consent of the type described in clause (b) that is expressly denied in writing prior to Closing) or (B) any Customary Post-Closing Consents.
“Required Information” – as defined in Section 5.12(a).
“Retained Assets” – any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded
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from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.
“Retained Litigation” – the litigation set forth in Schedule 2.5, Part B, and specifically subject to the limitations set forth therein.
“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of Hydrocarbon production.
“Sale Area” means DeWitt, Gonzales and Karnes Counties, Texas.
“Sanctioned Jurisdiction” shall mean any country or region that is the target of comprehensive sanctions prohibiting dealings with such country or region (at the time of the Execution Date, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” shall mean any Person that is (a) listed on any sanctions-related list of designated or blocked persons administered by the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations or the European Union; (b) the government of or located in, resident in, or organized under the laws of a Sanctioned Jurisdiction; (c) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019; or (d) fifty percent (50%) or more owned or, where relevant under applicable Sanctions Laws, controlled by a person or persons described in clauses (a) through (c).
“Sanctions Laws” shall mean any Legal Requirements relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the sanctions Legal Requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any EU Member State, and (e) the United Kingdom.
“Scheduled Closing Date” – the Initial Scheduled Closing Date; provided that, if Buyer timely and properly exercises its right to extend the Scheduled Closing Date by delivering a written election of the same and delivering the Additional Deposit Amount to the Escrow Agent pursuant to Section 1.3, then the Scheduled Closing Date shall be deemed to be January 1, 2027.
“SEC” – the Securities and Exchange Commission or any successor thereto.
“Securities Act” – the Securities Act of 1933.
“Seller” – as defined in the preamble to this Agreement.
“Seller Allocated Matters” – as set forth in the definition of “Assets”.
“Seller Closing Documents” – as defined in Section 2.2(a).
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“Seller Employee” – as defined in Section 5.9.
“Seller Group” – Seller and its Affiliates, and their respective Representatives.
“Seller-Operated Assets” – any of the Subject Assets operated by Seller or any Affiliate of Seller.
“Seller’s 401(k) Plan” – as defined in Section 11.3.
“Settlement Price” – with respect to volumes of Hydrocarbons: (a) for Assets in the Blackhawk area, $66.25 per bbl and for Assets in the Whitetail area, $67.75 per bbl, as applicable; or (b) $2.82 per Mcf.
“Special Warranty Defect” – any Title Defect that is asserted by Buyer if such Title Defect would also constitute a breach of the special warranty provided by Seller in the Instruments of Conveyance.
“Specified Hydrocarbon Deductions” – with respect to Hydrocarbons, and without duplication (and excluding any of the foregoing amounts previously deducted by Third Parties from amounts “actually received” by a Party), the amount of all (a) Royalties applicable to such Hydrocarbons, (b) marketing, transportation fees and other post-production costs charged by Third Parties (other than Taxes) in respect of such Hydrocarbons and (c) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons.
“Specified Liabilities” – Damages and obligations arising out of (a) Third Party claims with respect to the disposal or transportation prior to Closing of any Hazardous Materials taken from the Assets to any location that is not an Asset and related to or arising out of the ownership or operation of the Assets by Seller or its Affiliates, net to Seller’s undivided ownership interest in the Assets as of immediately prior to Closing; (b) Third Party claims with respect to personal injury (including death) occurring prior to Closing and related to or arising out of the ownership or operation of the Assets by Seller or its Affiliates, net to Seller’s undivided ownership interest in the Assets as of immediately prior to Closing; (c) Third Party claims with respect to the failure to properly and timely pay Royalties with respect to the Assets or sales of Hydrocarbons produced from or attributable to the Assets, in each case attributable to Seller’s or its Affiliates’ ownership period of the Assets prior to the Effective Time; (d) the Retained Litigation; (e) (i) subject to Article 11, any Continuing Employee, to the extent related to any period before the Closing Date or any act or omission of Seller or its Affiliates, (ii) except for obligations arising out of any Benefit Plans that are expressly assumed pursuant to Article 11, any Benefit Plan, or (iii) any liabilities of Seller or its Affiliates (A) under Section 302 or Title IV of ERISA or Section 412 of the Code, (B) with respect to any multiemployer plan (within the meaning of Section 3(37) of ERISA), or (C) under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (after giving effect to Section 11.2); (f) (1) Asset Taxes allocable to Seller pursuant to Section 12.2(c) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (A) the adjustments made pursuant to Section 1.5 and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 12.2(c)(iii)), (2) Income Taxes of Seller or its Affiliates, and (3) any Taxes attributable to the
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Excluded Assets; and (g) any fines or penalties imposed on or required by any Governmental Body and arising from or relating to the violation of applicable Legal Requirements (other than Environmental Laws) by Seller or its Affiliates occurring prior to the Effective Time in connection with the ownership or operation of the Assets.
“Specified Receivables” – as defined in Section 1.5(c)(i)(D).
“Straddle Period” – any Tax period beginning before and ending after the Effective Time.
“Subject Assets” – as set forth in the definition of “Assets”.
“Surface Fee Properties” – as set forth in the definition of “Assets”.
“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Subject Assets that are payable to any Third Party and are being held in suspense by Seller or its Affiliate as the operator of such Subject Asset.
“Target Formation” – with respect to: (a) each Development Unit, the applicable target formation(s) described and depicted on Schedule TF and specified as a Target Formation for such Development Unit on Exhibit A-4; and (b) each Well, the currently producing formation (or, if such Well is not producing, the last productive formation (if such Well has previously produced) or the target landing formation, as applicable) for such Well.
“Tax” or “Taxes” – any and all federal, state, provincial, local, foreign and other taxes, assessments, duties, levies, imposts, fees, and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, together with any interest, penalties, fines or additions thereto.
“Tax Allocation” – as defined in Section 1.7(b).
“Tax Contest” – as defined in Section 12.2(g).
“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Party” – any Person other than a Party or an Affiliate of a Party.
“Threatened” – a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors or employees that would lead a prudent Person to conclude that such a
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claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
“Title Benefit” – as defined in Section 10.7(a).
“Title Benefit Notice” – as defined in Section 10.7(a).
“Title Benefit Property” – as defined in Section 10.7(a).
“Title Benefit Value” – as defined in Section 10.7(a).
“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title other than the following (which shall not be considered Title Defects):
(a)defects arising from any change in applicable Legal Requirements after the Execution Date, including any such change that increases any Royalty or other payment due;
(b)defects arising from any prior oil and gas lease taken more than 10 years prior to the Effective Time relating to the Lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets; and
(c)defects that affect only which non-Seller Person has the right to receive Royalty payments or Working Interest payments, rather than the amount or the proper payment of such Royalty or Working Interest payment.
“Title Defect Cure Period” – as defined in Section 10.5(a).
“Title Defect Notice” – as defined in Section 10.3.
“Title Defect Property” – as defined in Section 10.3.
“Title Defect Value” – as defined in Section 10.3.
“Trade Control Laws” shall mean Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code , the Arms Export Control Act (22 U.S.C. Chapter 39), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Act of 1979 (50 U.S.C. Chapter 56), the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Traffic in Arms Regulations (22 C.F.R. Parts 120 – 130), the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part 30), and all antiboycott laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service, customs and import Legal Requirements administered by U.S. Customs and Border Protection, and any similar export control, antiboycott, import, or customs Legal Requirements of any country in which the
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Seller is performing activities, except to the extent inconsistent with United States Legal Requirements.
“Transaction Documents” – (a) this Agreement, (b) the Instruments of Conveyance, (c) the Escrow Agreement, (d) the Buyer’s Closing Documents and the Seller Closing Documents and (e) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing or delivered by a Party at Closing.
“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Buyer or the filing or recording of any assignments related to the transfer of the Assets to Buyer.
“Transferred Cores” – as set forth in the definition of “Assets”.
“Transition Services Agreement” – as defined in Section 4.6.
“Transition Services” – as defined in Section 4.6.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“TX RRC” – the Railroad Commission of Texas (or its successor agency or agencies).
“Union” means any union, works council, employee representative body, or similar labor organization.
“Units” – as set forth in the definition of “Assets”.
“WARN Act” – as defined in Section 11.6.
“Wells” – as set forth in the definition of “Assets”.
“Working Interest” – with respect to the applicable Target Formation of any Development Unit or Well, the interest in and to such Development Unit or Well, as applicable, as to such Target Formation that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Development Unit or Well (in each case, limited to the applicable Target Formation and subject to any reservations, limitations or depth restrictions described in Exhibit A-4 for such Development Unit or Exhibit B for such Well), but without regard to the effect of any Royalties or other burdens.
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